As filed with the Securities and Exchange Commission on April
11, 1995.
                               Registration No. 33-__________

              SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549



                          FORM S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                      Hibernia Corporation
        (Exact name of Registrant as specified in its charter)

      LOUISIANA                                 72-0724532
    (State or other                           (I.R.S. Employer
jurisdiction of incorporation              Identification Number)
   or organization)

                     Hibernia Corporation
                     313 Carondelet Street
                  New Orleans, Louisiana 70130
                       (504) 533-5552
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                     Gary L. Ryan, Esq.
              Vice President and Associate Counsel
                     Hibernia Corporation
                     313 Carondelet Street
                  New Orleans, Louisiana 70130
                       (504) 533-5560
      (Name, address, including zip code, and telephone number, including area code, of agent for service)


                     Copies to:
               Patricia C. Meringer, Esq.
             Associate Counsel and Secretary
                  Hibernia Corporation
             225 Baronne Street, 11th Floor
              New Orleans, Louisiana 70112
                     (504) 533-2486


Virginia Boulet, Esq.                   Charles L. Evans, Esq.
Phelps Dunbar, L.L.P.                   McGlinchey Stafford Lang
30th Floor, 400 Poydras Street          A Law Corporation
New Orleans, Louisiana 70130-3245       2777 Stemmons Freeway
(504) 566-1311                          Dallas, Texas 75207
                                        (214) 634-3939



APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement

     If the securities being registered on this form are being
offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the
following box.   -------
                /      /
                -------


             CALCULATION OF REGISTRATION FEE




                                                       Proposed    Proposed
                                                       maximum     maximum
Title of each                          Amount          offering    aggregate
class of securities                    to be           price per   offering          Amount of
to be registered                     registered        unit (1)    price (1)     registration fee (1)

Class A Common Stock, no par value   2,500,000 shares    $2.61     $6,525,000       $2249.82

(1)     Based upon the book value of the Common Stock of Progressive Bancorporation, Inc. on December 31,
1994 and estimated solely for the purpose of calculating the registration fee in accordance with Rule
457(f)(2) under the Securities Act of 1933.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                          HIBERNIA CORPORATION

      Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K

Item of Form S-4                                  Location or Caption in Prospectus

1.  Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus....................................Introduction

2.  Inside Front and Outside Back
    Cover Pages of Prospectus.....................Table of Contents; Available
                                                  Information

3.  Risk Factors, Ratio of Earnings to
    Fixed Charges, and Other
    Information...................................Summary; The Merger; Meeting
                                                  Information

4.  Terms of the Transaction......................Summary; The Merger

5.  Pro Forma Financial Information...............Summary; Pro Forma Financial
                                                  Information

6.  Material Contacts with the
    Company Being Acquired........................Not Applicable

7.  Additional Information Required
    for Reoffering by Persons and
    Parties Deemed to be Underwriters.............Not Applicable

8.  Interests of Named Experts and Counsel........Validity of Shares

9.  Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities...............................Not Applicable

10. Information with Respect to S-3
    Registrants...................................Certain Information About Hibernia

11. Incorporation of Certain
    Information by Reference......................Available Information; Incorporation
                                                  by Reference

12. Information With Respect to S-2 or
    S-3 Registrants...............................Not Applicable

13. Incorporation of Certain
    Information by Reference......................Incorporation by Reference

14. Information with Respect to
    Registrants Other Than S-3 or S-2
    Registrants...................................Not Applicable

15. Information With Respect to S-3
    Companies.....................................Not Applicable

16. Information With Respect to S-2 or
    S-3 Companies.................................Not Applicable

17. Information With Respect to
    Companies Other Than S-2 or S-3
    Companies.....................................Available Information; Incorporation
                                                  by Reference; Certain Information
                                                  Concerning Progressive; Consolidated
                                                  Financial Statements of Progressive

18. Information if Proxies, Consents or
    Authorizations Are to be Solicited............Incorporation by Reference;
                                                  Summary; Meeting Information; The
                                                  Merger; Rights of Dissenting
                                                  Shareholders; Beneficial Ownership
                                                  of Directors, Executive Officers and
                                                  Principal Shareholders of Progressive

19. Information if Proxies, Consents or
    Authorizations Are Not to be
    Solicited, or in an Exchange Offer............Not Applicable



                       PROGRESSIVE BANCORPORATION, INC.
                          One Progressive Square
                         Houma, Louisiana  70360

                             April __, 1995



Dear Shareholder:

           You are cordially invited to attend a Special Meeting of Shareholders of Progressive Bancorporation, Inc. ("Progressive") to be held on __________, May __, 1995, at __ a.m., Central time, at the main office of Progressive Bank and Trust Company, One Progressive Square, Houma, Louisiana.

           At the meeting, holders of Common Stock of Progressive will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Agreement"), between
Progressive and Hibernia Corporation ("Hibernia"), pursuant to which Progressive will be merged with and into Hibernia (the
"Merger"), all as more fully described in the attached Proxy
Statement-Prospectus.  You are urged to read carefully the Proxy
Statement-Prospectus for a more complete description of the terms of the Agreement and the proposed Merger.

           The Agreement and the Merger contemplated thereby have been approved unanimously by your Board of Directors. The Board believes, based on its own analysis and the opinion of Progressive's financial advisor (all of which are described in the accompanying Proxy Statement-Prospectus), that the proposed
Merger is in the best interests of Progressive's shareholders.
As a result of the Merger, holders of Common Stock of Progressive will become shareholders of Hibernia and own common stock which is publicly traded on the New York Stock Exchange, Inc. With its greater financial resources and ability to offer a broad range of financial services, the Board believes that Hibernia is better able to compete in the current market environment. Holders of Preferred Stock of Progressive will receive cash in the amount of $12.50 per share plus all accrued and unpaid dividends on their shares. We believe the Merger presents a rare opportunity for our shareholders, and I urge holders of Common Stock of Progressive to vote their shares in favor of this transaction.

           Your Board of Directors recommends that you vote your shares of Common Stock of Progressive "FOR" the Agreement and the proposed Merger by marking, signing, dating and returning the proxy card, which is enclosed if you are a holder of Common Stock of Progressive, promptly in the accompanying envelope.

                                          Very truly yours,



                                          John H. Laing
                                          President


                       PROGRESSIVE BANCORPORATION, INC.
                         One Progressive Square
                         Houma, Louisiana 70360

                 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD MAY ___, 1995

To the Shareholders of
Progressive Bancorporation, Inc.:

           Notice is hereby given that a Special Meeting of Shareholders of Progressive Bancorporation, Inc., a Louisiana corporation ("Progressive"), is to be held on _____________, May ___, 1995, at ____ a.m., Central time, at the main office of Progressive Bank and Trust Company, One Progressive Square, Houma, Louisiana, for the following purposes:

    1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger, between Progressive and Hibernia Corporation ("Hibernia"), dated as of December 1, 1994, and the related Merger Agreement (collectively, the "Agreement"), pursuant to which (i) Progressive will be merged with and into Hibernia (the "Merger"); (ii) upon consummation of the Merger, each outstanding share of Common Stock of Progressive will be converted into approximately 4.0475 shares of Common Stock of Hibernia as determined in accordance with the Agreement and each outstanding share of Preferred Stock of Progressive will be converted into the right to receive cash in the amount of $12.50 per share plus all undeclared and accumulated dividends thereon; and (iii) Progressive Bank and Trust Company will be merged with and into Hibernia National Bank.

     2. To transact such other business as may properly come before the Special Meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on April ___, 1995 as the record date for determining shareholders entitled to receive notice of, and to vote at, the Special
Meeting or any adjournment thereof. Only holders of Common Stock of Progressive are entitled to vote on the matters to be presented at the Special Meeting.

     As more fully described in the accompanying Proxy Statement-Prospectus, dissenting holders of Common Stock of Progressive who comply with the procedural requirements of the Louisiana Business Corporation Law attached as Appendix C to the Proxy Statement-Prospectus will be entitled to receive payment of the fair cash value of their shares if the Merger is effected upon approval by less than 80% of the total voting power of Progressive.

     Your vote is important regardless of the number of shares of Common Stock of Progressive that you may own. Whether or not you plan to attend the Special Meeting, please mark, date and sign the proxy card that is enclosed if you are a holder of Common Stock of Progressive and return it promptly in the enclosed, postage-paid envelope. Your proxy may be revoked at any time prior to the vote at the Special Meeting by notice to the Secretary of Progressive or by execution and delivery of a later dated proxy.

                           BY ORDER OF THE BOARD OF DIRECTORS


                           Elton A. Arceneaux, Jr.
                           Secretary

Houma, Louisiana
April ___, 1995



                                 PROSPECTUS
                             2,500,000 SHARES

                          HIBERNIA CORPORATION
                          Class A Common Stock


                            PROXY STATEMENT
                     Progressive Bancorporation, Inc.
                     Special Meeting of Shareholders
                       to be held on May __, 1995


    This Proxy Statement-Prospectus is being furnished to the shareholders of Progressive Bancorporation, Inc. ("Progressive") in connection with the solicitation of proxies by Progressive's Board of Directors for use at the Special Meeting of Progressive shareholders to be held at ______ _.m., Central time, on ___________, May __, 1995, at One Progressive Square, Houma, Louisiana, and at any adjournment thereof (the "Special Meeting").

     At the Special Meeting, the shareholders of Progressive will consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 1, 1994, by and between Hibernia Corporation ("Hibernia") and Progressive, and the related Merger Agreement (collectively, the "Agreement"), pursuant to which Progressive will merge (the "Merger") with and into Hibernia. Upon consummation of the Merger, each outstanding share of Common Stock of Progressive, $.10 par value ("Progressive Common Stock"), will be converted into approximately 4.0475 shares of Class A Common Stock of Hibernia, no par value ("Hibernia Common Stock") and each share of Class A Preferred Stock of Progressive, $1.00 par value ("Progressive Preferred Stock"), will be converted into the right to receive cash in the amount of $12.50 plus all undeclared and accumulated dividends thereon. A copy of the Agreement is included herein as Appendix A to this Proxy Statement-Prospectus. See "The Merger."

     This document also constitutes a prospectus of Hibernia with respect to the Hibernia Common Stock to be issued to the shareholders of Progressive pursuant to the terms of the Merger. The outstanding shares of Hibernia Common Stock are, and the shares offered hereby will be, listed on the New York Stock Exchange, Inc. (the "NYSE"). The last reported sale price of Hibernia Common Stock on the NYSE on April __, 1995 was $__________ per share.




      THE SHARES OF HIBERNIA COMMON STOCK OFFERED HEREBY ARE NOT
      SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK
         OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE
           FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                     OTHER GOVERNMENTAL AGENCY.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION, NOR HAS THE COMMISSION OR ANY STATE
         SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROXY STATEMENT-
             PROSPECTUS.  ANY REPRESENTATION TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.


The date of this Proxy Statement-Prospectus is April ___, 1995.




                          AVAILABLE INFORMATION

     Hibernia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at, and copies thereof may be obtained at prescribed rates from the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511.

     The Hibernia Common Stock is listed for trading on the NYSE and any reports, proxy statements and other information concerning Hibernia may be inspected at its offices which are located at 20 Broad Street, New York, New York 10005.

     Hibernia has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities of Hibernia that may be issued in connection with the transaction described herein. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement or the exhibits thereto. For further information with respect to Hibernia and the Hibernia Common Stock offered hereby, reference is hereby made to such Registration Statement and exhibits. Statements contained in this Proxy Statement-Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of all or any part of the Registration Statement, including exhibits thereto, may be obtained, upon payment of the prescribed fees, at the offices of the Commission and the NYSE, as set forth above.

     All information contained in this Proxy Statement-Prospectus relating to Hibernia and its subsidiaries has been supplied by Hibernia, and all information relating to Progressive has been supplied by Progressive.

                   INCORPORATION BY REFERENCE

     This Proxy Statement-Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available, without charge, to any person receiving this Proxy Statement-Prospectus, including beneficial owners of Progressive Common Stock. The request may be written or oral and should be directed to the Assistant Corporate Secretary of Hibernia Corporation, 313 Carondelet Street, New Orleans, Louisiana 70130, telephone number (504) 533-3411. To ensure timely delivery of the documents, any request should be made by May __, 1995

     The following documents, or the indicated portions thereof, are hereby incorporated by reference into this Proxy Statement-
Prospectus:

     (1) Hibernia's Annual Report on Form 10-K for the year ended December 31, 1994;

     (2) Hibernia's definitive Proxy Statement dated March 17, 1995 relating to its 1995 Annual Meeting of Shareholders held on April 18, 1995, except the information contained under the headings "Executive Compensation -- Report of the Executive Compensation Committee" and "-- Stock Performance Graph";

     (3) The description of Hibernia Common Stock set forth in Hibernia's Current Report on Form 8-K dated November 2, 1994;

     (4)  Those certain Current Reports on Form 8-K dated January
27, 1995, March 2, 1995 and March 20, 1995 (as amended),
respectively.

     (5) All other reports subsequently filed by Hibernia with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference from the date such documents are filed.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement-Prospectus to the extent that a statement in this Proxy Statement-Prospectus, or any subsequently filed document that is also incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

     No person is authorized to give any information or to make any representations other than those contained herein and, if given or made, such information or representations may not be relied upon as having been authorized. This document does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Hibernia or Progressive since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.




                             TABLE OF CONTENTS

SUMMARY.................................................... i

MEETING INFORMATION........................................ 1
  Solicitation and Revocation of Proxies................... 1
  Vote Required............................................ 2
  Recommendation........................................... 2

THE MERGER................................................. 2
  Consideration to be Received in the Merger............... 3
  Conversion of Shares..................................... 3
  Surrender and Exchange of Certificates................... 4
  Background of and Reasons for the Merger................. 4
  Opinion of Financial Advisor............................. 6
  Representations and Warranties; Conditions to
    the Merger; Waiver.....................................11
  Regulatory Approvals.....................................11
  Business Pending the Merger..............................12
  Effective Date of the Merger; Termination................12
  Management and Operations After the Merger...............13
  Certain Differences in Rights of Shareholders............14
  Interests of Certain Persons in the Merger...............16
  Employee Benefits........................................17
  Expenses.................................................17
  Material Tax Consequences................................18
  Resale of Hibernia Common Stock..........................19
  Dividend Reinvestment Plan...............................19
  Accounting Treatment.....................................20

RIGHTS OF DISSENTING SHAREHOLDERS..........................21

PRO FORMA FINANCIAL INFORMATION............................23

CERTAIN INFORMATION ABOUT HIBERNIA.........................31
  Supervision and Regulation...............................31

CERTAIN INFORMATION CONCERNING PROGRESSIVE.................33
  Description of Business..................................33
  Supervision and Regulation...............................33
  Competition..............................................34
  Employees................................................35
  Property.................................................35
  Legal Proceedings........................................35
  Market Prices and Dividends..............................35
  Security Ownership of Principal Shareholders
    and Management.........................................36

PROGRESSIVE MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............39

VALIDITY OF SHARES.........................................59

EXPERTS....................................................59

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PROGRESSIVE..60



   Appendix A - Agreement and Plan of Merger...............A-1

   Appendix B - Fairness Opinion of Montgomery
                Securities, Inc............................B-1

   Appendix C - Tax Opinion of Ernst & Young LLP...........C-1

   Appendix D - Selected Provisions of State
                Law Relating to the Rights of
                Dissenting Shareholders....................D-1




                            SUMMARY

     This summary is not intended to be a complete explanation of the matters covered in this Proxy Statement-Prospectus and is qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement-Prospectus, the Appendices hereto and the documents incorporated herein by reference, all of which shareholders are urged to read carefully prior to the Special Meeting. Unless otherwise indicated, historical financial information concerning Hibernia is derived from Hibernia's financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 1994, and financial information about Progressive is derived from Progressive's financial statements included herein under the caption "Consolidated Financial Statements of Progressive."

The Parties to the Merger

     Hibernia. Hibernia is a Louisiana corporation registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). As of December 31, 1994, Hibernia had total consolidated assets of approximately $6.3 billion and shareholders' equity of approximately $557 million. Hibernia has a single banking subsidiary, Hibernia National Bank ("HNB"), a national banking association that provides retail and commercial banking services through approximately 143 branches throughout Louisiana. The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532. See "Certain Information About Hibernia," "Available Information" and "Incorporation By Reference."

     In March of 1995 HNB acquired American Bank, headquartered in Norco, Louisiana ("American Bank"). In addition, from time to time Hibernia investigates and holds discussions and negotiations in connection with possible transactions with other banks and financial institutions. Hibernia has executed definitive merger agreements with two institutions other than Progressive, STABA Bancshares, Inc. ("STABA"), the holding company of State Bank and Trust Company, headquartered in Donaldsonville, Louisiana and Bank of St. John, headquartered in Reserve, Louisiana ("Bank of St. John"). The proposed transactions with STABA and Bank of St. John are subject to various conditions, including applicable regulatory approvals. The completed acquisition of American Bank, and the proposed acquisition of STABA and Bank of St. John are not reflected in the financial statements contained in Hibernia's Annual Report on Form 10-K for the year ended December 31, 1994. Such transactions are described further herein under "Other Pending and Completed Merger Transactions for Hibernia" and under "Pro Forma Financial Information." At the date hereof, Hibernia has not entered into any agreements or understandings with respect to any other significant merger transaction. Although it is anticipated that such transactions may be entered into both before and after the Merger, there can be no assurance as to when or if, or the terms upon which, such transactions may be pursued or consummated.


                    SELECTED FINANCIAL DATA ABOUT HIBERNIA


     The following table sets forth certain consolidated financial information for Hibernia. The Hibernia information is based on the historical financial statements and related notes of Hibernia contained in its Annual Report on Form 10-K for the year ended December 31, 1994. The restated information reflects the impact of the merger with American Bank consummated on March 1, 1995, which was accounted for as a pooling of interests. Pro forma financial information giving effect to the Merger and each of the other pending mergers is included herein under "Pro Forma Financial Information."

HISTORICAL HIBERNIA CORPORATION (1)
SELECTED FINANCIAL INFORMATION
                                                                   Year Ended December 31
Unaudited ($ in thousands, except per share amounts)    1994       1993       1992       1991       1990

Net interest income                                    $260,103   $256,991   $257,074   $282,152   $300,024
Income (loss) from continuing operations                 84,651     61,062      1,963   (139,416)   (17,683)
Per share:
   Income (loss) from continuing operations                0.78       0.57       0.04      (2.64)     (0.34)
   Cash dividends                                          0.19       0.03          -       0.15       0.90
   Book value                                              5.12       4.82       4.17       4.77       7.91


SELECTED PERIOD-END BALANCES

Debt                                                      5,650     30,194     32,587    134,809    146,884
Total assets                                          6,335,782  6,223,061  6,102,592  7,362,964  8,648,989

(1) Refer to "PRO FORMA FINANCIAL INFORMATION".

RESTATED HIBERNIA CORPORATION (2)
SELECTED FINANCIAL INFORMATION
                                                                              Year Ended December 31
Unaudited ($ in thousands, except per share amounts)    1994       1993       1992       1991       1990

Net interest income                                    $265,309   $261,753   $261,394   $285,155   $302,752
Income (loss) from continuing operations                 86,571     62,273      2,964   (139,049)   (17,441)
Per share:
   Income (loss) from continuing operations                0.78       0.57       0.05      (2.53)     (0.32)
   Cash dividends                                          0.19       0.03          -       0.15       0.90
   Book value                                              5.10       4.80       4.15       4.68       7.70


SELECTED PERIOD-END BALANCES

Debt                                                      5,650     30,194     32,587    134,809    146,784
Total assets                                          6,424,040  6,317,199  6,188,874  7,445,266  8,724,922

(2) Refer to "PRO FORMA FINANCIAL INFORMATION".


     Progressive and the Bank. Progressive is a Louisiana corporation registered as a bank holding company under the BHCA. At December 31, 1994, Progressive had total consolidated assets of approximately $141.7 million and shareholders' equity of approximately $9.9 million. Progressive's wholly-owned subsidiary, Progressive Bank and Trust Company (the "Bank"), is a Louisiana state bank having its main office and five other banking branches in Terrebonne and Lafourche Parishes, Louisiana. The Bank engages in a full range of retail and commercial banking services, including taking deposits and extending secured and unsecured credit. At December 31, 1994, the Bank had total deposits of approximately $122 million.

     The executive offices of Progressive are located at One Progressive Square, Houma, Louisiana 70360, and its telephone number at such address is (504) 868-1770. For additional information concerning the business of Progressive and its financial condition and operating results, see "Consolidated Financial Statements of Progressive," "Certain Information Concerning Progressive" and "Selected Financial Information of Progressive."

             SELECTED FINANCIAL INFORMATION OF PROGRESSIVE

     The following selected financial information of Progressive with respect to each year in the five-year period ended
December 31, 1994 has been derived from the consolidated financial statements of Progressive. The information set forth below should be read in conjunction with Progressive's consolidated financial statements, the notes thereto, and "Progressive Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Proxy Statement-Prospectus.

                                                                     Year Ended December 31,

                                                       1994       1993       1992       1991       1990
                                                       (Dollars in thousands, except per share amounts)

Income Statement Data:
  Interest income                                      $ 12,126    $ 11,343  $ 10,694   $ 10,101   $  9,588
  Net interest income                                     7,564       6,630     5,562      4,112      3,211
  Provision for loan losses                                (648)        168       101         30        265
  Other operating income                                  1,356       1,462     1,281        801      1,912
  Non-interest expense                                    5,448       5,611     4,879      4,185      4,280
  Income (loss) before
      extraordinary item                                  4,716       1,391     1,813        653        578
  Extraordinary item                                       (597)       (143)    5,314          -          -
  Net income (loss)                                       4,119       1,248     7,127        653        578
  Unpaid dividends on
    preferred stock                                        (162)       (164)     (179)      (179)      (179)
  Net income (loss)
    applicable to
    common stock                                          3,957       1,084     6,948        474        399

Balance Sheet Data:
  Total assets                                         $141,693    $132,909  $131,305   $114,951   $104,673
  Earning assets                                        129,102     126,027   118,885    108,079     96,405
  Loans (net of unearned
    discount)                                            79,773      73,032    70,323     58,316     58,600
  Deposits                                              121,761     113,666   115,169    106,554     96,439
  Shareholders' equity                                    9,894       6,302     5,101     (2,026)    (2,679)

Per Share Data:
  Income (loss) before
    extraordinary item
    per common share                                     $7.33       $1.94      $2.51      $0.73     $0.62
  Net income (loss)
    applicable to
    common stock                                          6.37        1.71      10.67       0.73      0.62
  Cash dividends                                             -           -         -          -          -
  Book value per
    common share                                         10.55        4.92       2.66      (8.00)    (8.73)

Selected Ratios:
  Return on average assets                                2.93%      0.93%       5.83%      0.60%     0.57%
  Return on average equity                               53.63%     20.65%     190.56%    -33.03%   -23.08%
  Equity to average assets                                5.47%      4.50%       3.06%     -1.80%     2.45%



                PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION
                                 (Unaudited)

     The table on the next page sets forth certain unaudited pro forma combined financial information for Hibernia, after giving effect to the mergers with American Bank, consummated on March 1, 1995 and discussed in Note A to the Pro Forma Combined Financial Statements, and Progressive. The table also gives effect to each of the other probable mergers as discussed in Note D to the Pro Forma Combined Financial Statements. The pro forma information, which reflects the Merger and other probable mergers, using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had any of the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. See "Pro Forma Financial Information" and the "Notes to Pro Forma Combined Financial Statements" contained elsewhere herein.

PRO FORMA HIBERNIA CORPORATION*
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                                   Year Ended December 31
Unaudited ($ in thousands, except per share amounts)    1994       1993       1992

Net interest income                                    $272,873   $268,383   $266,956
Income (loss) from continuing operations                 91,287     63,664      4,777
Per share:
   Income (loss) from continuing operations                0.81       0.57       0.08
   Cash dividends                                          0.19       0.03          -
   Book value                                              5.05       4.75       4.10


SELECTED PERIOD-END BALANCES

Debt                                                     11,846     36,809     37,568
Total assets                                          6,559,580  6,450,108  6,320,179


*  Includes restated Hibernia Corporation and Progressive Bancorporation, Inc.



TOTAL PRO FORMA HIBERNIA CORPORATION**
PRO FORMA COMBINED SELECTED FINANCIAL INFORMATION

                                                         Year Ended December 31
Unaudited ($ in thousands, except per share amounts)    1994       1993       1992

Net interest income                                    $283,527   $278,322   $275,682
Income (loss) from continuing operations                 95,617     66,846      7,442
Per share:
   Income (loss) from continuing operations                0.81       0.57       0.12
   Cash dividends                                          0.19       0.03          -
   Book value                                              4.97       4.67       4.03


SELECTED PERIOD-END BALANCES

Debt                                                     11,846     36,809     37,568
Total assets                                          6,775,701  6,651,806  6,519,435


**  Includes restated Hibernia Corporation, Progressive Bancorporation, Inc.,
     STABA Bancshares, Inc., and Bank of St. John


                      COMPARATIVE PER SHARE INFORMATION
                                   (Unaudited)

     The following table sets forth for Hibernia Common Stock and Progressive Common Stock certain historical, restated, unaudited pro forma combined and unaudited pro forma equivalent per share financial information for and as of the years ended December 31, 1994, 1993 and 1992. Information under the column titled "Historical Hibernia Corporation" is based on, and should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference into this Proxy Statement-Prospectus. Information under the column titled "Restated Hibernia Corporation" reflects the impact of the merger with American Bank consummated on March 1, 1995, which was accounted for as a pooling of interests. Information under the column titled "Historical Progressive Bancorporation, Inc." is based on, and should be read in conjunction with, the historical financial statements and related notes of Progressive contained elsewhere in this Proxy Statement-Prospectus. Information under the column entitled "Pro Forma Hibernia Corporation (With Progressive Bancorporation, Inc.)" is based upon the Pro Forma Financial Statements and related notes contained elsewhere herein. Such pro forma combined information, which reflects the Merger and the other consummated and probable mergers using the pooling of interests method of accounting, is presented for informational purposes only and should not be construed as indicative of the actual operations that would have occurred had any of the mergers been consummated at the beginning of the periods indicated or that may be obtained in the future. The pro forma combined information gives effect to the issuance, in each of the periods presented, of 2,098,968 shares of Hibernia Common Stock for all of the outstanding shares of American Bank, 5,661,291 shares of Hibernia Common Stock for all of the outstanding shares of STABA and Bank of St. John and 2,500,000 shares of Hibernia Common Stock for all of the outstanding shares of Progressive Common Stock, which assumes that each share of Progressive Common Stock will be exchanged for 4.0475 shares of Hibernia Common Stock. The information under the column entitled "Progressive Bancorporation, Inc. Pro Forma Equivalent" is derived by multiplying the numbers contained in the column titled "Pro Forma Hibernia (With Progressive Bancorporation, Inc.)" by such assumed exchange rate of 4.0475. See "The Merger -- Consideration to be Received in the Merger."

HIBERNIA CORPORATION AND PROGRESSIVE BANCORPORATION, INC.

COMPARATIVE PER SHARE INFORMATION
Unaudited

                                                                                             PRO FORMA
                                                                                              HIBERNIA          PROGRESSIVE
                                          HISTORICAL     RESTATED       HISTORICAL           CORPORATION     BANCORPORATION, INC.
                                           HIBERNIA      HIBERNIA       PROGRESSIVE        (WITH PROGRESSIVE      PRO FORMA
                                         CORPORATION   CORPORATION  BANCORPORATION, INC.  BANCORPORATION, INC     EQUIVALENT
Per Common Share:

Income loss from continuing operations:
   For the year ended December 31,
        1994                                    $0.78         $0.78              $7.33                 $0.81               $3.28
        1993                                     0.57          0.57               1.94                  0.57                2.31
        1992                                     0.04          0.05               2.51                  0.08                0.32

Cash dividends:
   For the year ended December 31,
        1994                                    $0.19         $0.19                  -                 $0.19               $0.77
        1993                                     0.03          0.03                  -                  0.03                0.12
        1992                                        -             -                  -                     -                   -

Book Value:
   At December 31, 1994                         $5.12         $5.10             $10.55                 $5.05              $20.44


The Special Meeting

     A Special Meeting of shareholders of Progressive to consider and vote upon the Agreement will be held on ______________, May __, 1995 at _____ _.m., Central time at the main office of Progressive, One Progressive Square, Houma, Louisiana. Only holders of record of Progressive Common Stock at the close of business on April __, 1995 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. On the Record Date, 617,670 shares of Progressive Common Stock were outstanding and entitled to vote on the Merger. For additional information with respect to the Special Meeting and the voting rights of shareholders of Progressive, see "Meeting Information."

The Merger

     In accordance with the terms of the Agreement, Progressive will be merged with and into Hibernia (the "Merger"), and thereafter the Bank will be merged with and into HNB, whereupon the separate existence of each of Progressive and the Bank will cease. The Merger will become effective at the date and time (the "Effective Date") set forth in a certificate issued by the Louisiana Secretary of State. Unless otherwise agreed upon by Hibernia and Progressive, the Effective Date will occur on the last business day of the month occurring after the last to occur of (i) the date that falls 15 days after the date of the order of the Federal Reserve Board approving the Merger or the date of the order of the Office of the Comptroller of the Currency (the "OCC") approving the merger of the Bank with and into HNB (the "Bank Merger"); (ii) the date that falls 5 days after the Special Meeting; or (iii) such other date within 60 days of the Special Meeting as may be agreed upon by the parties.

     On the Effective Date, the holders of Progressive Common Stock will be entitled to receive an aggregate of 2,500,000 shares of Hibernia Common Stock. Each outstanding share of Progressive Common Stock (other than shares held by a shareholder who perfects dissenters' rights in accordance with applicable law) will be converted into the number of shares of Hibernia Common Stock equal to 2,500,000 divided by the total number of outstanding shares of Progressive Common Stock on the date of the closing (the number so determined is the "Exchange Rate"). Based upon the 617,670 shares of Progressive Common Stock issued and outstanding on the Record Date, the Exchange Rate in the Merger will be 4.0475. On the Record Date, there were no options, warrants, convertible securities or other rights to receive shares of Progressive Common Stock or Progressive Preferred Stock outstanding.

     On the Effective Date each share of Progressive Preferred
Stock will be converted into the right to receive a cash payment equal to $12.50 plus all undeclared and accumulated dividends on each such share of Progressive Preferred Stock as of the Effective Date.

Management and Operations After the Merger

     After the Effective Date, the offices of Progressive will be operated as branch banking offices of HNB. As of the Effective
Date, the directors of Progressive will no longer hold their positions as directors. See "The Merger -- Management and
Operations After the Merger."

Recommendation of the Board of Directors

     The Board of Directors of Progressive (the "Progressive Board") has unanimously approved the Agreement, believes that the Merger is in the best interests of the shareholders of Progressive and recommends that the shareholders vote FOR the Merger. The Progressive Board has received from its financial advisor, Montgomery Securities, Inc. ("Montgomery"), an opinion that the consideration to be received by the holders of Progressive Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. See "The Merger - Opinion of Financial Advisor." The Progressive Board believes that the Merger will provide significant value to all Progressive shareholders and will enable holders of Progressive Common Stock to participate in opportunities for growth as equity participants, with a more liquid investment, in a strong statewide banking organization. The Progressive Board also believes that the Merger will provide expanded product and service capabilities to the customers of Progressive and will enable the combined entity to compete more effectively with other commercial banks and financial institutions in the region. See "The Merger -- Background of and Reasons for the Merger."

Basis for the Terms of the Merger

     A number of factors were considered by the Progressive Board in approving the terms of the Merger, including, without limitation, information concerning the financial condition, results of operations and prospects of Hibernia and Progressive, the ability of the combined entity to compete in the relevant banking markets, the market price of Hibernia Common Stock, the absence of an active trading market for the Progressive Common Stock, the anticipated tax-free nature of the Merger to holders of Progressive Common Stock for federal income tax purposes, the financial terms of other business combinations in the banking industry, and certain non-monetary factors. See "The Merger -- Background of and Reasons for the Merger."

Advice and Opinion of Investment Advisor

     Montgomery, Progressive's financial advisor, has rendered both oral and written opinions to the Progressive Board that the consideration to be received by the holders of Progressive Common
Stock pursuant to the Merger is fair to such shareholders from a financial point of view. A copy of the opinion of Montgomery is attached hereto as Appendix B, and should be read in its entirety. Progressive has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. See "The Merger --
Opinion of Financial Advisor" for further information regarding, among other things, the selection of such firm and its compensation in connection with the Merger.

Vote Required

     Approval of the Agreement requires the affirmative vote of two-thirds of the voting power present at the Special Meeting. Directors of Progressive have voting power with respect to a total of 108,286 shares of Progressive Common Stock, representing approximately 17.5% of the Progressive Common Stock outstanding as of the Record Date. Such directors and other major shareholders have agreed to vote their stock, representing an aggregate of approximately 67.9% of the Progressive Common Stock outstanding, in favor of the Merger, unless they are legally required to abstain from voting or to vote against the Merger. See "Meeting Information -- Vote Required."

Other Pending and Completed Merger Transactions of Hibernia

     During 1994, Hibernia consummated acquisitions of six financial institutions. In March of 1995, HNB acquired American
Bank by merger.   Hibernia has also entered into definitive
merger agreements with two other financial institutions, STABA and Bank of St. John. The consummation of each of the two pending transactions is subject to certain conditions, similar to the conditions to the Merger described herein. These pending transactions may be consummated, if at all, before or after consummation of the Merger. Shareholders of Progressive will not have the right to vote on any of the other pending transactions. In addition, if the Merger is consummated prior to consummation of any or all of the other pending transactions, former holders of Progressive Common Stock who have not exercised and perfected dissenters' rights will be shareholders of Hibernia at the time those transactions are consummated. Shareholders of Hibernia do not have the right to vote on any of the pending merger transactions.

     The table below includes certain information concerning STABA, American Bank and Bank of St. John as of December 31, 1994. Further information concerning the effects of the proposed merger transactions, including complete pro forma financial information, is included elsewhere herein under "Pro Forma Financial Information." All information included in the following table is as of December 31, 1994, and all percentages are percentages of Hibernia combined with American Bank, STABA, Bank of St. John and Progressive.

Name              Deposits     Deposits     Assets        Assets    Shareholders'     Equity
                               as % of                    as % of   Equity            as % of
                               Total                      Total                       Total

American          $79 million  1.3%       $88 million     1.3%      $9 million         1.5%
Bank

STABA             $83 million  1.4%       $92 million     1.4%      $8 million         1.4%

Bank of           $111 million 1.9%       $124 million    1.8%      $12 million        2.0%
St. John


     On a pro forma basis, as of December 31, 1994, the book value of the shares of Hibernia Common Stock would be slightly decreased by the pending transactions. The effect of the Merger on the book value of Hibernia Common Stock, as well as Progressive Common Stock, is shown under "Comparative Per Share Information" included elsewhere herein.

Conditions; Abandonment; Amendment

     Consummation of the Merger is subject to the satisfaction of a number of conditions, including approval of the Agreement and the transactions contemplated thereby by the shareholders of Progressive, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the OCC. Applicable law provides that the Merger may not be consummated until at least 15, but no more than 180, days after approval of the Federal Reserve Board and the OCC is obtained. Hibernia filed applications for approvals of the OCC and of the Federal Reserve Board in late January of 1995. See "Representations and Warranties; Conditions to the Merger; Waiver" and "Regulatory Approvals" under "The Merger."

     Substantially all of the conditions to consummation of the Merger (except for required shareholder and regulatory approvals) may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Progressive's shareholders may change the Exchange Rate. In addition, the Agreement may be terminated, either before or after shareholder approval, under certain circumstances. See "Representations and Warranties; Conditions to the Merger; Waiver" and "Effective Date of the Merger; Termination" under "The Merger."

Interests of Certain Persons in the Merger

     In considering the Merger, Progressive shareholders should be aware that directors, officers and employees of Progressive and the Bank have certain interests in the Merger that may conflict with the interests of shareholders. An employee severance plan and certain management retention agreements were adopted by the Bank in 1994 to encourage its employees and senior management to continue their employment with the Bank in the context of ongoing merger discussions between Progressive and certain non-affiliated financial institutions, as described elsewhere herein. Also, the employment agreement of John H. Laing, President and Chief Executive Officer of the Bank and President of Progressive, provides for certain severance payments if Mr. Laing is terminated or voluntarily resigns his employment within the thirty days immediately following a "Change of Control" of the Bank (which term, as defined in such agreement, includes the Merger). The Agreement also provides for the indemnification of officers, directors and employees of Progressive for certain liabilities, up to specified aggregate limitations. See "The Merger -- Interests of Certain Persons in the Merger."

Employee Benefits

     The Agreement provides generally that Hibernia will offer to all employees of Progressive who are employed as of the Effective Date and who become employees of Hibernia or HNB after the Merger, the same employee benefits as those offered by Hibernia and HNB to their employees. For the purposes of the Hibernia 401(k) plan (the "Retirement Security Plan") and the Hibernia employee stock option plan (the "ESOP"), each employee of Progressive or the Bank will be treated as if they were employed by Hibernia (for both eligibility and vesting) for the full time that they were employed by Progressive or the Bank. Hibernia has also agreed to pay or provide certain other benefits to employees of Progressive and the Bank. See "The Merger -- Employee Benefits."

Certain Material Income Tax Consequences

     It is a condition to consummation of the Merger that the parties receive an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the exchange of Progressive Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to the holders of Progressive Common Stock and that the Louisiana income tax treatment to the shareholders of Progressive will be substantially the same as the federal income tax treatment to the shareholders of Progressive. The parties have received the opinion of Ernst & Young LLP, certified public accountants, to the effects set forth above. The full text of the opinion is included herein as Appendix C and should be read carefully and in its entirety. The payment of cash to the holders of Progressive Preferred Stock will be a taxable transaction. See "The Merger -
- - Material Tax Consequences."

     Because of the complexities of the income tax laws and because the tax consequences may vary depending upon a holder's individual circumstances or tax status, it is recommended that each shareholder of Progressive consult his, her or its tax advisor concerning the federal (and any applicable state, local or other) tax consequences of the Merger to such shareholder.

Dissenters' Rights

     Progressive is a Louisiana business corporation, and, as such, is governed by the Louisiana Business Corporation Law (the "LBCL"). The LBCL provides that, if the Merger is not approved by at least 80% of the total voting power of Progressive, the shareholders voting against the Merger will have the right to dissent from the Merger and to receive the fair value of their shares in cash if the Merger is consummated. The relevant provisions of the LBCL on dissenters' rights are attached hereto as Appendix D.

     If dissenters' rights are exercised and perfected with respect to 10% or more of the outstanding shares of Progressive Common Stock, Hibernia has the option to abandon the Merger, because the Merger could not be accounted for as a pooling of interests. It is expected that Hibernia would abandon or attempt to renegotiate the Merger in that case. See "Rights of Dissenting Shareholders" and "The Merger -- Accounting Treatment."

Differences in Shareholders' Rights

     Upon completion of the Merger, holders of Progressive Common Stock, to the extent they receive shares of Hibernia Common Stock in the Merger, will become shareholders of Hibernia, and their rights as such will be governed by Hibernia's Articles of Incorporation and Bylaws. The rights of shareholders of Hibernia are different in certain respects from the rights of shareholders of Progressive. See "The Merger -- Certain Differences in Rights of Shareholders."

Accounting Treatment

     The parties intend the Merger to be treated as a pooling of interests for financial accounting purposes. The rules governing pooling of interests accounting generally permit 10% of the outstanding Progressive Common Stock. Due to the number of shares of Progressive Common Stock owned by Hibernia and its affiliates and the number of treasury shares held by Progessive holders of only approximately 5.7% (35,207 shares) of the outstanding Progressive Common Stock could exercise dissenters' rights in this transaction. Hibernia will not be obligated to effect the Merger if the transaction does not qualify for pooling of interests accounting to be exchanged for cash in the exercise of dissenters' rights or otherwise not exchanged for shares of Hibernia Common Stock as a result of the Merger. See "The Merger -- Accounting Treatment."


                           MEETING INFORMATION

     Each copy of this Proxy Statement-Prospectus mailed to holders of Progressive Common Stock is accompanied by a proxy card furnished in connection with the Progressive Board's solicitation of proxies for use at the Special Meeting and at any adjournment thereof. The Special Meeting is scheduled to be held at ______ _.m., Central time, on ________, May __, 1995, at the main office of Progressive, One Progressive Square, Houma, Louisiana. Only holders of record of Progressive Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. At the Special Meeting shareholders will consider and vote upon (a) a proposal to approve the Agreement, and (b) such other matters as may properly be brought before the Special Meeting or any adjournment thereof.

     HOLDERS OF PROGRESSIVE COMMON STOCK ARE REQUESTED TO
COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT
PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE TO THE HERMAN
GROUP, INC., P.O. BOX 803248, DALLAS, TEXAS 75380, OR BY
OVERNIGHT OR HAND DELIVERY TO 13760 NOEL ROAD, SUITE 320, DALLAS,
TEXAS  75240.

Solicitation and Revocation of Proxies

     Any holder of Progressive Common Stock who has delivered a proxy may revoke it any time before it is voted by attending the Special Meeting and voting in person, or by giving notice of revocation in writing to the Secretary of Progressive prior to the date of the Special Meeting or submitting a signed proxy card bearing a later date before the Special Meeting. The shares of Progressive Common Stock represented by properly executed proxy cards received at or prior to the Special Meeting and not subsequently revoked will be voted as directed by the shareholders submitting such proxies. If instructions are not given, executed proxy cards received by Progressive will be voted FOR approval of the Agreement. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment. The Progressive Board is unaware of any matter to be presented at the Special Meeting other than the proposal to approve the Agreement.

     The cost of soliciting proxies from shareholders of Progressive will be borne by Progressive. Such solicitation will be made by mail but also may be made by telephone or other means of telecommunications or in person by the directors, officers and employees of Progressive (who will receive no additional compensation for doing so). An outside solicitation firm, The Herman Group, Inc., has been retained by Progressive to assist in the solicitation of proxies for an aggregate fee of $3,000, plus out-of-pocket expenses.


     PROGRESSIVE SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS APPROVED, SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR STOCK CERTIFICATES AFTER THE MERGER HAS BEEN CONSUMMATED.

Vote Required

     Approval of the Agreement requires the affirmative vote of the holders of two-thirds of the voting power present, in person or by proxy, at the Special Meeting. The Progressive Board has fixed the close of business on April __, 1995, as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 617,670 shares of Progressive Common Stock outstanding and entitled to vote at the Special Meeting, with each share being entitled to one vote in its class. Shares of Progressive Preferred Stock are not entitled to vote on the Merger.

     A majority of the outstanding shares of Progressive Common Stock constitutes a quorum for purposes of the Special Meeting. An abstention will be considered present for quorum purposes, but will have the same effect as a vote against the proposal to be considered at the Special Meeting. A broker non-vote will not count for quorum or voting purposes because brokers will not have discretionary authority to vote with respect to the proposal and, therefore, a broker non-vote will have no effect on the vote on the proposal.

     As of the Record Date, the directors and executive officers of Progressive have voting power with respect a total of 108,286 shares, or approximately 17.5% of the outstanding shares of Progressive Common Stock. Such directors and executive officers have agreed to vote their stock in favor of the Merger, unless they are legally required to abstain from voting or to vote against the Merger.

     As of the Record Date, neither Hibernia nor HNB, nor any of their directors, executive officers or affiliates, beneficially owned any shares of Progressive Common Stock or Progressive
Preferred Stock.

Recommendation

     For the reasons described below, the Progressive Board has unanimously approved the Agreement, believes the Merger is in the best interests of Progressive and its shareholders and recommends that holders of Progressive Common Stock vote FOR approval of the Agreement. In making its recommendation to shareholders, the Progressive Board considered, among other things, the opinion of Progressive's financial advisor, Montgomery, that the consideration to be received by the holders of Progressive Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. See "Background of and Reasons for the Merger" and "Opinion of Financial Advisor" under "The Merger."


                              THE MERGER

     This section of the Proxy Statement-Prospectus describes certain aspects of the Merger and the Agreement. The following description does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference. All shareholders are urged to read the Agreement carefully and in its entirety.

Consideration to be Received in the Merger

     On the Effective Date, the holders of Progressive Common Stock will be entitled to receive an aggregate of 2,500,000 shares of Hibernia Common Stock. Each outstanding share of Progressive Common Stock (other than shares held by a shareholder who perfects dissenters rights in accordance with applicable law) will be converted into the number of shares of Hibernia Common Stock equal to 2,500,000 divided by the total number of outstanding shares of Progressive Common Stock on the date of the closing. Based on an aggregate of 617,740 shares of Progressive Common Stock outstanding on the Record Date, each outstanding share of Progressive Common Stock will be converted into approximately 4.0475 shares of Hibernia Common Stock. On the Effective Date each share of Progressive Preferred Stock will be converted into the right to receive a cash payment equal to $12.50 plus all undeclared and accumulated dividends on each such share of Progressive Preferred Stock as of the Effective Date.
As of the Record Date, each share of Progressive Preferred Stock would have been entitled to an aggregate payment of $26.04 per share. Pursuant to the terms of the Agreement, Progressive is prohibited from issuing additional shares of Progressive Common Stock or Progressive Preferred Stock, or any options, warrants, convertible securities or other rights to receive shares of Progressive Common Stock or Progressive Preferred Stock without the prior written consent of Hibernia.

Conversion of Shares

     Upon the effectiveness of the Merger, the conversion of shares of Progressive Common Stock and Progressive Preferred Stock into Hibernia Common Stock and the right to receive cash, respectively, will occur without any action on the part of the holders thereof, and holders of Progressive Common Stock will automatically be entitled to all of the rights and privileges afforded to Hibernia shareholders as of such date. The exchange of Progressive Common Stock certificates for certificates representing Hibernia Common Stock and of Progressive Preferred Stock certificates for cash, however, will occur after the Effective Date of the Merger.

     SHAREHOLDERS OF PROGRESSIVE SHOULD NOT FORWARD THEIR CERTIFICATES TO PROGRESSIVE OR HIBERNIA AT THIS TIME. IF THE MERGER IS CONSUMMATED, PROGRESSIVE SHAREHOLDERS WILL RECEIVE INSTRUCTIONS REGARDING THE EXCHANGE OF THEIR CERTIFICATES FOR HIBERNIA COMMON STOCK OR CASH, AS THE CASE MAY BE.

     No fractional shares of Hibernia Common Stock will be issued in connection with the Merger. In lieu of fractional shares, Hibernia will make a cash payment equal to the fractional interest which a Progressive shareholder would otherwise receive multiplied by the Average Market Price of Hibernia Common Stock, and no such holder shall be entitled to dividends, voting rights or any other right of shareholders in respect of any fractional share. If, prior to the Effective Date the outstanding shares of Hibernia Common Stock are increased, decreased, changed into or exchanged for a different number or class of shares or securities through a change in Hibernia's capitalization, then the number of shares to be issued in the Merger will be adjusted accordingly. The receipt of cash in lieu of fractional shares will not adversely affect the tax-free nature of the exchange of common stock in the Merger. See "Material Tax Consequences," below.

     For a discussion of the rights of dissenting shareholders, see "Rights of Dissenting Shareholders."

Surrender and Exchange of Certificates

     As soon as practicable after the Effective Date, the transfer agent of Hibernia, in its capacity as exchange agent, or Hibernia, will mail all non-dissenting shareholders of Progressive a letter of transmittal, which will contain instructions for the surrender and exchange of their Progressive Common Stock certificates for certificates representing Hibernia Common Stock and the surrender of Progressive Preferred Stock certificates for the cash payment due thereon. Until so exchanged, each certificate representing Progressive Common Stock or Progressive Preferred Stock outstanding immediately prior to the Effective Date shall be deemed for all purposes to evidence ownership of the number of shares of Hibernia Common Stock or the cash payment, as applicable, into which such shares have been converted on the Effective Date. Shareholders should not send their Progressive Common Stock or Progressive Preferred Stock certificates for surrender until they receive further instructions from the exchange agent.

Shareholders who cannot locate their Progressive Common Stock certificates or Progressive Preferred Stock certificates are encouraged to contact Susan B. Snyder, Chief Financial Officer, at One Progressive Square, Houma, Louisiana 70630, telephone number (504) 876-8252, prior to the Special Meeting. New certificates will be issued to Progressive shareholders who have misplaced their certificates only if the shareholder executes an affidavit certifying that the certificate cannot be located and agreeing to indemnify Progressive and Hibernia (as its successor), against any claim that may be made against either of them by any person claiming to own any or all of the shares represented by the lost certificate(s). Progressive or Hibernia (as its successor) may require a shareholder to post a bond in an amount sufficient to support the shareholder's indemnification obligation. Shareholders who cannot locate their stock certificates and shareholders who hold certificates in names other than their own are encouraged to resolve those matters prior to the Effective Date of the Merger in order to avoid delays in receiving their Hibernia Common Stock certificate or cash payment if the Merger is approved and consummated.

Background of and Reasons for the Merger

     Background. As a result of a number of factors, including the recent improvement in the Louisiana economy, there has been a sharp increase in the level of interest in and the number of acquisitions of financial institutions in Louisiana over the past two years. One of the responsibilities of the Board of Directors of Progressive is to consider various strategic alternatives, including whether to affiliate with a larger, more diversified financial institution, as viable opportunities arise.

     In August of 1994, the Board of Directors of Progressive engaged Montgomery to evaluate strategic alternatives for Progressive and to solicit preliminary indications of interest for the purchase of Progressive from interested and capable buyers. Montgomery contacted seven local and regional financial institutions. Four potential buyers expressed an acceptable preliminary indication of interest and were allowed to conduct document and record review before the submission of final acquisition proposals. Hibernia conducted on-site document and record review and submitted a final acquisition proposal. Two other financial institutions received confidential information and submitted proposals subject to the completion of on-site document and record review. The proposals were considered by the Progressive Board at a special meeting held for that purpose on November 18, 1994. At the meeting, representatives of Montgomery made a presentation to the Progressive Board regarding, among other things, the competing proposals. Based upon the foregoing and its analysis of the competing proposals, the Progressive Board determined that the sale of Progressive to Hibernia pursuant to its acquisition proposal was in the best interest of Progressive and its shareholders and therefore the Progressive Board unanimously approved the Agreement.

     Reasons for the Merger. In reaching its decision that the Merger is in the best interests of Progressive and its shareholders, the Progressive Board consulted with its financial and other advisors, as well as with Progressive's management, and considered a number of factors, including, but not limited to, the following:

     (a) the financial condition and results of operations of, and prospects for, each of Hibernia and Progressive;

     (b) the amount and type of consideration to be received by Progressive's shareholders pursuant to the Agreement;

     (c) the Hibernia Common Stock to be received by holders of Progressive Common Stock pursuant to the Agreement will be listed for trading on the NYSE and will provide liquidity that is unavailable to holders of Progressive Common Stock, for which an active trading market does not exist;

     (d) the Agreement will allow holders of Progressive Common Stock to become shareholders of Hibernia, an institution which is currently the second largest bank holding company headquartered in Louisiana and the 100th largest bank holding company in the United States;

     (e) the Progressive Board believes that recent changes in the regulatory environment will result in Progressive facing additional competitive pressures in its market area from other financial institutions with greater financial resources capable of offering a broad array of financial services;

     (f) the Merger is expected to qualify as a tax-free reorganization so that neither Progressive nor the holders of Progressive Common Stock (except to the extent that cash is received in respect of their shares) will recognize any gain in the transaction (see "Material Tax Consequences"); and

     (g) the opinion received from Montgomery that the consideration to be received by the holders of Progressive Common
Stock pursuant to the Agreement was fair to such shareholders from a financial point of view as of the date of such opinion
(see "Opinion of Financial Advisor").

     The Progressive Board did not assign any specific or relative weight to the foregoing factors in its considerations. The Progressive Board believes that the Agreement and the Merger will provide significant value to all Progressive shareholders and will enable holders of Progressive Common Stock to participate in opportunities for growth that the Progressive Board believes the Merger will make possible.

     Based on the foregoing, the Progressive Board has unanimously approved the Agreement and the Merger, believes that the Agreement and the Merger are in the best interests of Progressive's shareholders, and recommends that all holders of Progressive Common Stock vote "FOR" the approval of the Agreement and the Merger.

Opinion of Financial Advisor

     General. Pursuant to an engagement letter dated August 8, 1994 (the "Engagement Letter"), Progressive engaged Montgomery to act as its financial advisor in connection with its evaluation of its strategic alternatives, including the possible sale of Progressive. Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, placements and valuations for corporate and other purposes. Progressive selected Montgomery as its financial advisor on the basis of its experience and expertise in transactions similar to the Merger and its reputation in the banking and investment communities.

     At a meeting of the Progressive Board on November 18, 1994, Montgomery delivered its oral opinion that the consideration to be received by the holders of Progressive Common Stock pursuant to the Agreement was fair to such shareholders from a financial point of view as of the date of such opinion. Montgomery's oral opinion was subsequently confirmed in writing on December 1, 1994. No limitations were imposed by Progressive on Montgomery with respect to the investigations made or procedures followed in rendering its opinion. The full text of Montgomery's written opinion to the Progressive Board, dated December 1, 1994, which sets forth the assumptions made, matters considered, and limitations of the review by Montgomery, is attached hereto as Appendix B and is incorporated herein by reference. The following summary of Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety. Montgomery's opinion does not constitute a report or valuation within the meaning of Section 11 of the Securities Act and should not be accorded the degree of reliance placed upon such reports and valuations. Montgomery has not assumed responsibility for performing the level of diligence or independent verification that would be required for it to render a report or valuation for purposes of the Securities Act. Montgomery's opinion is addressed to the Progressive Board only and does not constitute a recommendation to any holder of Progressive Common Stock as to how such shareholder should vote at the Special Meeting.

     In connection with its opinion, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Hibernia and Progressive, including the consolidated financial statements for recent years and interim periods to September 30, 1994, and certain other relevant financial and operating data relating to Progressive and Hibernia made available to Montgomery from published sources and from the internal records of Progressive; (ii) reviewed the Agreement;
(iii) reviewed certain historical market prices and trading volumes of Hibernia Common Stock on the NYSE; (iv) compared Progressive and Hibernia from a financial point of view with certain other companies in the banking industry that Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry that Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Progressive and Hibernia certain information of a business and financial nature regarding Progressive and Hibernia, furnished to Montgomery by Progressive and Hibernia, including financial forecasts and related assumptions of Progressive; (vii) made inquiries regarding and discussed the Merger, the Agreement and other matters related thereto with Progressive's counsel; and
(viii) performed such other analyses and examinations as Montgomery deemed appropriate.

     In connection with its review, Montgomery did not independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. With respect to the financial forecasts for Progressive provided to Montgomery by Progressive's management, Montgomery assumed for purposes of its opinion that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of Progressive's management at the time of preparation as to the future financial performance of Progressive and provided a reasonable basis upon which Montgomery could form its opinion. Montgomery also assumed that there were no material changes in Progressive's or Hibernia's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to Montgomery. Montgomery relied on advice of counsel to Progressive as to all legal matters with respect to Progressive, the Merger and the Agreement. Montgomery is not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed that such allowances for each of Progressive and Hibernia are in the aggregate adequate to cover such losses. In addition, Montgomery did not review any individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Progressive or Hibernia, and was not furnished with any such appraisals. Further, Montgomery's oral and written opinions were based on economic, monetary and market conditions existing as of November 18, 1994 and December 1, 1994, respectively, and on the assumption that the Agreement will be consummated in accordance with its terms, without any amendment thereto and without waiver by Progressive of any of the conditions to its obligations thereunder.

     Set forth below is a brief summary of the report presented by Montgomery to the Progressive Board of Directors on November 18, 1994 in connection with its opinion.

     Comparable Company Analysis. Using public and other available information, Montgomery compared certain financial ratios of Hibernia (including the ratio of net income to average total assets ("return on average assets"), the ratio of net income to average total equity ("return on average equity"), the ratio of average equity to average assets, the ratio of noninterest expense to revenue ("cost control"), net interest margin and certain credit ratios) for the four years ended December 31, 1993 and for the nine months ended September 30, 1994, to a national proxy group consisting of the 50 largest banks (the "National Bank Proxy Group"), and to a southeast proxy group consisting of nine banks located in the Southeast region of the United States (the "Southeast Bank Proxy Group"). No company used in the analysis is identical to Hibernia. The analysis necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

     Analysis of Selected Bank Merger Transactions. Montgomery reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, Montgomery reviewed 335 transactions involving acquisitions of banks in the Southeast region of the United States announced since January 1990 (the "Southeast Acquisitions") and acquisitions of 32 selected Louisiana banks announced since January 1990 (the "Louisiana Acquisitions"). For each bank acquired or to be acquired in such transactions, Montgomery compiled figures illustrating, among other things, the ratio of the premium (i.e., purchase price in excess of book value) to core deposits, purchase price to deposits, purchase price to book value and purchase price to last twelve-months ("LTM") earnings.

     The figures for banks acquired or to be acquired in the Southeast Acquisitions and the Louisiana Acquisitions produced:
(i) median return on average equity of 10.49% and 16.11%, respectively; (ii) median return on average assets of .92% and 1.33%, respectively; and (iii) median nonperforming assets to average assets of 1.19% and 1.38%, respectively. In comparison, Montgomery determined that for the year ended December 31, 1993 and the nine months ended September 30, 1994, Progressive's return on average equity was 24.4% and 18.44%, respectively, its return on average assets was 1.04% and .97%, respectively, and its nonperforming assets to average assets were .3% and .11%, respectively.

     The figures for the Southeast Acquisitions and the Louisiana Acquisitions produced: (i) median percentage of premium to core deposits of 6.97% and 10.43%, respectively; (ii) median percentage of purchase price to deposits of 16.42% and 19.94%, respectively; (iii) median ratio of purchase price to book value of 1.6 and 1.87, respectively; and (iv) median ratio of purchase price to LTM earnings of 15.52 and 13.32, respectively. In comparison, based upon an exchange ratio in the Merger of 4.0475 shares of Hibernia Common Stock for each share of Progressive Common Stock, representing shares of Hibernia Common Stock with a value of $32.89 at November 16, 1994, Montgomery determined that the consideration to be received by the holders of Progressive Common Stock in the Merger represented a percentage of premium to core deposits of 17.7%, a percentage of price to deposits of 22.07%, a ratio of price to book value of 2.26 and a ratio of price to Progressive's LTM earnings for the twelve months ended September 30, 1994 of 13.84.

     Montgomery also calculated implied values for Progressive based upon the median figures for the Southeast Acquisitions and the Louisiana Acquisitions described above. These calculations produced implied valuations of (i) $15.61 and $19.37 per share, respectively, based upon the median ratio of purchase price to book value, (ii) $38.06 and $31.27 per share, respectively, based on the median ratio of purchase price to LTM earnings,
(iii) $21.95 and $28.76, respectively, based on the median percentage of purchase price to deposits, and (iv) $13.80 and $19.40, respectively, based on the median percentage of premium to core deposits. These implied values were compared with the $32.89 value of shares of Hibernia Common Stock at November 16, 1994, based upon an exchange ratio of 4.0475.

     No other company or transaction used in the above analysis as a comparison is identical to Progressive or the Agreement. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Progressive and the Merger are being compared.

     Contribution Analysis. Montgomery analyzed the contribution of each of Progressive and Hibernia to, among other things, common equity and net income of the pro forma combined companies for the year ended December 31, 1993, and for the nine month period ended September 30, 1994. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for Progressive and Hibernia at December 31, 1993 and September 30, 1994, Progressive would have contributed 1.4% and 1.6%, respectively, of the common equity, for the year ended December 31, 1993 and the nine months ended
September 30, 1994, and Progressive would have contributed 2.8% and 4.3%, respectively, of the net income (before extraordinary items) of the combined companies for such periods. Based upon an exchange ratio in the Merger of 4.0475 shares of Hibernia Common Stock for each share of Progressive Common Stock, holders of Progressive Common Stock would own approximately 2.52% of the combined companies based on common shares outstanding on September 30, 1994.

     Dilution Analysis. Using estimates of future earnings prepared by Progressive management and analysts' estimates for Hibernia, Montgomery compared the calendar year 1995 estimated earnings per share of Progressive Common Stock and Hibernia Common Stock to the calendar year 1995 estimated earnings per share of the common stock of the pro forma combined companies. Based on such analysis and an exchange ratio in the Merger of
4.0475 shares of Hibernia Common Stock for each share of Progressive Common Stock, the proposed transaction would be dilutive to Hibernia's earnings per share in 1995, prior to projected revenue enhancements and cost savings, and accretive to Progressive's earnings per share.

     Present Value Analysis. In performing the present value analysis, Montgomery assumed that the Merger was consummated as of January 1, 1995 on the basis of an exchange ratio of 4.0475 shares of Hibernia Common Stock for each share of Progressive Common Stock. This ratio was derived from the consideration to be paid in the Merger of an aggregate of 2,500,000 shares of Hibernia Common Stock for all 617,670 outstanding shares of Progressive Common Stock. The market value of the 4.0475 shares of Hibernia Common Stock was $32.89, based upon a trading price of Hibernia Common Stock of $8.125 per share on November 16, 1994. In performing the analysis, Montgomery estimated the present value of the future streams of annual pre-tax dividend income that the combined company could produce over a five year period under various assumptions. Montgomery then estimated the terminal value of 4.0475 shares of the combined company at the end of the five year period by applying various multiples (ranging from 8x to 12x) to the combined company's projected 1999 earnings. Montgomery then added the dividend stream to each of the terminal values and discounted the sums using a 10% discount rate. This analysis indicated a reference range of pre-tax present value of between $35.97 and $51.42 per 4.0475 shares of Hibernia Common Stock. In comparison, Montgomery noted that if Progressive were to remain independent, based on the sum of the present value of the future stream of annual pre-tax dividend income that Progressive could produce over a five year period and certain terminal values derived from applying multiples ranging from 6x to 10x to Progressive's projected 1999 earnings, and discounting such sums using a 14% discount rate (reflecting the higher risks associated with remaining the holding company for an independent community bank), the pre-tax present value of one share of Progressive Common Stock ranged between $17.31 and $25.76.

     The summary set forth above does not purport to be a complete description of the presentation by Montgomery to Progressive's Board of Directors or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to Progressive's Board of Directors. In addition, Montgomery may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of Progressive or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

     In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Progressive or Hibernia. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the consideration to be received by the holders of Progressive's Common Stock in the Merger and were provided to Progressive's Board of Directors in connection with the delivery of Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. Montgomery used in its analyses various projections of future performance prepared by the management of Progressive. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, Montgomery's opinion and presentation to Progressive's Board of Directors were among the many factors taken into consideration by the Board in making its determination to approve the Agreement.

     Pursuant to the Engagement Letter, Progressive paid Montgomery a retainer fee of $25,000, which will be credited against any other fee to be paid to Montgomery under the Engagement Letter. If the Merger is consummated, Montgomery will be paid a fee equal to 1.5% of the total consideration involved in the Merger, but in no event less than $250,000. Progressive has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses in an amount not to exceed $15,000, excluding legal fees of up to $15,000 which Progressive also agreed to reimburse. Progressive has agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. Neither Hibernia nor Progressive has paid Montgomery any other fees during the last two years.

     In the ordinary course of its business, Montgomery may trade equity securities of Hibernia for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Representations and Warranties; Conditions to the Merger; Waiver

     The Agreement contains representations and warranties by Progressive regarding, among other things, its organization, ownership of the Bank, authority to enter into the Agreement, properties and other assets, insurance policies, financial statements, pending and threatened litigation or other proceedings, contractual obligations, contingent liabilities, conflicts, taxes, loans, employee plans, investments and environmental matters. The Agreement also contains representations and warranties by Hibernia regarding, among other things, its organization and authority to enter into the Agreement, capitalization, conflicts, accounting methods, regulatory evaluations, financial statements and other public reports. Except as otherwise provided in the Agreement, these representations and warranties will not survive the Effective Date.

     The obligations of Hibernia and Progressive to consummate the Merger are conditioned upon, among other things, approval of the Agreement by Progressive's shareholders; the receipt of necessary regulatory approvals; the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code and that, to the extent Progressive Common Stock is exchanged for Hibernia Common Stock, Progressive's shareholders will recognize no gain or loss for federal income tax purposes with respect to such exchange, and that the Louisiana income tax treatment of the Merger to such shareholders will be substantially the same as the federal income tax treatment of the Merger to such shareholders; the effectiveness under the Securities Act of a registration statement relating to the Hibernia Common Stock to be issued in connection with the Merger and the absence of a stop order suspending such effectiveness; the absence of any pending or threatened litigation or any proceeding initiated by any governmental authority to restrain or prohibit consummation of the Merger; the absence of any order, decree or injunction of any court or other governmental authority enjoining or prohibiting the consummation of the Merger; the receipt of all required state securities law permits or authorizations; the accuracy of the representations and warranties of both parties to the Merger set forth in the Agreement as of the Closing Date; the listing of the Hibernia Common Stock to be issued in the Merger on the NYSE; the receipt of certain opinions of counsel; in the case of Progressive, the receipt of the fairness opinion of Montgomery; and in the case of Hibernia, the ability to account for the Merger as a pooling of interests.

     Except with respect to any required shareholder or regulatory approval, substantially all of the conditions to consummation of the Merger may be waived at any time by the party for whose benefit they were created, and the Agreement may be amended or supplemented at any time by written agreement of the parties, except that no such waiver, amendment or supplement executed after approval of the Agreement by Progressive's shareholders may change the aggregate number of shares to be received in the Merger.

Regulatory Approvals

     Hibernia, as a registered bank holding company, is regulated by the Federal Reserve Board. Accordingly, in addition to approval of the shareholders of Progressive, consummation of the Merger will require the approval of the Federal Reserve Board. HNB, as a national banking association, is regulated by the OCC, and the merger between it and the Bank consequently must be approved by the OCC before it may be effected. Hibernia filed applications seeking the approval of the Merger by the Federal Reserve Board and of the Bank Merger by the OCC in late January of 1995.

     After the approval of the OCC has been obtained, the Bank and HNB must wait at least 15 days before consummating the Bank
Merger. During this 15-day period, the Department of Justice may object to the Bank Merger on antitrust grounds.

     The shares of Hibernia Common Stock to be issued in the Merger will be registered with the Securities and Exchange
Commission and the state securities regulators in those states in which such registration is required. The shares will also be listed on the NYSE.

     Failure to receive the requisite regulatory approvals will result in a termination of the Agreement, regardless of whether the Merger is approved at the Special Meeting.

Business Pending the Merger

     Under the terms of the Agreement, Progressive may not and it will cause the Bank not to, without the prior written consent of Hibernia or as otherwise provided in the Agreement, among other things: (i) create or issue any additional shares of capital stock or any options or other rights to purchase or acquire shares of capital stock; (ii) enter into any employment contracts with, increase the compensation of or pay any bonus to, any of Progressive's directors, officers, or employees, other than in accordance with existing policy or past practice, except that extraordinary bonuses may be paid in 1995 prior to the Effective Date of the Merger (a) with respect to 1994's performance not more than $77,500 and (b) with respect to 1995's performance not more than an amount equal to $52,000 multiplied by a percentage representing the number of months elapsed in 1995 prior to the Effective Date of the Merger; (iii) enter into or substantially modify any employee benefits plans; (iv) establish any automatic teller machines, branches or other banking offices, other than the branch office under construction in Prairieville, Louisiana, the costs of construction of which shall not exceed $500,000; (v) make any capital expenditures in excess of $100,000; (vi) merge with any other company or bank or liquidate or otherwise dispose of its assets outside the ordinary course of its business; or
(vii) acquire another company or bank (except in a fiduciary capacity or in connection with foreclosures related to bona fide loan transactions). Progressive is also prohibited by the terms of the Agreement from declaring, setting aside or paying dividends or, directly or indirectly, combining, redeeming, purchasing or otherwise acquiring, any shares of Progressive Common Stock prior to the Effective Date.

Effective Date of the Merger; Termination

     Unless otherwise agreed upon by Hibernia and Progressive, the closing of the Merger (the "Closing," and the date thereof the "Closing Date") will occur on the first business day after the later of: (i) the date that falls 30 days after the later of the date of the order of the Federal Reserve Board approving the Merger or the date of the order of the OCC approving the Bank Merger; and (ii) the date that falls 5 days after the Special Meeting. The parties may agree to close the Merger on any such later date within 60 days of the Special Meeting. The Merger of Progressive into Hibernia will become effective at the date and time (the "Effective Date") set forth in a certificate issued by the Louisiana Secretary of State.

     The Agreement may be terminated prior to the Closing Date by either party, whether before or after approval of the Agreement by the Progressive shareholders: (i) in the event of a breach by the other party of any representation, warranty, covenant or agreement which has not been cured within any cure period allowed by the Agreement; (ii) if any of the conditions precedent to the obligations of such party to consummate the Merger have not been satisfied, fulfilled or waived as of June 30, 1995; (iii) if any application for any required regulatory approval has been denied, and the time for all appeals of such denial has run; (iv) if the shareholders of Progressive fail to approve the Merger; (v) if there is a material adverse change in the financial condition of either party; or (vi) absent an agreement of the parties to the contrary, if the Merger is not consummated by June 30, 1995. The Agreement may also be terminated by Hibernia if the holders of more than 10% of the Progressive Common Stock exercise and perfect dissenters' rights or if the Merger otherwise does not qualify for pooling of interests accounting treatment. The Agreement may be terminated by Progressive if (i) the opinion from Montgomery that the consideration to be received in the Merger by the holders of Progressive Common Stock is fair to such shareholders from a financial point of view is withdrawn by Montgomery prior to the Closing Date, or (ii) both (a) the quotient of the Average Market Price of Hibernia Common Stock on the Closing Date divided by $______ (the "Hibernia Quotient") is less than .8, and (b) the quotient of the average closing value of the Standard & Poors Regional Bank Index for the ten business days preceding the Closing Date divided by $_____ exceeds the Hibernia Quotient by more than .1. For these purposes, the Average Market Price of Hibernia Common Stock on the Closing Date shall be the average of the mean of the high and low prices of one share of Hibernia Common Stock for the ten business days preceding the last trading day immediately prior to the Closing Date, as reported in The Wall Street Journal. The Agreement also may be terminated at any time by the mutual consent of the parties. If terminated, the Agreement will become null and void, except that certain provisions thereof relating to expenses and confidentiality and the accuracy of information provided for inclusion in the Registration Statement of which this Proxy Statement-Prospectus is a part will survive any such termination, and any such termination will not relieve any breaching party from liability for any uncured breach of any covenant or agreement giving rise to such termination.

Management and Operations After the Merger

     On the Effective Date, Progressive will be merged with and into Hibernia and the Bank will be merged with and into HNB, and the separate existences of Progressive and the Bank will cease. The offices of the Bank will thereafter be operated as branch banking offices of HNB. The employees of the Bank on the Effective Date will become employees of HNB, and will be employed on an "at will" basis thereafter, subject to any existing employment agreements or similar contractual obligations assumed by Hibernia.

     The Boards of Directors of Hibernia and HNB following the Merger will consist of those persons serving as directors immediately prior thereto. Information regarding the directors of Hibernia elected at its annual meeting of shareholders on April 18, 1995 is contained in documents incorporated herein by reference. See "Available Information" and "Incorporation by Reference." The directors of Progressive and the Bank will cease to serve as directors as of the Effective Date.

Certain Differences in Rights of Shareholders

     If the shareholders of Progressive approve the Merger and the Merger is subsequently consummated, all holders of Progressive Common Stock, other than any shareholders who exercise and perfect dissenters' rights, will become shareholders of Hibernia. As shareholders of Hibernia, their rights will be governed by and subject to Hibernia's Articles of Incorporation and Bylaws, rather than Progressive's Articles of Incorporation and Bylaws. The following is a summary of the principal differences between the rights of shareholders of Progressive and Hibernia not described elsewhere in this Proxy Statement-Prospectus.

     Number and Classes of Shares. Hibernia's Articles of Incorporation authorize 200,000,000 shares of common stock and 100,000,000 shares of preferred stock. The Hibernia Board of Directors has the authority to determine the designations, voting powers, preferences and relative participating, option or other special rights, and the qualifications, limitations or restrictions on such shares of capital stock. The Articles of Incorporation of Progressive authorize 2,000,000 shares of common stock and 1,000,000 shares of preferred stock. The Progressive Board of Directors has the authority to establish one or more series of preferred stock, and to determine the relative rights and preferences of the shares of any series of preferred stock. The Articles of Incorporation of Progressive have established a class of 225,000 shares of preferred stock designated as "Class A Preferred Stock." The shares of Class A Preferred Stock are entitled to the preferential right, among other things, to receive a cumulative annual dividend of $1.25 per share, and are subject to redemption at a price of $12.50 plus all accrued and unpaid dividends. Such shares of Class A Preferred Stock have no voting rights, except in certain limited circumstances not involved in the Merger.

     Directors. Hibernia's Articles of Incorporation provide that the number of directors is determined by reference to the Hibernia Bylaws. The Bylaws provide that the exact number of directors is the number determined, from time to time, by resolution of the Board of Directors. Currently, such resolution calls for 22 directors. Such resolution can be modified or repealed at any time by the Board of Directors. Hibernia's Board is divided into three classes, each of which is elected for a three-year term. The Progressive Articles of Incorporation provide for an initial board of four persons, subject to the authority of the Progressive Board of Directors to change the exact number of directors.

     The Bylaws of Progressive provide that directors of Progressive may be removed, with or without cause, by vote of a majority of the total voting power. Hibernia's Bylaws provide that a director may be removed by the Board of Directors for cause, if he is interdicted or adjudicated an incompetent or bankrupt, is unable to perform his duties for six months or becomes affiliated with a competitor of Hibernia. Shareholders may remove a director by vote of two-thirds of the total voting power, or by a majority of the voting power if removed for cause. "Cause" is defined in the Hibernia Bylaws to mean gross negligence or willful misconduct.

     The Bylaws of Hibernia provide that all directors must meet certain criteria as to age, number of shares of voting securities held, and non-affiliation with competitors in order to serve on the Board of Directors. There are no criteria for service on the Progressive Board of Directors specified in Progressive's Articles or Bylaws.

     Shareholder Proposals. Hibernia's Bylaws contain certain provisions that allow shareholders to submit a proposal to be voted upon at any shareholders meeting or to nominate an individual for election as a director only under certain circumstances and provided that the shareholder complies with all of the conditions set forth in the Bylaws. The Progressive Bylaws do not contain any provisions relating to shareholder proposals or the nomination of persons to serve as directors.

     Certain Transfer Restrictions Relating to Five Percent Shareholders. The Articles of Incorporation and Bylaws of Progressive do not restrict the transfer of shares of Progressive stock. With respect to Hibernia, however, Article IX of Hibernia's Articles of Incorporation restricts the transfer of equity interests in Hibernia under certain circumstances. This restriction (the "Five Percent Restriction") is intended to protect Hibernia from certain transfers of equity interests that could have a material adverse effect on Hibernia's ability to use certain tax benefits to reduce its taxable income. Under the Five Percent Restriction, if, before December 29, 1995, a shareholder transfers or agrees to transfer Hibernia stock or stock equivalents, the transfer will be prohibited and void to the extent that it would result, under applicable Federal income tax rules, in the identification of a new "five percent shareholder" of Hibernia or an increase in the percentage stock ownership of any existing "five percent shareholder."

     The Five Percent Restriction does not apply to any transfer that has been approved in advance by the Board of Directors of Hibernia, or that is made in compliance with exceptions established from time to time by resolution of the Board of Directors. The Board of Directors may withhold its approval of a transfer only if, in its judgment, the transfer may result in any limitation on the use by Hibernia of its net operating loss carry forwards or built-in tax losses or other tax attributes. The Board of Directors may adopt further resolutions exempting additional transfers from the Five Percent Restriction.

     The Five Percent Restriction may adversely affect the marketability of the Hibernia Common Stock by discouraging potential investors from acquiring equity securities of Hibernia. However, although the Five Percent Restriction may have the effect of impeding a shareholder's attempt to acquire a significant or controlling interest in Hibernia, the purpose of the Five Percent Restriction is to preserve the tax benefits of Hibernia's previous losses, not to insulate management from change. Management of Hibernia believes the tax benefits outweigh any anti-takeover impact of the Five Percent Restriction. Any anti-takeover effect of the Five Percent Restriction will end with the termination of the Five Percent Restriction on December 29, 1995.

     Liquidity of Stock. There currently is no market for shares of Progressive Common Stock, and such a market is not likely to develop in the future. Shares of Hibernia Common Stock are listed for trading on the NYSE. Current quotes of the market price of Hibernia Common Stock are available from brokerage firms and other securities professionals, as well as other sources, and are published in major newspapers on a daily basis. Shares of Hibernia Common Stock to be issued in the Merger may be freely resold by persons who are not "affiliates" of Progressive or Hibernia. See "Resale of Hibernia Common Stock," below.

     Amendment of Bylaws. The Bylaws of Hibernia may be amended by vote of two-thirds of the continuing directors, subject to the power of the shareholders to change or repeal any bylaw so made by vote of a majority of the total voting power. Pursuant to the Bylaws of Progressive, the Board of Directors may alter, amend or repeal the bylaws or adopt new bylaws.

     Vote for Merger or Consolidation. The Articles of Incorporation of Hibernia provide that a merger or consolidation may be approved by vote of a majority of the voting shares issued and outstanding. The Articles of Incorporation of Progressive are silent as to such vote; therefor, the vote of two-thirds of the voting power present is required to approve such a transaction pursuant to the LBCL.

Interests of Certain Persons in the Merger

     Indemnification of Progressive and the Bank Directors. The Agreement includes certain provisions that protect the officers and directors of Progressive and the Bank from and against liability for actions arising while they served in those capacities for Progressive and the Bank. The Agreement provides for indemnification of such persons to the same extent as they would have been indemnified under the Articles of Incorporation and/or Bylaws of Hibernia, in the case of a claim against him in his capacity as an officer or director of Progressive, or HNB, in the case of a claim against him in his capacity as an officer or director of the Bank, as such documents were in effect on the date of the Agreement, except that the Agreement limits Hibernia's aggregate liability for such indemnification to $5 million and requires each officer and director eligible for such indemnification to execute a joinder agreement in which such persons agree to cooperate with Hibernia in any litigation or proceeding giving rise to a claim of indemnification. The indemnification provisions of the Agreement do not apply to claims the existence of which such person knew or should have known but failed to make a good faith effort to require Progressive and the Bank to notify its director and officer liability insurance carrier of prior to the Closing Date.

     The Agreement also provides for indemnification of Progressive's officers, directors and any person who controls Progressive or the Bank within the meaning of the Securities Act from and against any liability arising under the Securities Act or otherwise, if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated in the Registration Statement or necessary to make the statements made therein not misleading. This indemnification does not apply to statements made in reliance on information furnished to Hibernia by Progressive or the Bank for use in the Registration Statement, which includes this Proxy Statement-Prospectus. The Agreement sets no limit on the aggregate amount of Hibernia's obligations to indemnify individuals for liability under the Securities Act.

     Severance and Retention Benefits. An employee severance plan and certain management retention agreements were adopted by the Bank in 1994 to encourage its employees and senior management to continue their employment with the Bank in the context of ongoing merger discussions between Progressive and certain non-affiliated financial institutions as described elsewhere herein.

     Pursuant to such severance plan, employees of the Bank (other than the President) who work at least 37.5 hours per week and have been employed by the Bank for at least twelve months will receive special severance benefits based upon years of service and level of compensation if they remain in the employ of the Bank until the date of the Merger (which will constitute a "Change in Control" under the severance plan and retention agreements) and either are not offered employment by Hibernia or HNB following the Merger, are offered employment with Hibernia or HNB involving a position that is substantially different (within the meaning of the severance plan) from such employee's position with the Bank immediately prior to the Merger, or are terminated by Hibernia or HNB following the Merger other than "for cause" (as defined in the severance plan). The Bank's retention agreements entered into with certain employees of the Bank also provide for benefits if the covered employees remain in the employ of the Bank following a Change in Control until the Closing Date (as defined therein). If the Merger is consummated and the other conditions of the severance plan and retention agreements applicable to the Bank's executive officers are satisfied, each executive officer of the Bank (other than John H. Laing, the Bank's President and Chief Executive Officer) will receive severance and retention benefits equal to between 10 and 12 months of such officer's current base compensation in a lump sum payment.

     In addition, Mr. Laing currently has an employment agreement with the Bank that provides for certain severance payments if Mr. Laing is terminated or voluntarily resigns his employment within the thirty days immediately following a "Change of Control" of the Bank (which term, as defined in such agreement, includes the Merger). As a result, if the Merger is consummated and Mr. Laing is involuntarily terminated for reasons other than cause, death, disability or retirement, or voluntarily resigns his employment within the first thirty days following consummation of the Merger, Mr. Laing will be entitled to a severance payment equal to his full base salary at regular intervals for the thirty-six months following his termination or resignation, and incentive compensation for such period equal to the average of the annual incentive compensation received by Mr. Laing during each of the five years immediately preceding his termination or resignation, which compensation shall be payable at the conclusion of each succeeding year that ends during the thirty-six months following his termination or resignation.

Employee Benefits

     The Agreement provides that Hibernia will use its best efforts to cause to be provided to all employees of Progressive and the Bank who are employed as of the Effective Date the same employee benefits as those offered by Hibernia and HNB to their employees, except that employees of Progressive and the Bank will not be required to wait for any period in order to be eligible to participate in Hibernia's Flex Plan (including its medical and dental coverage). For the purposes of the Hibernia 401(k) plan (the Retirement Security Plan) and the Hibernia ESOP, each employee of Progressive or the Bank will be treated as if they were employed by Hibernia (for both eligibility and vesting) for the full time that they were employed by Progressive or the Bank.

Expenses

     The Agreement provides that all expenses incurred in connection with the negotiation and execution of the Agreement and the consummation of the Merger, other than printing expenses, which shall be borne by Hibernia, will be borne by the party that incurred them, regardless of whether the Merger is consummated.

Material Tax Consequences

     The following is a summary description of the material tax consequences of the Merger to the shareholders of Progressive;
it is not intended to be a complete description of the federal income tax consequences of the Merger. Tax laws are complex, and each shareholder's individual circumstances may affect the tax consequences to such shareholder. In addition, no specific analysis is provided with respect to the tax consequences of the Merger under applicable state, local or other tax laws. Each shareholder is therefore urged to consult a tax advisor regarding the tax consequences of the Merger to him, her or it.

     Consummation of the Merger is conditioned upon the receipt of an opinion to the effect that the Merger, when consummated in accordance with the terms of the Agreement, will constitute a reorganization within the meaning of Section 368(a) of the Code, and that the exchange of Progressive Common Stock for Hibernia Common Stock will not give rise to the recognition of gain or loss for federal income tax purposes to Progressive's shareholders. The parties have received the opinion of Ernst & Young LLP, certified public accountants, to the foregoing effects. A copy of such opinion is attached hereto as Appendix C.

     If the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code: (i) no gain or loss will be recognized by Progressive, the Bank, Hibernia or HNB by reason of the Merger or the Bank Merger; (ii) a shareholder of Progressive will not recognize any gain or loss for federal income tax purposes to the extent Hibernia Common Stock is received in the Merger in exchange for Progressive Common Stock;
(iii) the tax basis in Hibernia Common Stock received by a shareholder of Progressive will be the same as the tax basis in the Progressive Common Stock surrendered in exchange therefor;
(iv) the holding period, for federal income tax purposes, for Hibernia Common Stock received in exchange for Progressive Common Stock will include the period during which the shareholder held the Progressive Common Stock surrendered in the exchange, provided that the Progressive Common Stock was held as a capital asset at the Effective Date; and (v) cash received in the Merger in lieu of fractional shares will not adversely affect the income tax treatment of the exchange of shares, but will be treated as a partial redemption of the shareholder's interest in his stock and therefore will generally result in the recognition of capital gain or loss, if the shares surrendered were held as a capital asset, depending upon the shareholder's basis in the Progressive Common Stock surrendered.

     Any cash payment received in exchange for shares of Progressive Preferred Stock and by dissenting shareholders will be treated as a complete redemption of the shareholders' interests in their Progressive Preferred Stock or Progressive Common Stock, as the case may be, and will generally be subject to federal and state income tax as a capital gain or loss. For more information regarding the income tax consequences of cash payments received by dissenting shareholders, see "Rights of Dissenting Shareholders."

     The Louisiana income tax treatment of the Merger to the shareholders of Progressive should generally be substantially the same as the federal income tax treatment described above.
Shareholders residing in states other than Louisiana are encouraged to consult their tax advisors regarding the state income tax implications of the Merger to them.

Resale of Hibernia Common Stock

     The shares of Hibernia Common Stock to be exchanged for Progressive shares in the Merger have been registered under the Securities Act and have been approved for listing on the NYSE. This registration permits the Hibernia shares to be freely transferred by anyone who is not an "affiliate" of Hibernia after the Merger and anyone who was not an "affiliate" of Progressive prior to the Merger, within the meaning of Rule 145 under the Securities Act. For the purposes of that rule, affiliates are generally persons (including corporations and partnerships) that control, are controlled by, or are under common control with Hibernia or Progressive, as the case may be. Executive officers, directors and 10% shareholders may be deemed to be affiliates for these purposes.

     Rule 145 imposes certain restrictions on the sale of stock received in a merger or consolidation by an affiliate of the acquired company, even if that person does not become an affiliate of the acquiring company. Affiliates of Progressive will only be permitted to resell any Hibernia shares received by them in the Merger if they register those shares for resale or they comply with the restrictions of Rule 145. Anyone who is or may be an affiliate of Progressive should carefully consider the resale restrictions imposed by Rule 145 before he attempts to transfer any shares of Hibernia Common Stock received in the Merger.

     Each of the persons identified by Progressive as an "affiliate" has executed an agreement in which those individuals commit to transferring their Hibernia shares only in accordance with the securities laws and in a manner that does not jeopardize the treatment of the Merger as a pooling of interests for accounting purposes. The pooling of interests accounting rules will prohibit affiliates of Progressive from transferring any Hibernia stock received by them until Hibernia has published financial results that include at least thirty days of operations after the consummation of the Merger, which generally will occur in the month following the fiscal quarter-end that follows the Effective Date. In addition to the aforementioned agreements, Hibernia intends to place stop transfer instructions with its transfer agent with respect to shares of Hibernia Common Stock issued to affiliates of Progressive.

Dividend Reinvestment Plan

     Hibernia maintains a Dividend Reinvestment Plan through which shareholders of Hibernia may reinvest dividends in Hibernia Common Stock. Shares are purchased for participants in the plan at their market value, which is determined by the market price of Hibernia Common Stock on the NYSE. The plan also permits participants to purchase additional shares with cash at the then-current market price. All shares purchased through the plan are held in a separate account for each participant and maintained by Hibernia's transfer agent. Shareholders who participate in the Dividend Reinvestment Plan purchase shares through the plan without paying brokerage commissions or other costs ordinarily associated with open market purchases of stock. It is anticipated that the Dividend Reinvestment Plan will continue after the Effective Date and that shareholders of Progressive who become shareholders of Hibernia will have the same opportunity to participate in the plan as other shareholders of Hibernia.

Accounting Treatment

     It is anticipated that the Merger will be accounted for as a
"pooling of interests" transaction.  Among other requirements, in order for the Merger to qualify for pooling of interests
accounting treatment, 90% or more of the outstanding Progressive
Common Stock must be exchanged for Hibernia Common Stock.
The rules governing pooling of interests accounting generally permit
10% of the outstanding Progressive Common Stock.  Due to the number of shares of Progressive Common Stock owned by Hibernia and its affiliates and the number of treasury shares held by Progressive holders of only approximately 5.7% (35,207 shares) of the
outstanding Progressive Common Stock could exercise dissenters'
rights in this transaction.  Hibernia will not be obligated to effect the Merger if the transaction does not qualify for
pooling of interests accounting to be exchanged for cash in the exercise of dissenters' rights or otherwise not exchanged for shares of Hibernia Common Stock as a result of the Merger.
It is anticipated that Hibernia would abandon or attempt to renegotiate the
Merger.   Also, in order for the pooling of interests accounting method to apply, "affiliates" of Progressive cannot reduce their holdings of Hibernia Common Stock received in the Merger for a period beginning on the Effective Date and ending upon the publication of at least 30 days of post-Merger combined operations of Progressive and Hibernia. Persons believed by Progressive to be "affiliates" have agreed to comply with these restrictions. See "Resale of Hibernia Common Stock," above.

     Progressive has agreed to use its best efforts to permit the transaction to be accounted for as a pooling of interests.
Hibernia is not obligated to consummate the Merger if the Merger does not qualify for pooling of interests accounting treatment.


                   RIGHTS OF DISSENTING SHAREHOLDERS

     Each holder of Progressive Common Stock who objects to the Merger is entitled to the rights and remedies of dissenting shareholders provided in Section 131 of the LBCL, a copy of which is set forth as Appendix D hereto.

     Section 131 provides that shareholders of Louisiana corporations who vote against a merger have the right to dissent if the merger is authorized by less than 80% of the total voting power of the corporation. In order to so dissent, the shareholder must file with the corporation a written objection to the merger, which objection must be filed with the corporation prior to or at the date of the meeting at which the vote is taken. In addition, the shareholder must vote against the merger at the meeting. If the merger is approved by less than eighty percent of the total voting power of the corporation, the corporation must provide by registered mail notice of such vote to shareholders who filed a written objection and voted against the merger. A dissenting shareholder may then file with the corporation a written demand for the fair cash value of his or her shares as of the day before the vote was taken. The demand must be made within twenty days of the mailing of the notice from the corporation and must include the fair value being requested by the dissenting shareholder. The shareholder must also include in the demand a post office address to which the corporation's reply may be sent and must deposit his or her shares in escrow at a bank or trust corporation, duly endorsed and transferred to the corporation on the sole condition that the fair value be paid.
If the corporation does not agree with the fair value requested by the dissenting shareholder, it must notify the shareholder within twenty days after receipt of the shareholder's demand and state in such notice the value it is willing to pay for the shares. If a disagreement continues over the fair value, the LBCL provides a method for determination of fair value by a district court in the parish in which the corporation (if it still exists) or the merged corporation has its registered office.

     The amount received by a dissenting shareholder may be more or less than, or equal to, the value of the Hibernia Common Stock received by other Progressive shareholders in the Merger.

     Shareholders who file a demand for payment of fair value cease to have any rights as shareholders of the corporation thereafter. Also, shareholders may withdraw their demand at any time before the corporation gives notice of disagreement. Withdrawal of a demand thereafter requires the written consent of the corporation in order to be effective.

     Each step must be taken in strict compliance with the applicable provisions of the statute in order for holders of Progressive Common Stock to perfect dissenters' rights. Holders of Progressive Common Stock will lose their right to dissent from the Merger unless they both (i) file with Progressive a written objection to the Merger prior to or at the Special Meeting and
(ii) vote their shares (in person or by proxy) against the proposed Agreement and the Merger at the Special Meeting.

     THE FOREGOING SUMMARY OF THE PROVISIONS OF THE LBCL RELATING
TO DISSENTERS' RIGHTS IS NECESSARILY INCOMPLETE AND IS QUALIFIED
IN ITS ENTIRETY BY REFERENCE TO EXCERPTS FROM THE LBCL SET FORTH
HEREIN AS APPENDIX D.

     Holders of Progressive Common Stock who exercise and perfect dissenters' rights and who receive cash for their shares will generally be subject to federal and state income tax on all or a portion of the amount of cash received. Furthermore, if the Merger is effected, the cash paid to dissenting shareholders may be more or less than the value of the Hibernia Common Stock issued to those shareholders of Progressive who voted in favor of the Merger. The receipt of cash for shares will be generally treated as a distribution in redemption of the shareholder's stock and, depending on the individual shareholder's circumstances, may be deemed to be a complete termination of interest resulting in a capital gain or loss to such shareholder. The tax opinion rendered by Ernst & Young LLP and attached hereto as Appendix C states that payments to dissenting shareholders are not exempt from federal or state income tax. Shareholders desiring to dissent from the Merger are urged to consult their tax advisors with regard to the tax implications to them of exercising dissenters' rights.


                     PRO FORMA FINANCIAL INFORMATION

     The following pro forma financial statements reflect all of Hibernia's pending mergers giving effect to the assumptions and adjustments described in the accompanying notes.

     The information in the column titled "Historical Hibernia Corporation" on the Pro Forma Combined Balance Sheet and the Pro Forma Combined Income Statements is summarized from the audited consolidated financial statements of Hibernia contained in its Annual Report on Form 10-K for the year ended December 31, 1994. The information in the column titled "Restated Hibernia Corporation" reflects the impact of the merger with American Bank consummated on March 1, 1995, which was accounted for as a pooling of interests. The information contained in the columns "Progressive Bancorporation, Inc.," "STABA Bancshares, Inc." and "Bank of St. John" is based on December 31, 1994, 1993 and 1992 audited financial statements of those entities. The pro forma financial statements do not purport to be indicative of the results that actually would have occurred if the Merger, or the other consummated and probable mergers had occurred on the dates or during the periods or that may be obtained in the future.

     On December 1, 1994 Hibernia entered into an agreement and plan of merger with STABA, the holding company of State Bank and Trust Company ("State Bank"), headquartered in Donaldsonville, Louisiana. State Bank operates four offices in Ascension Parish, Louisiana. As of December 31, 1994 STABA reported consolidated assets of approximately $92 million and consolidated shareholders equity of approximately $7.7 million. The terms of the merger agreement provide that STABA shareholders will receive shares of Hibernia Common Stock valued at an aggregate of $18,000,000. For purposes of these pro forma financial statements, it is assumed that Hibernia will issue 2,322,581 shares of Hibernia Common Stock in connection with the STABA merger and that the transaction will be accounted for as a pooling of interests.

     On January 25, 1995 Hibernia announced that it had reached an agreement to merge with Bank of St. John, headquartered in LaPlace, Louisiana. As of December 31, 1994, Bank of St. John had assets of approximately $124 million, shareholders equity of $11.8 million and operated four banking offices, two in LaPlace and one in each of Reserve and Edgard, Louisiana, and one loan production office in Metairie, Louisiana. The terms of the merger agreement provide that Bank of St. John shareholders will receive shares of Hibernia Common Stock valued at an aggregate of $25,875,000. For the purposes of these pro forma financial statements, it is assumed that Hibernia will issue 3,338,710 shares of Hibernia Common Stock in connection with the Bank of St. John merger and that the transaction will be accounted for as a pooling of interests.

     The mergers with STABA and Bank of St. John are subject to the satisfaction of certain conditions similar to those described herein with regard to the Merger. There can be no assurance that any of such proposed mergers will occur.


                        PRO FORMA COMBINED BALANCE SHEET
                                 (Unaudited)

     The following unaudited pro forma combined balance sheet combines the restated balance sheet of Hibernia and the historical balance sheets of Progressive, STABA and Bank of St. John as if the respective mergers had each been effective on December 31, 1994. This unaudited pro forma combined balance sheet should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference into this Proxy Statement-Prospectus, and the historical financial statements and related notes of Progressive, contained elsewhere herein.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET
December 31, 1994

                                                                       (A)
                                                       HISTORICAL   RESTATED     PROGRESSIVE      PRO          PRO FORMA
                                                        HIBERNIA    HIBERNIA   BANCORPORATION,   FORMA         HIBERNIA
Unaudited ($ in thousands)                            CORPORATION  CORPORATION      INC.          ADJ.        CORPORATION
ASSETS
  Cash and due from banks                                $353,267     $359,483         $9,342                    $368,825
  Short-term investments                                  185,626      193,210              -     ($3,377)(B)     189,833
  Securities available for sale                           537,415      539,570         22,881                     562,451
  Securities held to maturity                           1,736,917    1,753,952         25,656                   1,779,608
  Loans, net of unearned income                         3,375,691    3,428,485         79,773      (2,735)(C)   3,505,523
      Reserve for possible loan losses                   (148,596)    (149,404)        (1,216)                   (150,620)
          Loans, net                                    3,227,095    3,279,081         78,557      (2,735)      3,354,903
  Bank premises and equipment                             108,445      111,000          2,856                     113,856
  Customers' acceptance liability                           4,589        4,589              -                       4,589
  Other assets                                            182,428      183,155          2,401         (41)(C)     185,515
          TOTAL ASSETS                                 $6,335,782   $6,424,040       $141,693     ($6,153)     $6,559,580

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                      $1,063,365   $1,077,583        $21,729                  $1,099,312
      Interest-bearing                                  4,443,390    4,507,737        100,032                   4,607,769
          Total Deposits                                5,506,755    5,585,320        121,761           -       5,707,081
  Short-term borrowings                                   158,869      159,105              -                     159,105
  Liability on acceptances                                  4,589        4,589              -                       4,589
  Other liabilities                                       103,209      103,740          1,107        ($41)(C)     104,806
  Debt                                                      5,650        5,650          8,931      (2,735)(C)      11,846
          TOTAL LIABILITIES                             5,779,072    5,858,404        131,799      (2,776)      5,987,427

SHAREHOLDERS' EQUITY
  Preferred Stock                                               -            -            130        (130)(B)           -
  Common Stock                                            209,369      213,399             65       4,735 (B)     218,199
  Surplus                                                 388,304      387,939          2,016      (4,760)(B)     381,948
                                                                                                   (3,247)(B)
  Retained earnings (deficit)                             (16,462)     (11,187)         8,233                      (2,954)
  Treasury Stock                                           (2,414)      (2,414)           (25)         25 (B)      (2,414)
  Unrealized losses on securities available for sale      (22,087)     (22,101)          (525)                    (22,626)
          TOTAL SHAREHOLDERS' EQUITY                      556,710      565,636          9,894      (3,377)        572,153
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $6,335,782   $6,424,040       $141,693     ($6,153)     $6,559,580

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED BALANCE SHEET, (continued)
December 31, 1994

                                                                                                                 TOTAL
                                                       PRO FORMA      STABA                                    PRO FORMA
                                                        HIBERNIA   BANCSHARES,     BANK OF     PRO FORMA       HIBERNIA
Unaudited ($ in thousands)                            CORPORATION     INC.        ST. JOHN    ADJUSTMENTS     CORPORATION

ASSETS
  Cash and due from banks                                $368,825       $4,383        $13,654                    $386,862
  Short-term investments                                  189,833        1,267          4,700                     195,800
  Securities available for sale                           562,451       17,915         23,357                     603,723
  Securities held to maturity                           1,779,608       17,811         11,953                   1,809,372
  Loans, net of unearned income                         3,505,523       48,152         66,571                   3,620,246
      Reserve for possible loan losses                   (150,620)      (1,023)          (954)                   (152,597)
          Loans, net                                    3,354,903       47,129         65,617           -       3,467,649
  Bank premises and equipment                             113,856        2,229          1,852                     117,937
  Customers' acceptance liability                           4,589            -              -                       4,589
  Other assets                                            185,515        1,606          2,648                     189,769
          TOTAL ASSETS                                 $6,559,580      $92,340       $123,781          $0      $6,775,701

LIABILITIES
  Deposits:
      Demand, noninterest-bearing                      $1,099,312      $13,793        $15,318                  $1,128,423
      Interest-bearing                                  4,607,769       69,513         95,282                   4,772,564
          Total Deposits                                5,707,081       83,306        110,600           -       5,900,987
  Short-term borrowings                                   159,105          825            288                     160,218
  Liability on acceptances                                  4,589            -              -                       4,589
  Other liabilities                                       104,806          486          1,069                     106,361
  Debt                                                     11,846            -              -                      11,846
          TOTAL LIABILITIES                             5,987,427       84,617        111,957           -       6,184,001

SHAREHOLDERS' EQUITY
  Preferred Stock                                               -            -              -                           -
  Common Stock                                            218,199          152            750      $9,967 (D)     229,068
  Surplus                                                 381,948        3,176          2,250     (10,020)(D)     377,354
  Retained earnings (deficit)                              (2,954)       4,931          9,630                      11,607
  Treasury Stock                                           (2,414)         (53)             -          53 (D)      (2,414)
  Unrealized losses on securities available for sale      (22,626)        (483)          (806)                    (23,915)
          TOTAL SHAREHOLDERS' EQUITY                      572,153        7,723         11,824           -         591,700
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $6,559,580      $92,340       $123,781          $0      $6,775,701

See notes to Pro Forma Combined Financial Statements.

                        PRO FORMA COMBINED INCOME STATEMENTS
                                     (Unaudited)

     The following unaudited pro forma combined income statements for the years ended December 31, 1994, 1993 and 1992 combines the restated income statements of Hibernia and the historical income statements of Progressive, STABA and Bank of St. John as if the respective mergers had each been effective on January 1, 1992. The pro forma combined income statements should be read in conjunction with the historical financial statements and related notes of Hibernia, incorporated by reference into this Proxy Statement-Prospectus, and the historical financial statements and related notes of Progressive, contained elsewhere herein. The costs associated with the Merger, estimated to be approximately $___________, will be accounted for as a current period expense upon consummation of the Merger and have not been reflected in the pro forma combined income statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 1994

                                                                              (A)
                                                           HISTORICAL      RESTATED       PROGRESSIVE      PRO FORMA
                                                            HIBERNIA       HIBERNIA     BANCORPORATION,     HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    CORPORATION         INC.        CORPORATION
Interest Income
    Interest and fees on loans                                 $267,156       $272,391            $7,858      $280,249
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            139,468        140,956             3,381       144,337
        Obligations of states and political subdivisions          1,144          1,256               762         2,018
    Trading account interest                                         22             22                 -            22
    Interest on time deposits in domestic banks                       6             11               125           136
    Interest on federal funds sold and securities
        purchased under agreements to resell                      6,583          6,808                 -         6,808
        Total Interest Income                                   414,379        421,444            12,126       433,570
Interest Expense
    Interest on deposits                                        146,499        148,354             3,914       152,268
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            5,771          5,775                16         5,791
    Interest on debt and other                                    2,006          2,006               632         2,638
        Total Interest Expense                                  154,276        156,135             4,562       160,697
Net Interest Income                                             260,103        265,309             7,564       272,873
    Provision for possible loan losses                          (17,231)       (17,601)             (648)      (18,249)
Net Interest Income After Provision for
    Possible Loan Losses                                        277,334        282,910             8,212       291,122
Noninterest Income
    Trust fees                                                   12,420         12,420                 -        12,420
    Service charges on deposits                                  41,909         42,496               931        43,427
    Other service, collection and exchange charges               21,069         20,747               477        21,224
    Other operating income                                       10,305         10,783                72        10,855
    Securities gains, net                                        (3,906)        (3,652)             (124)       (3,776)
        Total Noninterest Income                                 81,797         82,794             1,356        84,150
Noninterest Expense
    Salaries and employee benefits                              118,383        119,994             2,582       122,576
    Occupancy expense, net                                       25,678         26,042               352        26,394
    Equipment expense                                            15,801         15,998               251        16,249
    Data processing expense                                      19,521         20,342               156        20,498
    Foreclosed property expense                                  (6,560)        (6,994)              102        (6,892)
    Amortization of intangibles                                  23,113         23,113               118        23,231
    Other operating expense                                      75,234         76,455             1,887        78,342
        Total Noninterest Expense                               271,170        274,950             5,448       280,398
Income Before Income Taxes                                       87,961         90,754             4,120        94,874
Income tax expense                                                3,310          4,183              (596)        3,587
Income from Continuing Operations                               $84,651        $86,571            $4,716       $91,287

Pro Forma Weighted Average Common Shares                    108,488,873    110,587,841         2,500,000   113,087,841

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.78          $0.78                           $0.81

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 1994, (continued)

                                                                                                             TOTAL
                                                            PRO FORMA        STABA                         PRO FORMA
                                                            HIBERNIA      BANCSHARES,       BANK OF         HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION       INC.           ST. JOHN      CORPORATION
Interest Income
    Interest and fees on loans                                 $280,249         $4,136            $6,287      $290,672
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            144,337          2,019             2,265       148,621
        Obligations of states and political subdivisions          2,018            304               170         2,492
    Trading account interest                                         22              -                 -            22
    Interest on time deposits in domestic banks                     136             42                 5           183
    Interest on federal funds sold and securities
        purchased under agreements to resell                      6,808             91               176         7,075
        Total Interest Income                                   433,570          6,592             8,903       449,065
Interest Expense
    Interest on deposits                                        152,268          2,326             2,495       157,089
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            5,791             13                 1         5,805
    Interest on debt and other                                    2,638              -                 6         2,644
        Total Interest Expense                                  160,697          2,339             2,502       165,538
Net Interest Income                                             272,873          4,253             6,401       283,527
    Provision for possible loan losses                          (18,249)           180                 -       (18,069)
Net Interest Income After Provision for
    Possible Loan Losses                                        291,122          4,073             6,401       301,596
Noninterest Income
    Trust fees                                                   12,420              -                 -        12,420
    Service charges on deposits                                  43,427            478               651        44,556
    Other service, collection and exchange charges               21,224             51               146        21,421
    Other operating income                                       10,855            191               699        11,745
    Securities gains, net                                        (3,776)            24               653        (3,099)
        Total Noninterest Income                                 84,150            744             2,149        87,043
Noninterest Expense
    Salaries and employee benefits                              122,576          1,228             2,154       125,958
    Occupancy expense, net                                       26,394            161               468        27,023
    Equipment expense                                            16,249            324               161        16,734
    Data processing expense                                      20,498             21               539        21,058
    Foreclosed property expense                                  (6,892)             3                94        (6,795)
    Amortization of intangibles                                  23,231              -                 -        23,231
    Other operating expense                                      78,342          1,087               826        80,255
        Total Noninterest Expense                               280,398          2,824             4,242       287,464
Income Before Income Taxes                                       94,874          1,993             4,308       101,175
Income tax expense                                                3,587            593             1,378         5,558
Income from Continuing Operations                               $91,287         $1,400            $2,930       $95,617

Pro Forma Weighted Average Common Shares                    113,087,841      2,322,581         3,338,710   118,749,132

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.81                                          $0.81

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 1993

                                                                              (A)
                                                           HISTORICAL      RESTATED       PROGRESSIVE      PRO FORMA
                                                            HIBERNIA       HIBERNIA     BANCORPORATION,     HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    CORPORATION         INC.        CORPORATION
Interest Income
    Interest and fees on loans                                 $243,546       $248,251            $7,691      $255,942
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            140,858        142,614             2,969       145,583
        Obligations of states and political subdivisions          1,338          1,359               596         1,955
    Trading account interest                                         33             33                 -            33
    Interest on time deposits in domestic banks                     550            556                87           643
    Interest on federal funds sold and securities
        purchased under agreements to resell                      9,592          9,717                 -         9,717
        Total Interest Income                                   395,917        402,530            11,343       413,873
Interest Expense
    Interest on deposits                                        131,292        133,143             3,905       137,048
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            4,016          4,016                24         4,040
    Interest on debt and other                                    3,618          3,618               784         4,402
        Total Interest Expense                                  138,926        140,777             4,713       145,490
Net Interest Income                                             256,991        261,753             6,630       268,383
    Provision for possible loan losses                           (3,734)        (3,734)              168        (3,566)
Net Interest Income After Provision for
    Possible Loan Losses                                        260,725        265,487             6,462       271,949
Noninterest Income
    Trust fees                                                   13,314         13,314                 -        13,314
    Service charges on deposits                                  38,602         39,227               933        40,160
    Other service, collection and exchange charges               19,933         20,025               307        20,332
    Gain on settlement of acquired loans                          1,308          1,308                 -         1,308
    Other operating income                                        8,083          8,546               159         8,705
    Securities gains, net                                            92             97                63           160
        Total Noninterest Income                                 81,332         82,517             1,462        83,979
Noninterest Expense
    Salaries and employee benefits                              108,088        109,647             2,228       111,875
    Occupancy expense, net                                       24,789         25,074               331        25,405
    Equipment expense                                            13,509         13,791               138        13,929
    Data processing expense                                      17,099         17,633               265        17,898
    Foreclosed property expense                                   7,883          8,470               209         8,679
    Provision for data processing enhancements                   11,991         11,991                 -        11,991
    Other operating expense                                      89,271         90,252             2,440        92,692
        Total Noninterest Expense                               272,630        276,858             5,611       282,469
Income Before Income Taxes and
    Cumulative Effect of Accounting Change                       69,427         71,146             2,313        73,459
Income tax expense                                                8,365          8,873               922         9,795
Income from Continuing Operations                               $61,062        $62,273            $1,391       $63,664

Pro Forma Weighted Average Common Shares                    107,917,135    110,016,103         2,500,000   112,516,103

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.57          $0.57                           $0.57

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 1993, (continued)

                                                                                                             TOTAL
                                                            PRO FORMA        STABA                         PRO FORMA
                                                            HIBERNIA      BANCSHARES,       BANK OF         HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION       INC.           ST. JOHN      CORPORATION
Interest Income
    Interest and fees on loans                                 $255,942         $3,951            $5,276      $265,169
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            145,583          2,073             2,871       150,527
        Obligations of states and political subdivisions          1,955            294                64         2,313
    Trading account interest                                         33              -                 -            33
    Interest on time deposits in domestic banks                     643             77                 7           727
    Interest on federal funds sold and securities
        purchased under agreements to resell                      9,717            166                96         9,979
        Total Interest Income                                   413,873          6,561             8,314       428,748
Interest Expense
    Interest on deposits                                        137,048          2,542             2,386       141,976
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            4,040              -                 3         4,043
    Interest on debt and other                                    4,402              -                 5         4,407
        Total Interest Expense                                  145,490          2,542             2,394       150,426
Net Interest Income                                             268,383          4,019             5,920       278,322
    Provision for possible loan losses                           (3,566)           270                50        (3,246)
Net Interest Income After Provision for
    Possible Loan Losses                                        271,949          3,749             5,870       281,568
Noninterest Income
    Trust fees                                                   13,314              -                 -        13,314
    Service charges on deposits                                  40,160            402               649        41,211
    Other service, collection and exchange charges               20,332             54               109        20,495
    Gain on settlement of acquired loans                          1,308              -                 -         1,308
    Other operating income                                        8,705            123               365         9,193
    Securities gains, net                                           160             91                34           285
        Total Noninterest Income                                 83,979            670             1,157        85,806
Noninterest Expense
    Salaries and employee benefits                              111,875          1,120             1,306       114,301
    Occupancy expense, net                                       25,405            163               405        25,973
    Equipment expense                                            13,929            318               122        14,369
    Data processing expense                                      17,898             27               427        18,352
    Foreclosed property expense                                   8,679              -               484         9,163
    Provision for data processing enhancements                   11,991              -                 -        11,991
    Other operating expense                                      92,692          1,011             1,410        95,113
        Total Noninterest Expense                               282,469          2,639             4,154       289,262
Income Before Income Taxes and
    Cumulative Effect of Accounting Change                       73,459          1,780             2,873        78,112
Income tax expense                                                9,795            528               943        11,266
Income from Continuing Operations                               $63,664         $1,252            $1,930       $66,846

Pro Forma Weighted Average Common Shares                    112,516,103      2,322,581         3,338,710   118,177,394

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.57                                          $0.57

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 1992

                                                                              (A)
                                                           HISTORICAL      RESTATED       PROGRESSIVE      PRO FORMA
                                                            HIBERNIA       HIBERNIA     BANCORPORATION,     HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION    CORPORATION         INC.        CORPORATION
Interest Income
    Interest and fees on loans                                 $313,577       $317,937            $7,305      $325,242
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            128,401        130,651             3,184       133,835
        Obligations of states and political subdivisions          1,425          1,425                17         1,442
    Trading account interest                                         99             99                 -            99
    Interest on time deposits in domestic banks                     613            617               188           805
    Interest on federal funds sold and securities
        purchased under agreements to resell                     15,795         15,954                 -        15,954
        Total Interest Income                                   459,910        466,683            10,694       477,377
Interest Expense
    Interest on deposits                                        181,828        184,281             4,514       188,795
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            6,910          6,910                 -         6,910
    Interest on debt and other                                   14,098         14,098               618        14,716
        Total Interest Expense                                  202,836        205,289             5,132       210,421
Net Interest Income                                             257,074        261,394             5,562       266,956
    Provision for possible loan losses                           71,093         71,093               101        71,194
Net Interest Income After Provision for
    Possible Loan Losses                                        185,981        190,301             5,461       195,762
Noninterest Income
    Trust fees                                                   12,860         12,860                 -        12,860
    Service charges on deposits                                  40,279         40,951               861        41,812
    Other service, collection and exchange charges               18,293         18,442               244        18,686
    Gain on settlement of acquired loans                          4,151          4,151                 -         4,151
    Loss on sale of Texas bank                                   (2,934)        (2,934)                -        (2,934)
    Other operating income                                       10,431         10,936                62        10,998
    Securities gains, net                                        17,358         17,442               114        17,556
        Total Noninterest Income                                100,438        101,848             1,281       103,129
Noninterest Expense
    Salaries and employee benefits                              107,968        109,347             1,894       111,241
    Occupancy expense, net                                       27,349         27,607               280        27,887
    Equipment expense                                            15,689         15,941               139        16,080
    Data processing expense                                      18,727         19,189               243        19,432
    Foreclosed property expense                                  25,368         26,335               371        26,706
    Other operating expense                                      84,242         85,231             1,952        87,183
        Total Noninterest Expense                               279,343        283,650             4,879       288,529
Income Before Income Taxes and
    Extraordinary Items                                           7,076          8,499             1,863        10,362
Income tax expense                                                5,113          5,535                50         5,585
Income from Continuing Operations                                $1,963         $2,964            $1,813        $4,777

Pro Forma Weighted Average Common Shares                     54,350,285     56,449,253         2,500,000    58,949,253

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.04          $0.05                           $0.08

See notes to Pro Forma Combined Financial Statements.

HIBERNIA CORPORATION
PRO FORMA COMBINED INCOME STATEMENT
Year Ended December 31, 1992, (continued)

                                                                                                             TOTAL
                                                            PRO FORMA        STABA                         PRO FORMA
                                                            HIBERNIA      BANCSHARES,       BANK OF         HIBERNIA
Unaudited ($ in thousands, except per share data)          CORPORATION       INC.           ST. JOHN      CORPORATION
Interest Income
    Interest and fees on loans                                 $325,242         $3,716            $4,549      $333,507
    Interest on securities:
        U.S. government securities and obligations of
            U.S. government agencies                            133,835          2,023             3,590       139,448
        Obligations of states and political subdivisions          1,442            282                11         1,735
    Trading account interest                                         99              -                 -            99
    Interest on time deposits in domestic banks                     805             81                 4           890
    Interest on federal funds sold and securities
        purchased under agreements to resell                     15,954            374               175        16,503
        Total Interest Income                                   477,377          6,476             8,329       492,182
Interest Expense
    Interest on deposits                                        188,795          2,920             3,151       194,866
    Interest on federal funds purchased and
        securities sold under agreements to repurchase            6,910              -                 2         6,912
    Interest on debt and other                                   14,716              -                 6        14,722
        Total Interest Expense                                  210,421          2,920             3,159       216,500
Net Interest Income                                             266,956          3,556             5,170       275,682
    Provision for possible loan losses                           71,194            363                 -        71,557
Net Interest Income After Provision for
    Possible Loan Losses                                        195,762          3,193             5,170       204,125
Noninterest Income
    Trust fees                                                   12,860              -                 -        12,860
    Service charges on deposits                                  41,812            406               653        42,871
    Other service, collection and exchange charges               18,686             31               146        18,863
    Gain on settlement of acquired loans                          4,151              -                 -         4,151
    Loss on sale of Texas bank                                   (2,934)             -                 -        (2,934)
    Other operating income                                       10,998             67               478        11,543
    Securities gains, net                                        17,556              -                63        17,619
        Total Noninterest Income                                103,129            504             1,340       104,973
Noninterest Expense
    Salaries and employee benefits                              111,241            998             1,049       113,288
    Occupancy expense, net                                       27,887            162               364        28,413
    Equipment expense                                            16,080            218                78        16,376
    Data processing expense                                      19,432             19               390        19,841
    Foreclosed property expense                                  26,706             13             1,111        27,830
    Other operating expense                                      87,183            874             1,117        89,174
        Total Noninterest Expense                               288,529          2,284             4,109       294,922
Income Before Income Taxes and
    Extraordinary Items                                          10,362          1,413             2,401        14,176
Income tax expense                                                5,585            349               800         6,734
Income from Continuing Operations                                $4,777         $1,064            $1,601        $7,442

Pro Forma Weighted Average Common Shares                     58,949,253      2,322,581         3,338,710    64,610,544

Pro Forma Income Per Common Share
     from Continuing Operations (E)                               $0.08                                          $0.12

Notes To Pro Forma Combined Financial Statements.

A. In March of 1995, HNB acquired American Bank in a transaction accounted for as a pooling of interests. Hibernia issued
2,098,968 shares of Hibernia Common Stock in such transaction, with a market price of $7.4875 and a stated value of $4,030,019.

B. Hibernia will issue 2,500,000 shares of Hibernia Common Stock, with an aggregate market value at the date of the Merger of $19,375,000 based upon an assumed market value of $7.75 per share, to effect the Merger. Based upon the 617,670 shares of Progressive Common Stock outstanding on the Record Date, the Exchange Rate in the Merger will be approximately 4.0475. The stated value of Hibernia Common Stock is $1.92 per share. In accordance with the pooling of interests method of accounting, the historical equities of the merged companies are combined.

    In addition, upon the Merger each issued and outstanding share of Progressive Preferred Stock will be converted into the right to receive cash in the amount of $12.50 per share, plus all accumulated and unpaid dividends thereon.

C. The Progressive debt of $2,735,000 is held by HNB and will be offset against the outstanding loan balance upon consummation of the Merger with Progressive.

D. In addition to the Merger, Hibernia is a party to two pending mergers with STABA and Bank of St. John. It is assumed that Hibernia will issue the number of shares of Hibernia Common Stock set forth below in order to effect these mergers in transactions using the pooling of interests method of accounting. The Hibernia Common Stock to be issued in the pending mergers is assumed to have a market value of $7.75 per share and a stated value of $1.92 per share.


                          Assumed          Assumed          Assumed          Assumed
                          Hibernia         Mkt Value        Stated Value     Exchange
                          Shares           of Shares        of Shares         Ratio

STABA                     2,322,581        $18,000,000      $ 4,459,356       19.53

Bank of St. John          3,338,710         25,875,000        6,410,323       11.13
                          _________        ___________      ___________

     Total                5,661,291        $43,875,000      $10,869,679
                          _________        ___________      ___________
                          _________        ___________      ___________


     In accordance with the pooling of interests method of accounting, the historical equities of STABA and Bank of St. John are combined.

E. In connection with obtaining regulatory approval of the acquisition of Pioneer Bancshares Corporation ("Pioneer"), consummated on December 31, 1994, Hibernia agreed to sell three of the branches operated by Pioneer. The sale of these branches was consummated on March 23, 1995, and included the physical premises as well as all deposits, loans and other assets held by those branches. Aggregate deposits and aggregate loans held by those branches as of the date of sale were approximately $36 million and $21 million, respectively. The effect of the sale of these branches is considered immaterial and has not been reflected in the pro forma combined financial statements.

F. Hibernia expects to achieve savings through reductions in interest expense and operating costs in connection with the proposed mergers. The savings vary from merger to merger depending upon Hibernia's pre-merger operations in the respective geographic area. The majority of the savings will be achieved through consolidation of certain operations. The extent to which the savings will be achieved depends, among other things, on the regulatory environment and economic conditions, and may be affected by unanticipated changes in business activities, inflation and certain external factors such as Federal Deposit Insurance Corporation (the "FDIC") assessments. Therefore, there can be no assurance that such savings will be realized. No adjustment has been included in the unaudited pro forma financial statements for the anticipated savings.

                      CERTAIN INFORMATION ABOUT HIBERNIA

     Hibernia is a Louisiana corporation registered under the BHCA. At December 31, 1994, Hibernia had total consolidated assets of approximately $6.3 billion and shareholders' equity of approximately $557 million. Hibernia has a single banking subsidiary, HNB, a national banking association that provides retail and commercial banking services through approximately 143 branches throughout Louisiana. The principal executive offices of Hibernia are located at 313 Carondelet Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-5532.

     During 1994, Hibernia consummated acquisitions of six financial institutions. In March of 1995 HNB acquired American Bank through a merger of American Bank into HNB. In addition, Hibernia has entered into definitive merger agreements with two
other financial institutions, STABA and Bank of St. John.   Each
of these two pending transactions are subject to certain conditions, similar to the conditions to the Merger described herein. These transactions may be consummated, if at all, before or after consummation of the Merger. Shareholders of Progressive will not have the right to vote on any of the other pending transactions. In addition, if the Merger is consummated prior to consummation of any or all of the other pending transactions, former shareholders of Progressive who have not exercised and perfected dissenters' rights will be shareholders of Hibernia at the time those transactions are consummated. Shareholders of Hibernia do not have the right to vote on any of the pending merger transactions.

     On a pro forma basis, as of December 31, 1994, the book value of the shares of Hibernia Common Stock would be slightly decreased by the pending transactions. The effect of the Merger on the book value of Hibernia Common Stock, as well as Progressive Common Stock, is shown under "Comparative Per Share Information" included elsewhere herein.

     Further information concerning the business of Hibernia, and its financial condition, management, principal shareholders, and certain other information has been incorporated by reference into this Proxy Statement-Prospectus. See "Available Information" and "Incorporation by Reference."

Supervision and Regulation

     General. As a bank holding company, Hibernia is subject to the regulations and supervision of the Federal Reserve Board. Under the BHCA, bank holding companies may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited from engaging in nonbanking activities, subject to certain exceptions.

     Hibernia's banking subsidiary, HNB, is subject to supervision and examination by applicable federal and state banking agencies. HNB is a national banking association subject to the regulations and supervision of the OCC. HNB is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon and limitations on the types of investments that may be made and the types of services that may offered. Various consumer laws and regulations also affect the operations of HNB. In addition to the impact of such regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     Payment of Dividends. Hibernia derives substantially all of its income from the payment of dividends by HNB, and its ability to pay dividends is affected by the ability of HNB to pay dividends. HNB is subject to various statutory and contractual restrictions on its ability to pay dividends to Hibernia. Under such restrictions, the amount available for payment of dividends to Hibernia by HNB without OCC approval was approximately $124 million at December 31, 1994. In addition, the OCC has the authority to prohibit any national bank from engaging in an unsafe or unsound practice, and the OCC has indicated its view that it generally would be an unsafe and unsound practice to pay dividends except out of current operating earnings. The ability of HNB to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies or agreements and by capital guidelines. However, HNB paid dividends to Hibernia in the second and third quarter of 1994 without objection by the OCC. Additional information in this regard is contained in documents incorporated by reference herein. See "Available Information" and "Incorporation by Reference."

     In addition, consistent with its policy regarding bank holding companies serving as a source of strength for their subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common shareholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition.

     Hibernia reinstated its dividend on Hibernia Common Stock in September of 1993. Quarterly dividends ranging from $.03 to $.06 per share have been paid on the Hibernia Common Stock since that time.

     Restrictions on Extensions of Credit. HNB is subject to restrictions imposed by federal law on the ability of any national bank to extend credit to affiliates, including Hibernia, to purchase the assets thereof, to issue a guarantee, acceptance or letter of credit on their behalf (including an endorsement or standby letter of credit) or to purchase or invest in the stock or securities thereof or to take such stock or securities as collateral for loans to any borrower. Such extensions of credit and issuances generally must be secured by eligible collateral and are generally limited to 15% of HNB's capital and surplus.


                 CERTAIN INFORMATION CONCERNING PROGRESSIVE

Description of Business

     Progressive is a one-bank holding company organized in 1983 as a business corporation under the laws of the State of Louisiana for the purpose of acquiring 100% of the stock of Progressive Bancshares Corporation, the former holding company of the Bank. As the holder of 100% of the outstanding stock of the Bank, Progressive is registered as a bank holding company subject to regulation under the BHCA. At December 31, 1994, Progressive had total consolidated assets and shareholders' equity of approximately $141.7 million and $9.9 million, respectively, and the Bank had total deposits of approximately $122 million. Progressive derives all of its consolidated revenue and income from the banking and banking-related operations of the Bank. Progressive's executive offices are located at One Progressive Square, Houma, Louisiana 70360.

     The Bank, which is the only subsidiary of Progressive, was organized as a Louisiana state bank in 1973. The Bank provides full service commercial banking services to businesses, industry, public and governmental organizations and individuals from six locations in Terrebonne and Lafouche Parishes, including its main office in Houma, Louisiana and branch offices in Houma, Chauvin and Thibodaux, Louisiana. The Bank offers an array of banking services to individuals and businesses, including demand accounts, NOW accounts, certificates of deposit, money market accounts, savings, and individual retirement accounts, and provides safe deposit boxes, night depository, automated teller machines, and drive-in banking services. The Bank's lending activities consist principally of real estate, consumer, education, and commercial loans. The Bank also provides depository and related financial services to commercial, industrial, financial and governmental customers. The Bank's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. No significant portion of the Bank's loans is concentrated within a single industry or group of related industries. There are no material seasonal factors that would have an adverse effect on Progressive or the Bank.

Supervision and Regulation

     As a bank holding company, Progressive is subject to the supervision of and regulations adopted by the Federal Reserve Board pursuant to the BHCA. Progressive is required under the BHCA to file annual reports with the Federal Reserve Board and such additional information as the Federal Reserve Board may require. The Federal Reserve Board may also make examinations of Progressive and the Bank. Under the BHCA, Progressive also is generally prohibited, with certain exceptions, from engaging in or acquiring control of any company that is engaged in non-banking activities or from engaging in certain tie-in arrangements in connection with any extension of credit or provision of any property or services.

     As a state non-member bank, the Bank is subject to regulation and regular examination by the FDIC and the Louisiana Office of Financial Institutions (the "OFI"). Applicable regulations relate to reserves, investments, loans, issuance of securities, establishment of branches and other aspects of the Bank's operations. The Bank must also furnish quarterly and annual reports to the FDIC.

     The Bank's deposits are insured by the FDIC, which insures up to $100,000 per each insured deposit account. The Bank is currently paying an insurance premium of $230 for each $100,000 of deposits. As of January 1, 1993 the FDIC implemented a traditional risk-related insurance assessment system whereby the FDIC places each insured bank in one of nine risk categories based on its level of capital and other relevant information. Under the system, there is an eight basis point spread between the highest and lowest assessment, with the strongest banks (including the Bank) paying an insurance premium equal to .23% of deposits and the weakest banks paying a premium of .31% of deposits.

     The operations of the Bank, and therefore Progressive, are affected significantly by the actions of the Federal Reserve
Board intended to control the money supply and credit availability in order to influence the national economy.

Competition

     The Bank's general market area is the Greater New Orleans Metropolitan Area, which has an approximate population of 1,200,000 and in which there are numerous banks and other financial institutions. The Bank's primary market area, Houma-Thibodaux, has a current population of approximately 187,000 and has approximately 12 banks and two savings and loan associations currently conducting banking and thrift operations within the market area. The Bank competes with these local institutions and, especially as to larger accounts, with banks and bank holding companies located outside Terrebonne and Lafouche Parishes, particularly in adjacent parishes and the metropolitan areas of New Orleans and Baton Rouge, Louisiana.

     Under Louisiana law, state banks are permitted to open branches throughout the State of Louisiana and, as a result, all national banks domiciled in Louisiana are permitted to establish branches on a statewide basis. Louisiana's banking law also permits bank holding companies domiciled in any other state to acquire Louisiana banks and bank holding companies, if the state in which the bank holding company is domiciled grants reciprocal rights to Louisiana banks and bank holding companies.

     A number of holding companies with greater resources than those of Progressive have acquired banks or holding companies or established branches that operate in the Bank's primary market area and this process of consolidation is continuing. The Progressive Board believes that the size of these institutions allows certain economies of scale that permit their operation on a narrower profit margin than that of the Bank. Competition among banks for loan customers is generally governed by such factors as loan terms, including interest charges, restrictions on borrowers and compensating balances, and other services offered by such banks. The Bank competes with numerous other commercial banks, savings and loan associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to thrift institutions, other businesses in the financial services industry compete with the Bank for retail and commercial deposit funds and for retail and commercial loan business. Competition for loans and deposits is intense among the financial institutions in the Bank's market area.

Employees

     Progressive and the Bank have, in the aggregate, approximately 78 full-time and 22 part-time employees. None of such employees are subject to a collective bargaining agreement.
Management of Progressive considers its relationship with such employees to be good.

Property

     The executive office of Progressive and main banking office of the Bank is an 11,008 square foot structure located at One Progressive Square, on West Tunnel Boulevard, in Houma, Louisiana. This building and land, as well as the building and land where the Bank's branches in West Houma, East Houma and Chauvin, Louisiana are operated, are owned by the Bank and are not subject to a mortgage. All of these full service facilities are of modern construction and, except for the Chauvin branch, have 24-hour automated teller machines. The Bank's Concorde Branch in Houma, Louisiana and Thibodaux Branch in Thibodaux, Louisiana are each located in Winn Dixie stores pursuant to leases expiring in December of 1999 and May of 1999, respectively.

Legal Proceedings

     Progressive and the Bank normally are parties to and have pending routine litigation arising from their regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against Progressive and the Bank, or either of them. As of December 31, 1994, neither Progressive nor the Bank had any litigation pending, other than ordinary routine litigation incidental to their business that was not material in amount in respect of Progressive's assets on a consolidated basis.

Market Prices and Dividends

     Market Prices. Progressive Common Stock is not traded on any exchange or in any other established public trading market.
There are no bid or asked prices available for Progressive Common
Stock.

     At December 31, 1994, there were 450 shareholders of record of Progressive Common Stock.

     Cash Dividends. Progressive has not paid any cash dividends on Progressive Common Stock during the last two years. Progressive has agreed in the Agreement that it will not make, declare, set aside or pay any dividend prior to the Effective Date of the Merger without the written consent of Hibernia.

     The Progressive Preferred Stock accumulates dividends at an annual rate of $1.25 per share. Progressive has never declared a dividend on the Progressive Preferred Stock and does not anticipate declaring a dividend on the Progressive Preferred Stock in the foreseeable future. At December 31, 1994, the amount of accumulated dividends on the Progressive Preferred Stock was approximately $13.55 per share, or an aggregate of $1.76 million. Progressive may not pay a cash dividend in respect of the Progressive Common Stock until all accumulated dividends in respect of the Progressive Preferred Stock have been paid.

     The payment of dividends by the Bank, which would be the source of any dividends paid by Progressive on its shares, is subject to certain legal restrictions applicable to all Louisiana state banks. The prior approval of the OFI is required if the total of all dividends declared in any one year will exceed the sum of the Bank's net profits of that year and net profits of the immediately preceding year. Additionally, dividends may not be declared or paid by a Louisiana state bank unless the bank has unimpaired surplus equal to 50% of the outstanding capital stock of the bank, and no dividend payment may reduce the bank's unimpaired surplus below 50%. At December 31, 1994, the Bank had approximately $4.76 million available for the payment of dividends without prior approval of the OFI.

Security Ownership of Principal Shareholders and Management

     Ownership of Principal Shareholders. The following table sets forth information concerning all persons known to Progressive to be the beneficial owners, directly or indirectly, of more than 5% of the outstanding shares of Progressive Common Stock, Progressive's only class of voting securities, as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

Name and Address           Amount and Nature of         Percent
of Beneficial Owner        Beneficial Ownership         of Class

Gerald H. Smith                 151,862 (1)             24.6%
P. O. Box 131405
Houston, TX  77219

R. Preston Wailes                62,564                 10.1%
1528 Nashville Ave.
New Orleans, LA  70115

D. Kent Anderson                 57,128                  9.2%
P. O. Box 42592
Houston, TX  77242

Linda Marie Perry                52,597 (2)              8.5%
  Arceneaux
#9 Wren Road
Covington, LA  70433

Financial Corporation of         51,762                  8.4%
  Louisiana
P. O. Box 267
Crowley, LA  70527

John H. Laing                    34,391                  5.6%
104 Krumbhaar Court
Houma, LA  70360

(1) Includes 28,175 shares held of record by Mr. Smith as trustee of a family trust and 42,263 shares acquired by Mr. Smith from an estate, as to all of which shares Mr. Smith has sole voting and investment power.

(2) Includes 45,200 shares, in seven equal lots of 5,650 shares, held of record by Mrs. Arceneaux as usufructuary for certain family members and 5,650 shares held of record by Mrs. Arceneaux as trustee of a family trust. Mrs. Arceneaux has sole voting power with respect to the shares held as usufructuary and sole voting and investment power with respect to the shares held as trustee. Also includes 1,800 shares in three custodial accounts of 600 shares each and held of record jointly by Mrs. Arceneaux and other family members on behalf of minor heirs, as to which shares Mrs. Arceneaux has shared voting and investment power. Does not include 11,331 shares beneficially owned by Elton A. Arceneaux, Jr., Mrs. Arceneaux's spouse, as to which Mrs. Arceneaux disclaims beneficial ownership.

     Ownership of Management. The following table sets forth information concerning the shares of Progressive Common Stock and Progressive Preferred Stock beneficially owned, directly or indirectly, by each director and executive officer of Progressive, and all directors and executive officers as a group, as of the Record Date. Unless otherwise indicated, the named persons have direct beneficial ownership of the shares with sole voting and investment power.

(CAPTION>

Name and Address           Class       Amount and Nature of     Percent
of Beneficial Owner        of Stock    Beneficial Ownership    of Class
John H. Laing              Common           34,391                5.6%
                           Preferred         5,660                4.4%

R. Preston Wailes          Common           62,564               10.1%
                           Preferred         3,421                2.6%

Elton A. Arceneaux, Jr.    Common           11,331 (1)            1.8%
                           Preferred         3,299                2.5%

All Directors and          Common          108,286               17.5%
Executive Officers         Preferred        12,380                9.5%
as a Group (3 persons)


(1) Does not include 5,597 shares of Progressive Common Stock owned by Linda Marie Perry Arceneaux, Mr. Arceneaux's spouse, 45,200 shares of Progressive Common Stock, in seven equal lots of 5,650 shares, held of record by Mrs. Arceneaux as usufructuary for certain family members or 5,650 shares of Progressive Common Stock held of record by Mrs. Arceneaux as trustee for a family trust, or 1,800 shares of Progressive Common Stock, in three custodial accounts of 600 shares each, held of record jointly by Mrs. Arceneaux and other family members on behalf of minor heirs, as to all of which shares Mr. Arceneaux disclaims beneficial ownership.


PROGRESSIVE MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     Progressive reported consolidated net income of $4,119,000 for the year ended December 31, 1994, which represents a 230% increase from net income of $1,248,000 for the year ended December 31, 1993. Net income for the year ended December 31, 1993 reflected an 82.5% decrease from net income of $7,127,000 for the year ended
December 31, 1992. Net income per common share was $6.37, $1.71 and $10.67, for 1994, 1993 and 1992, respectively.

     The primary reasons for the improvement in net income for the year ended December 31, 1994 were the payment on August 1, 1994 of a fully reserved investment by the Bank in the 12% Mandatory Convertible Subordinated Debentures due 1996 (the "FCB Debentures") of First Continental Bancshares, Inc. which contributed $1,346,000, the reversal of deferred income taxes which contributed $1,808,000 and a net negative provision for loan losses of $648,000.
Partially offsetting these positive contributions to net income were losses of $874,000 resulting from the year end sale of certain securities in the Bank's available for sale securities portfolio which had declined in value because of the 300 basis point rise in short-term interest rates during 1994.

     The decrease in net income for the year ended December 31, 1993 as compared to the year ended December 31, 1992, was principally attributable to an extraordinary gain of $5,314,000, net of tax effect, included in net income for 1992. Excluding extraordinary items, Progressive's consolidated earnings before tax considerations for the year ended December 31, 1993 reflected increased Bank profitability.

     Improving loan quality and lower net charge-offs resulted in the negative provision for loan losses of $648,000 for 1994, as compared to provisions of $168,000 in 1993 and $101,000 in 1992. Net interest income increased $934,000, or 14.1%, to $7,564,000 in 1994 as compared to net interest income of $6,630,000 in 1993. Net interest income in 1993 reflected an increase of 19.2% as compared to 1992 net interest income of $5,562,000. The primary reasons for the increase in net interest income in 1994 were the payment of the interest portion of the FCB Debentures, as well as increased interest income on the Bank's municipal bond portfolio as a result of growth in the portfolio during 1993 and 1994 and an increase in interest and fees on loans resulting from the growth in the Bank's loan portfolio during 1994. The increase in net interest income experienced in 1993 is attributable to a lower cost of funds at the Bank level, along with an increase in interest income on the Bank's municipal bond portfolio resulting from growth in the portfolio during this period and an increase in interest and fees on loans based on the Bank's corresponding loan growth in 1993.

     Progressive's consolidated assets were $141,693,000 and total deposits were $121,761,000 at December 31, 1994. Total assets reflected a 6.6% increase in 1994 compared to total assets of $132,909,000 at December 31, 1993 and total deposits reflected a 7.1% increase in 1994 compared to total deposits of $113,666,000 in 1993. Total assets at December 31, 1993 reflected a 1.2% increase over total assets of $131,305,000 at December 31, 1992. Total deposits at December 31, 1993 reflected a 1.3% decrease as compared to total deposits of $115,169,000 at December 31, 1992. Loans, net of reserve for possible loan losses, reflected a trend of growth in the Bank's loan portfolio over the last three year end periods. Loans, net of reserve for possible loan losses, were $78,557,000 at December 31, 1994, which represented a 10.4% increase over net loans of $71,176,000 at December 31, 1993, which in turn represented an increase of 3.6% as compared to net loans of $68,735,000 at December 31, 1992. The increase in total assets at December 31, 1994 as compared to December 31, 1993 was due primarily to the growth experienced in the Bank's loan portfolio, coupled with a significant increase in cash and due from banks caused by a growth in deposits generated by a newly-opened branch.

     The following table sets forth certain information regarding
Progressive's results of operations for the periods indicated.


                                          Year Ended December 31,
                                         1994     1993     1992
                                          (Dollars in thousands,
                                          except per share data)

Net income applicable to common shares  $3,957   $1,084   $6,948
Net income per share*                   $ 6.37   $ 1.71   $10.67
Return on average assets                  2.93%    0.93%    5.83%
Return on average equity                 53.63%   20.65%  190.56%
Average equity to average assets          5.47%    4.50%    3.06%
Dividend pay-out ratio                      -        -        -


* Per share data are based upon a weighted average number of shares outstanding of 621,560 for the year ended December 31, 1994, 632,878 for the year ended December 31, 1993 and 651,312 for the year ended December 31, 1992.

     A more detailed review of Progressive's financial condition and results of operations for the years ended December 31, 1994, 1993 and 1992 follows. This discussion and analysis should be read in conjunction with Progressive's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Proxy Statement-Prospectus.

Results of Operations

     Net Interest Income. Net interest income is the primary source of income for Progressive and represents the amount by which interest and fees generated by earning assets exceed the cost of funds, primarily interest paid to depositors on interest-bearing accounts. Net interest income, before deduction of the provision for possible loan losses, for the year ended December 31, 1994 was $7,564,000, which represents a 14.1% increase over net interest income for 1993. Net interest income, before deduction of the provision for possible loan losses, for the year ended December 31, 1993 was $6,630,000, which represents a 19.2% increase over net interest income of $5,562,000 for the year ended December 31, 1992. The primary reasons for the increase in net interest income in 1994 were the payment of the interest portion of the FCB Debentures, as well as increased interest income on the Bank's municipal bond portfolio as a result of growth in the portfolio during 1993 and 1994 and an increase in interest and fees on loans resulting from the growth in the Bank's loan portfolio during 1994. Three factors contributed to the increase in net interest income in 1993. First, an increase in interest income resulted from the Bank deploying its excess deposits in purchasing state and municipal obligations. Interest income on state and municipal obligations increased 3405% from $17,000 in 1992 to $596,000 in 1993. Second, interest and fees on loans increased 5.3% as a result of loan growth during the period. Third, total interest expense decreased 8.2% because of the ability of the Bank to reprice certain portions of its deposits in a more favorable rate environment.

     The trend in net interest income is commonly evaluated in terms of average rates using the net interest margin and the interest rate spread. The net interest margin, or the net yield on earning assets, is computed by dividing net interest income by average earning assets and represents the difference between the average yield returned on average earning assets and the average rate paid for funds used to support those earning assets. The net interest margin for Progressive for 1994 was 4.75%, which represents a decrease from a net interest margin of 5.08% in 1993 and 4.88% in 1992. The interest rate spread measures the difference between the average yield on earning assets and the average rate paid on interest-bearing sources of funds. The interest rate spread also decreased from 4.28% in 1993 to 3.82% in 1994. Both the net interest margin and the interest rate spread declined in 1994 because of Progressive's rising cost of funds throughout this period as a result of rising short-term interest rates during 1994. The decline in net interest margins and the interest rate spread was somewhat mitigated by the ability of the Bank to reprice certain portions of its assets faster than its liabilities. While short-term interest rates declined in 1993, this trend reversed itself in 1994 through a series of increases in the Federal discount rate totaling 300 basis points for the year. The net interest rate, net interest margin and overhead ratios for 1994, 1993 and 1992 are as follows:

                                    1994    1993    1992

Net interest spread                 3.82%   4.28%   4.12%
Net interest margin                 4.75%   5.08%   4.88%
Net overhead ratio                  1.92%   2.71%   2.82%


     Progressive's interest-earning assets include loans, investment securities, demand and time deposits with the Federal Home Loan Bank of Dallas and other commercial banks, and federal funds sold. Average interest-earning assets were $132,317,000 for the year ended December 31, 1994 and $126,463,000 for the year ended December 31, 1993. Interest-earning assets were 4.6% higher in 1994 due to loan growth of 5% during 1994 and 3% growth in the Bank's non-taxable investment securities portfolio as a result of growth in the municipal bond portfolio during 1994. Progressive's primary earning asset is its loan portfolio. Average loans rose from $69,356,000 in 1993 to $72,796,000 in 1994.

     The following table sets forth certain information concerning the average balances, interest income and expense and interest rates on Progressive's interest-earning assets and interest-bearing liabilities for the years indicated.


                                          AVERAGE BALANCES AND INTEREST RATES

                                                    1994                             1993
                                                    Interest   Average               Interest   Average
                                          Average   Income/     Yield/    Average    Income/     Yield/
                                          Balance   Interest    Rate      Balance    Interest    Rate

                                                             (Dollars in thousands)
ASSETS:
Interest-bearing deposits with banks      $  5,577  $   125     2.24%     $  4,821   $    87     1.80%
Investment securities:
  Taxable (1)                               40,489    3,381     8.35%       41,936     2,969     7.08%
  Non-Taxable                               13,455      762     5.66%       10,350       596     5.76%

Loans, net of unearned discount &
  reserves (2)                              72,796    7,858    10.79%       69,356     7,691    11.09%
Federal funds sold & securities purchased
  under agreements to resell                     -        -        -%            -         -        -%
                                          ________  _______    ______     ________   _______    ______
     Total interest-earning assets         132,317   12,126     9.16%      126,463    11,343     8.97%
                                                    _______    ______                _______    ______
                                                    _______    ______                _______    ______

Cash & due from banks                        2,487                           2,286
Other assets                                 5,573                           5,476
                                          ________                        ________
     Total assets                         $140,377                        $134,225
                                          ________                        ________
                                          ________                        ________

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing deposits:
  Savings deposits                        $ 36,736  $   876     2.38%     $ 35,020   $   915     2.61%
  Time deposits                             63,026    3,038     4.82%       60,977     2,990     4.90%
Federal funds purchased & securities sold
  under agreements to repurchase               125       16    12.80%          625        24     3.84%

Long-term debt, subordinated debentures
  & other borrowings                         8,214      632     7.69%        6,427       784    12.20%
                                          ________  _______    ______     ________   _______    ______
     Total interest-bearing liabilities   $108,101  $ 4,562     4.22%     $103,049   $ 4,713     4.57%
                                                    _______    ______                _______    ______
                                                    _______    ______                _______    ______

Interest free deposits                      20,921                          19,311
Other liabilities                            3,674                           5,822
Shareholders' equity                         7,681                           6,043
                                          ________                        ________
                                          ________                        ________
     Total liabilities & shareholders'
       equity                             $140,377                        $134,225
                                          ________                        ________
                                          ________                        ________

Interest income                                     $12,126                          $11,343

Interest expense                                      4,562                            4,713
                                                    _______                          _______

Net yield on earning assets                         $ 7,564     5.72%                $ 6,630     5.24%
                                                    _______    ______                _______    ______
                                                    _______    ______

(1) Includes interest on the FCB Debentures.
(2) Includes non-accrual loans.

     The following table sets forth for the periods indicated changes in interest earned and interest paid for each major category of interest-earning assets and interest-bearing liabilities attributable to changes in average volume or rates.



                                                        INTEREST DIFFERENTIAL
                                    1994 compared to 1993                   1993 compared to 1992
                                    Due to change in:                       Due to change in:
                                                               Volume                                  Volume
                                    Net                          and        Net                         and
                                   Change   Volume   Rate       Rate       Change    Volume    Rate     Rate
                                                            (Dollars in thousands)
Increase (decrease) in:
  Interest earned on:
    Loans                         $    167  $    381 $ (208)   $   (6)    $   386    $   532   $ (136)  $(10)
Federal funds sold & securities
  purchased under agreements
  to resell                              -         -      -         -           -         -         -      -
Investment securities:
  Taxable                              412      (102)   533       (19)       (215)       33      (245)    (3)
  Non-Taxable                          166       179    (10)       (3)        579       493         3     83
Interest-bearing deposits
  with banks                            38        14     21         3        (101)      (52)      (68)    19
                                  ________  ________ ______    ______    ________    ______   _______   ____
        Total interest-earning
          assets                  $    783  $    472 $  336    $  (25)   $    649    $1,006   $  (446)  $ 89
                                  ________  ________ ______    ______    ________    ______   _______   ____
                                  ________  ________ ______    ______    ________    ______   _______   ____

Increase (decrease) in:
  Interest paid on:
    Savings deposits              $    (39) $     45 $  (80)   $   (4)   $   (157)   $  111   $  (244)  $(24)
    Time deposits                       48       100    (49)       (3)       (452)       11      (462)    (1)
    Federal funds purchased &
      securities sold under
      agreements to repurchase          (8)      (19)    56       (45)         24         -         3     21
    Long-term debt, subordinated
      debentures & other
      borrowings                      (152)      218   (290)      (80)        166       (42)      223    (15)
                                  ________  ________  _____    ______    ________   _______   _______  _____
        Total interest-bearing
          liabilities             $   (151) $    344  $(363)   $ (132)   $   (419)  $    80   $  (480)  $(19)
                                  ________  ________  _____    ______    ________   _______   _______   ____
                                  ________  ________  _____    ______    ________   _______   _______   ____
Interest differential             $    934  $    128  $ 699    $  107    $  1,068   $   926   $    34   $108


     Provision for Possible Loan Losses. The provision for possible loan losses is the amount that is added to Progressive's allowance for possible loan losses, by a charge against earnings, in order to maintain a balance in the allowance for possible loan losses that is deemed by management to be adequate to absorb the inherent risk of future loan losses in Progressive's loan portfolio. The amount of the provision is dependent upon many factors, including management's evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers, their ability to repay the loan and the value and liquidity of collateral.

     Progressive's annual provision for possible loan losses decreased 486% from 1993 to 1994 from $168,000 to a negative provision of $648,000. The annual provision increased between 1992 and 1993, from $101,000 for the year ended December 31, 1992 to $168,000 for the year ended December 31, 1993. Because of fewer nonperforming loans and lower net charge-offs over the past two years, Progressive took the one-time negative provision for loan losses in 1994.

     Non-interest Income. Progressive's primary sources of non-interest income are service charges and fees on deposit accounts, wire transfer collections, cashier's check fees, fees from safe deposit box rentals and net securities gains or losses. Non-interest income decreased 7.3% from $1,462,000 for the year ended December 31, 1993 to $1,356,000 for the year ended December 31, 1994. Non-interest income increased 14.13% between 1992 and 1993, from $1,281,000 for the year ended December 31, 1992 to $1,462,000 for the year ended December 31, 1993. The decrease can be attributed primarily to loss on sale of securities of approximately $895,000 during 1994, which was somewhat offset by the $750,000 payment of the FCB Debentures during 1994. The reasons for the increase in 1993 were increases in service charges on deposit accounts and miscellaneous other income.

     Non-interest Expense. Progressive's non-interest expense primarily includes salaries and employee benefits and other types of business expenses that Progressive incurs in the course of day-to-day operations, such as expense for occupancy, depreciation and maintenance of equipment, professional fees, and supplies. Non-interest expense was $5,448,000 for the year ended December 31, 1994, which represents a 2.9% decrease from 1993. Progressive's non-interest expense was $5,611,000 for the year ended December 31, 1993, which represents a 15% increase from non-interest expense of $4,879,000 for the year ended December 31, 1992. The decrease in non-interest expense for 1994 was due to a decrease in writedowns of other real estate and other assets from $339,000 in 1993 to $67,000 in 1994, the elimination of the stock subject to transfer expense during 1994 and the elimination of data processing fees to an affiliate in 1994, which was partially offset by an increase in salaries and employee benefits during 1994. The increase in 1993 was primarily attributable to increases in salaries and employee benefits during the period in anticipation of opening new branch facilities in 1994. The primary cause of this increase in 1993 was the increase in personnel associated with the change in handling of data processing for the Bank.

     Income Taxes. Progressive's effective tax rate decreased significantly during 1994 in comparison to 1993 and 1992 due to the reversal of deferred taxes previously provided on the difference between the book basis and the tax basis of Progressive's investment in the stock of the Bank. Progressive adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), on January 1, 1993. The adoption of SFAS 109, which is included in "Other" in the rate reconciliation table included in Note 7 to Progressive's Consolidated Financial Statements contained elsewhere herein, did not materially impact Progressive's financial statements.

Financial Condition

     Total Assets. At December 31, 1994, total consolidated assets were $141,693,000, compared to $132,909,000 at December 31, 1993 and $131,305,000 at December 31, 1992. Total average assets reflect a 9.7% increase from $122,343,000 at December 31, 1992 to $134,225,000 at December 31, 1993, and a 4.6% increase to $140,377,000 at December 31, 1994. These increases were primarily the result of the continued growth of the Bank's loan portfolio throughout this three year period as interest-bearing and non interest-bearing deposits increased.

     The major components and their percentage of total assets at December 31, 1994, 1993 and 1992 were as follows:


                                                 1994                      1993                     1992
                                       Amount        Percent     Amount        Percent     Amount
Percent
                                                                  (Dollars in thousands)
Interest-bearing deposits with banks $  5,941       4.19%      $  1,972       1.48%      $  4,081      3.10%
Investment securities:
  Taxable                              33,958      23.97%        40,730      30.65%        47,618     36.27%
  Non-taxable                          14,579      10.29%        12,265       9.23%         2,483      1.89%
Loans, net of unearned discount
  & reserves                           78,557      55.44%        71,176      53.55%        68,735     52.35%
Federal funds sold & securities
  purchased under agreements to
  resell                                    -          -%             -          -              -         -%
Cash & due from banks                   3,401       2.40%         2,126       1.60%         2,956      2.25%
Other assets                            5,257       3.71%         4,640       3.49%         5,432      4.14%
                                     ________      ______      ________      ______      ________     ______

Total assets                         $141,693        100%      $132,909        100%      $131,305       100%



     Investment Securities. Progressive adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments and Debt Securities" ("SFAS 115"), as of January 1, 1994. SFAS 115 addresses the accounting and reporting for investment in equity securities that have readily determinable fair value and for all investment in debt securities and requires classification of securities as trading, available for sale or held to maturity. Management determines the classification of securities when they are purchased. The Bank does not hold securities in or operate a trading account. Securities which Progressive has the intent and ability to hold to maturity are classified as held to maturity and are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders' equity, net of income tax effects.

     The composition of Progressive's investment portfolio directly reflects Progressive's investment strategy of maximizing portfolio yields subject to risk and liquidity considerations. The combined value of the available for sale portfolio of $22,881,000 and the held to maturity portfolio of $25,656,000 was $48,537,000 at December 31, 1994, which represents an 8.4% decrease from December 31, 1993. During December 1994, the Bank sold $5,597,000 of its available for sale securities, the proceeds of which were not reinvested prior to year end causing a corresponding decrease in the entire portfolio. The total book value of Progressive's investment portfolio at December 31, 1993 was $52,995,000, which represents an increase of 5.78% over total investment securities of $50,101,000 at December 31, 1992.

     The composition, amortized cost and estimated fair value of investment securities at December 31, 1994 were as follows:


                                                                        December 31, 1994
                                                                Amortized               Estimated
                                                                   Cost                 Fair Value

                                                                     (Dollars in thousands)
Available for Sale
U.S. Treasury and other U.S. government agencies                $   2,832               $   2,799
Mortgage-backed securities and collateral mortgage obligations     14,565                  14,030
States of the U.S. and political subdivisions                       5,509                   5,285
Banker's acceptances and other investments                            767                     767
                                                                _________               _________
     Total                                                      $  23,673               $  22,881
                                                                _________               _________
                                                                _________               _________

Held to Maturity
U.S. Treasury and other U.S. government agencies                $   3,979               $   3,829
Mortgage-backed securities and collateral mortgage obligations     12,183                  11,570
States of the U.S. and political subdivisions                       9,494                   8,972
                                                                _________               _________
     Total                                                      $  25,656               $  24,371
                                                                _________               _________
                                                                _________               _________


     The composition and book value of investment securities at the dates indicated were as follows:



                                                                         December 31,
                                                                     1993           1992
                                                                    (Dollars in thousands)
U.S. Treasury and other U.S. government agencies                  $  7,508       $  8,264
Mortgage-backed securities and collateral mortgage obligations      32,516         38,840
States of the U.S. and political subdivisions                       12,265          2,483
Banker's acceptances and other investments                             706            514
                                                                  ________       ________
     Total                                                        $ 52,995       $ 50,101
                                                                  ________       ________
                                                                  ________       ________



     Mortgage-backed securities and collateral mortgage obligations ("CMOs") totaled $26,748,000, or 54% of Progressive's total investment portfolio at amortized cost at December 31, 1994. Mortgage-backed securities and CMOs totaled $32,516,000, or 61% of Progressive's total investment portfolio at December 31, 1993 compared with $38,840,000, or 77% of Progressive's total investment portfolio at December 31, 1992. During 1994, the Bank invested and reinvested its funds primarily in CMOs and U.S. Government agency securities to take advantage of favorable yields, while maintaining a high degree of security in the portfolio. Because of the dramatic change in the Bank's tax rate and to achieve further diversification, the Bank entered into a strategic plan to purchase tax free municipal bonds to replace its maturing securities and CMOs with accelerated cash flows. During 1993, the investment division of the Bank completed its plan of redistributing the portfolio by purchasing mortgage-backed securities, CMOs, U.S. Government agency securities and tax-free municipal bonds. Progressive consistently maintains the largest portion of its investment portfolio in mortgage-backed securities and CMOs because these investments offer a high degree of security at acceptable market yields since they are collateralized by government or government-sponsored agencies. The stated life of these maturities extends the average maturity of the investment portfolio. However, management's experience with these securities indicates that the actual life will be far shorter than the stated life because of significant prepayments. Reasons for the shorter stated life include sales of houses, interest rate changes, and prepayments to liquidate debt.

     The following table sets forth the maturities and weighted average yields of Progressive's investment securities, other than mortgage-backed securities and collateral mortgage obligations, at December 31, 1994. Yields on tax-exempt obligations have not been computed on a tax equivalent basis.


                                                 MATURITY AND WEIGHTED AVERAGE YIELD
                                                      After One But        After Five But
                                Within One Year     Within Five Years     Within Ten Years      After Ten Years
                              Amount      Yield   Amount       Yield    Amount        Yield    Amount     Yield
                                                              (Dollars in thousands)

Available for Sale (1)
U.S. Treasury and other U.S.
   government agencies        $  1,000     8.44%  $  1,483      6.87%   $       -       -%     $    350    7.15%
Banker's acceptances and
   other investments                 -        -%         -         -%           -       -%          767    5.69%
States of the U.S. and
   political subdivisions            -        -%         -         -%       3,534    5.39%        1,974    5.71%
                              ________    ______  ________      _____   _________   ______    _________   ______
     Total                    $  1,000     8.44%  $  1,483      6.87%   $   3,534    5.39%    $   3,091    5.87%
                              ________    ______  ________     ______   _________   ______    _________   ______
                              ________    ______  ________     ______   _________   ______    _________   ______

Held to Maturity
U.S. Treasury and other U.S.
   government agencies        $      -        -%  $   1,993     7.15%   $     486    6.42%    $   1,500    7.75%
Banker's acceptances and
   other investments                 -        -%          -        -%           -       -%          767    5.69%
States of the U.S. and
   political subdivisions            -        -%          -        -%           -       -%        9,494    6.03%
                             _________    ______  _________    ______   _________   ______    _________   ______
     Total                   $       -        -%  $   1,993     7.15%   $     486    6.42%    $  10,994    6.03%
                             _________    ______  _________    ______   _________   ______    _________   ______
                             _________    ______  _________    ______   _________   ______    _________   ______

(1) Amounts are at amortized cost.



     No maturity distributions for mortgage-backed securities or CMOs are shown because principal is recovered monthly through scheduled repayments and unscheduled prepayments. These amounts can vary significantly, particularly when market interest rates change. At December 31, 1994, CMOs and mortgage-backed securities with an amortized cost of $26,748,000 had an average yield of 7.48%.

     As of December 31, 1994, no securities exceeded, in aggregate by issuer, 10% or more of shareholders' equity, other than issues secured by the U.S. Government.

     Loans. The table below sets forth the type and amount of Progressive's loans, net of unearned discount, at December 31, 1994, 1993, and 1992.



                                                                    December 31,
                                                             1994      1993       1992
                                                              (Dollars in thousands)

Commercial, financial, and agricultural loans not secured
  by real estate                                             $ 13,123  $ 11,103   $ 13,421
Real estate construction loans                                  1,420       999      1,061
Real estate mortgage loans                                     51,097    47,258     42,285
Installment loans to consumers not secured by real estate      14,133    13,672     13,556
                                                             ________  ________   ________
     Total loans                                             $ 79,773  $ 73,032   $ 70,323
                                                             ________  ________   ________
                                                             ________  ________   ________


     As of December 31, 1994, the Bank had no concentrations in excess of 10% of its loan portfolio to any one customer or in any one business or industry classification.

     Loans have increased over the last three-year period. At December 31, 1994, loans, net of unearned discount, of $79,773,000 reflect a 9% increase compared to net loans of $73,032,000 at December 31, 1993, which also represented an increase of 4% as compared to $70,323,000 at December 31, 1992. The Bank experienced loan growth primarily in real estate mortgage loans throughout this three-year period as a result of growing strength in the local economy.

     The percentage of loans in each category to total loans for each of the periods indicated is shown below:


                                                      PERCENTAGE OF LOANS
                                                       IN EACH CATEGORY
                                                        TO TOTAL LOANS
                                                         December 31,
                                                  1994        1993        1992
Real estate loans:
  Construction                                    1.78%       1.37%       1.51%
  Mortgage                                       64.05%      64.71%      60.13%
                                                _______     _______     _______
     Total real estate loans                     65.83%      66.08%      61.64%
                                                _______     _______     _______
Commercial, financial and agricultural           16.45%      15.20%      19.08%
Installment                                      17.72%      18.72%      19.28%
                                                _______     _______     _______
     Total loans                                100.00%     100.00%     100.00%
                                                _______     _______     _______
                                                _______     _______     _______



     The maturity schedule and rate structure of Progressive's loan portfolio has an impact on Progressive's ability to meet its liquidity demands and respond favorably to changes in interest rates. At December 31, 1994, 40% of Progressive's total loans were scheduled to mature within one year or less and 24% of Progressive's total loans had floating or adjustable interest rates. The following table provides information concerning loan portfolio maturity, based on remaining scheduled repayments of principal, by type of loan. Real estate loans are included in either the commercial or installment classifications depending upon the use of the real estate pledged as collateral and are aged accordingly.



                                                                  MATURITY
                                                          Over One
                                                One Year  through 5     Over 5
                                                Or Less     years        years        Total
                                                            (Dollars in thousands)
Commercial, financial and agricultural loans
  Fixed rate                                    $ 6,339     $12,279     $    968      $19,586
  Variable rate                                  18,858           -            -       18,858

Installment loans
  Fixed rate to resell                            6,723      23,986       10,389       41,098
  Variable rate                                       -           -            -            -
                                                _______     _______      _______      _______
 Total loans (excluding non-accruals)            31,920      36,265       11,357       79,542
  Non-accrual loans                                 115           -          116          231
                                                _______     _______      _______      _______

     Total loans                                $32,035     $36,265      $11,473      $79,773
                                                _______     _______      _______      _______
                                                _______     _______      _______      _______


     Normally, borrowers are expected to meet contractual terms. In some cases, however, borrowers are permitted to roll over obligations after appropriate review of the credit quality and determination of the borrower's ability and willingness to repay.

     The data shown above is in a format which conforms with reports to the bank regulatory agencies and has not been restated to reflect anticipated rollovers, which management does not believe would materially affect the data presented.

     In addition, the Bank is currently a member of the Federal Home Loan Bank of Dallas, Texas, which also allows the Bank to borrow funds to support its liquidity on a daily basis, as necessary. This agency provides long-term secured loans to the Bank which allow the Bank to provide long-term real estate loans to qualified customers.

     Nonaccrual, Past Due and Modified Loans. Non-performing assets include non-performing loans and foreclosed real estate held for sale. Non-performing loans include loans classified as non-accrual or renegotiated to provide a reduction or deferral of interest or principal and those past due 90 days or more on which interest is still being accrued. It is the general policy of Progressive to place loans on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibility of the contractual interest or principal or if the loan becomes 90 days delinquent, whichever comes first.
Placing a loan on non-accrual status causes an immediate charge against earnings for the interest which has been accrued but not yet collected on the loan and eliminates future interest earnings with respect to that loan. Interest on such loans is not recognized until all of the principal is collected or until the loan is returned to a performing status.

     As of December 31, 1994, Progressive had non-performing assets totaling $537,000, or approximately .68% of total loans and foreclosed property at such date. This represents a 33% increase in total non-performing assets from $405,000 as of December 31, 1993. This favorable level of non-performing assets is primarily the result of an aggressive workout program implemented by management, a higher quality loan portfolio, and an improvement in the overall economy over the past three years.

     Progressive's non-performing loans at December 31, 1994, 1993 and 1992 are shown below.


                                                                December 31,
                                                          1994       1993       1992
                                                             (Dollars in thousands)
Loans accounted for on a non-accrual basis                $  231     $  75      $  13
Loans which are contractually past due 90 or more days         4        11          3
Loans, the term of which have been renegotiated                -         -        408
                                                          ______     _____      _____
     Total non-performing loans                           $  235     $  86      $ 424
                                                          ______     _____      _____
                                                          ______     _____      _____



     There was no interest income from non-performing loans included in net interest income during the year ended December 31, 1994. If the non-accrual loans listed above had performed according to their original terms, gross interest income would have increased by approximately $11,000 for the year ended December 31, 1994. Management believes that all loans identified as containing significant risk of collectibility have been included above as a past due or renegotiated loan or a loan on non-accrual status.

     In addition to the above classified loans, regulatory authorities have classified $11,000 of performing loans in 1994. Management does not believe that these loans represent or result from trends or uncertainties that could materially impact future operating results, liquidity, or capital resources of Progressive or cause management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). This standard requires the measurement of certain impaired loans based on the present value of expected future cash flows discounted at the loan's effective interest rate. Adoption of this new standard is required for fiscal years beginning after December 15, 1994. The effect of adopting SFAS 114 on Progressive's financial statements has not yet been determined, but is not expected to be material.

     Allowance for Loan Losses. The Bank charges to operating expense an amount necessary to maintain the balance in the allowance for possible loan losses at a level that is deemed to be adequate to absorb all expected loan losses. Management determines the adequacy of its reserve and the amount of any additional provision or negative provision for possible loan losses based on many factors, including an evaluation of historical loan loss experience in relation to outstanding loans, the existing level of the allowance, reviews of loan quality, loan growth, changes in the composition of the loan portfolio, general economic factors, the financial condition of the borrowers and their ability to repay the loan and the value and liquidity of collateral. The amount in the allowance for possible loan losses is reviewed by management on a monthly basis to determine whether additional provisions should be made or whether transfers from the allowance to earnings are justified. The Bank's board of directors reviews the adequacy of the reserve on a quarterly basis.

     The following table summarizes averages of loan balances, changes in the allowance for possible loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category, and the provision for possible loan losses charged to operating expense as of the dates and for the periods indicated.



                                                                December 31,
                                                       1994        1993        1992
                                                          (Dollars in thousands)
Average total loans                                   $ 72,796    $ 69,356    $ 64,646
                                                      ________    ________    ________
                                                      ________    ________    ________
Beginning balance                                     $  1,856    $  1,588    $  1,553
Loans charged off:
  Real Estate:
    Construction                                             -           -           -
    Mortgage                                                14          34          19
  Commercial, financial and agricultural                    33           8         108
  Installment                                               48          42         105
                                                      ________    ________    ________
     Total charged off                                      95          84         232
                                                      ________    ________    ________
                                                      ________    ________    ________

Recoveries
  Real Estate:
    Construction                                             -           -           -
    Mortgage                                                22          76          12
  Commercial, financial and agricultural                    19          67         132
  Installment                                               62          41          22
                                                      ________    ________    ________
     Total recoveries                                      103         184         166
                                                      ________    ________    ________
Net loans charged off                                       (8)       (100)         66
                                                      ________    ________    ________
Provision for possible loan losses                        (648)        168         101
Amount of allowance for possible loan losses at
  the end of period                                   $  1,216    $  1,856    $  1,588
                                                      ________    ________    ________
                                                      ________    ________    ________
Ratio of net charge-offs during period to average
  loans outstanding                                      -0.01%      -0.14%       0.10%


     Net recoveries for the year ended December 31, 1994 were ($8,000), or (0.01%) of average loans outstanding, compared to ($100,000), or (0.14%) of average loans outstanding for the year ended December 31, 1993. Net charge-offs were $66,000, or 0.10% of average loans outstanding, for the year ended December 31, 1992. During 1994, total recoveries of $103,000 exceeded net charge-offs of $95,000, which is a reflection of the quality of the loan portfolio. After two consecutive years of negative net charge-offs and a third party evaluation of the portfolio and the reserves needed and a comparison of the loans to reserve ratio with other peer group banks, management recommended and the Board of Directors approved a one-time negative provision. Progressive's allowance for possible loan losses at December 31, 1994 was $1,216,000, which, in management's opinion, is adequate to cover possible losses in its current loan portfolio. However, no assurance can be given that future changes in economic conditions that might adversely affect Progressive's principal market area, borrowers or collateral values, and other circumstances will not result in increased losses in Progressive's loan portfolio in the future.

     Progressive has allocated the allowance for possible loan losses account within the categories of loans set forth in the table below. The approximate dollar amount of the allowance allocable to the stated loan categories, and the percent of total loans in each such category for the periods presented, are as follows:


                                             ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES
                                                                December 31,
                                                 1994                 1993                 1992
                                         Allowance    Loans   Allowance    Loans   Allowance    Loans
                                                                 (Dollars in thousands)
Real estate loans
  Construction                           $      15     1.78%  $      10     1.37%  $       -     1.51%
  Mortgage                                     555    64.05%        500    64.71%        504    60.13%
                                         _________    ______  _________    ______  _________    ______
     Total real estate loans                   570    65.83%        510    66.08%        504    61.64%
                                         _________    ______  _________    ______  _________    ______

Commercial, financial and agricultural         175    16.45%        177    15.20%        166    19.08%
Installment and credit-card                    135    17.72%        137    18.72%        138    19.28%
Foreign                                          -        -%          -        -%          -        -%
Not allocated                                  336        -%      1,032        -%        780        -%
                                         _________    ______  _________    ______  _________    ______
     Total loans                         $   1,216      100%  $   1,856      100%  $   1,588      100%
                                         _________    ______  _________    ______  _________    ______
                                         _________    ______  _________    ______  _________    ______

     Deposits and Other Liabilities. Progressive's average total deposits increased from $108,589,000 in 1992 to $115,308,000 in
1993 to $120,683,000 in 1994. Non interest-bearing demand deposits increased from an average of $16,037,000 in 1992 to $19,311,000 in 1993 to $20,921,000 in 1994. The growth in deposits in 1994 is primarily attributable to new customer deposits resulting from the opening of a new branch in a new market area for the Bank during the second quarter of 1994. Progressive does not rely on brokered deposits, and Progressive did not change its strategy of pursuing large public fund deposits during 1994 or 1993. Progressive had total public fund deposits at December 31, 1994 and December 31, 1993 of $8,498,000 and $6,547,000, respectively.

     Jumbo CDs (Certificates of Deposit in excess of $100,000) totaled $20,440,000 at December 31, 1994, which represents an increase over Jumbo CDs of $18,414,000 at December 31, 1993 and $16,047,000 in 1992. The consistent stability in the amount of Jumbo CDs over the past three years has primarily been the result of customer confidence in the Bank, particularly on the part of a few key customers, public bodies and directors. At December 31, 1994, approximately 71% of the Jumbo CDs were scheduled to mature in one year or less. Previously, Jumbo CDs commanded higher rates of interest than smaller retail deposits and funds applied to Jumbo CDs were subject to being moved to other financial institutions if a higher rate could be obtained by the depositor. Thus, Jumbo CDs were considered less stable than other deposits. In 1991, the Bank instituted pricing changes which did not offer a premium yield for Jumbo CDs. As a result, the majority of Progressive's Jumbo CDs are held by bank directors or public fund depositors and have historically shown stability. Consequently, management does not consider these Jumbo CDs to represent highly volatile deposits.
The remaining maturities of Jumbo CDs issued by Progressive at December 31, 1994 are summarized in the table below.

                                                        TIME CERTIFICATES OF
                                                    DEPOSIT OF $100,000 OR MORE
                                                       (Dollars in thousands)

Maturing within:
3 months or less                                          $ 7,100
Over 3 through 6 months                                     6,800
Over 6 through 12 months                                      625
Over 12 months                                              5,915
                                                          _______
     Total                                                $20,440

     The following table summarizes the amounts of average deposits and average rates for the past three years:


                                                              December 31,
                                         1994                     1993                   1992
                                     Amount     Rate          Amount     Rate        Amount     Rate
                                                      (Dollars in thousands)
Noninterest-bearing demand deposits  $ 20,921      -%         $ 19,311      -%       $ 16,037      -%
Interest-bearing money market/NOW
  deposits                             25,919   2.32%           25,016   2.44%         23,078   3.27%
Savings deposits                       10,817   2.67%           10,004   3.01%          8,684   3.71%
Time deposits                          63,026   4.82%           60,977   4.90%         60,790   5.65%
                                     ________   _____         ________   _____       ________   _____
     Total average deposits          $120,683   3.26%         $115,308   3.38%       $108,589   4.16%
                                     ________   _____         ________   _____
                                     ________   _____         ________   _____


     From time to time, Progressive also has liabilities in the form of borrowed funds, which generally consist of federal funds purchased, securities sold under agreements to repurchase, short-term and long-term borrowings from the Federal Home Loan Bank of Dallas, Texas, other short-term borrowings, and long-term debt.
The Bank is a member of the Federal Home Loan Bank of Dallas, Texas, which enables members to borrow both short-term and long-term funds to facilitate liquidity and establish long-term lending programs. At December 31, 1994, the Bank had no short-term borrowings and long-term borrowings totaling $6,196,000. Progressive had long-term debt due to Progressive Houma Group, Inc. ("PHG") totaling approximately $1,804,000 at December 31, 1993, which was retired on April 26, 1994. Progressive obtained a loan from HNB amounting to $3,904,000 to facilitate the retirement of the PHG debt and to exercise its option to repurchase the right to acquire 19.5% of the stock of the Bank. At December 31, 1994, Progressive's long-term debt due HNB had been reduced to approximately $2,735,000. See Note 8 to Progressive's Consolidated Financial Statements contained elsewhere in this Proxy Statement-Prospectus.

     Liquidity and Interest Rate Sensitivity Management. The primary functions of asset and liability management are to assure adequate liquidity and to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities.
Liquidity represents the Bank's ability to meet the daily demand for funds from its customers to pay maturing deposits, honor checks and drafts, extend credit and meet other commitments. Management monitors liquidity requirements as warranted by interest rate trends, changes in the economy, changes in the scheduled maturity, and interest rate sensitivity of the investment and loan portfolios as well as deposits. The Bank attempts to match rate-sensitive assets and liabilities in order to minimize exposure from fluctuations in interest rates and to enhance consistent growth of net interest income through periods of changing interest rates.

     The asset portion of the balance sheet provides liquidity primarily through cash and due from banks, loan principal repayments and maturities of investment securities. Principal repayments due in one year or less on all of the Bank's outstanding loans aggregated $32,035,000 at December 31, 1994, while investment securities maturing or repricing in the same time frame totaled $9,540,000 at December 31, 1994. Other short-term investments, such as deposits in the Federal Home Loan Bank of Dallas, Texas, federal funds sold, securities purchased under agreements to resell, cash flow from securities portfolio and maturing deposits with other banks are additional sources of liquidity. The amounts of these other short-term investments at December 31, 1994, 1993 and 1992 were $7,304,000, $997,000 and $4,081,000, respectively.
These amounts vary due to year-end investment strategies in anticipation of rate movements in the securities market and year-end fluctuations in customer and public funds deposits.

     The liability portion of the balance sheet provides liquidity through various interest and non interest-bearing deposit accounts, federal funds purchased, securities sold under agreements to repurchase, and other short-term borrowings. Long-standing relationships with many institutions have provided the Bank with the opportunity to buy and sell federal funds and loans on a daily basis.

     The Bank's liquidity is monitored and managed by an Asset-Liability Committee. For monitoring purposes, the Bank computes a liquidity ratio expressed as liquid assets as a percentage of total unsecured liabilities. At December 31, 1994, the Bank's liquidity ratio was 39.46%, as compared with a liquidity ratio of 43.10% at December 31, 1993 and 42.55% at December 31, 1992. This range of liquidity provided the Bank with the flexibility needed to confront liquidity demands presented in the current economic cycle and the market conditions of the past three years. The Asset-Liability Committee also monitors interest rate sensitivity. Plans to deal with gaps include planned roll-over and growth in deposits and additional borrowing matched to mortgage loans. Interest rate sensitivity is measured in terms of an interest sensitivity gap, which is the excess of interest-sensitive earning assets over interest-bearing liabilities for a given time period. The Bank had a one-year interest sensitivity gap of ($19,979,000) or (15.6%) of earning assets as of December 31, 1994. The following table sets forth interest sensitivity gaps for the Bank at the intervals indicated based on contractual maturities or earliest repricing dates as of December 31, 1994:


                                                                  December 31, 1994
                                       0 -        91 -        181 -        1 to        Over
                                      90 day    180 days    365 days     5 years     5 years     Total
                                                           (Dollars in thousands)
Earning Assets
  Loans                             $ 21,188    $   4,477   $   6,370    $ 36,265    $ 11,473    $ 79,773
  Taxable Securities                   3,624        1,809       3,917      16,621       7,787      33,758
  Non-taxable Securities                   -            -           -       1,557      13,222      14,779
                                    ________    _________   _________    ________    ________    ________

     Total Earning Assets           $ 24,812    $   6,286   $  10,287    $ 54,443    $ 32,482    $128,310
                                    ________    _________   _________    ________    ________    ________

Interest Bearing Liabilities
  Savings & MMA                       33,885            -           -           -           -      33,885
  Other Time                          11,170        9,139       6,377      39,461           -      66,147
  Repurchase Agreements                    -            -           -           -           -           -
  Other Borrowed Money                   208          201         384       3,995       1,408       6,196
                                    ________    _________   _________    ________    ________    ________
     Total Interest Bearing
       Liabilities                  $ 45,263    $   9,340   $   6,761    $ 43,456    $  1,408    $106,228
                                    ________    _________   _________    ________    ________    ________
Interest sensitivity gap            $(20,451)   $  (3,054)  $   3,526    $ 10,987    $ 31,074    $ 22,082
                                    ________    _________   _________    ________    ________    ________
Cumulative interest sensitivity gap $(20,451)   $ (23,505)  $ (19,979)   $ (8,992)   $ 22,082
                                    ________    _________   _________    ________    ________
Percentage of total earning assets     -15.9%       -18.3%      -15.6%       -7.0%       17.2%
Percentage of interest-sensitive
  assets to interest-sensitive
  liabilities                           54.8%        67.3%      152.2%      125.3%    2,307.0%

     Capital Resources. The FDIC has implemented risk-based capital guidelines which are applicable to all federally-insured state banks. These guidelines require such banks to maintain a certain risk-based capital ratio, which takes factors such as the riskiness of a bank's assets and off-balance sheet items into consideration. The risk-based capital ratio derived from the risk-based capital guidelines is more systematically sensitive to the differences in risk profiles among banks than a capital ratio that is based strictly on a bank's total consolidated assets without regard to type. The "Risk-Based Capital Ratio" is obtained by dividing a bank's qualifying capital by its weighted risk assets. Qualifying capital is composed of (i) "Tier 1 Capital", which consists of common stockholders' equity, noncumulative perpetual preferred stock up to 25% of all Tier 1 Capital elements, and minority interests in the equity capital accounts of consolidated subsidiaries; and (ii) "Tier 2 Capital", which consists of the allowance for loan and lease losses up to 1.25% of the bank's risk weighted assets, cumulative perpetual preferred stock not included in Tier 1 Capital, hybrid capital instruments, and certain term subordinated debt instruments. Goodwill and certain other intangible assets, investment in certain subsidiaries, and reciprocal holdings of a bank's capital instruments are deducted from qualifying capital before computing the Risk-Based Capital Ratio. Tier 2 Capital may be included in a bank's qualifying capital base up to a maximum of 100% of the bank's Tier 1 Capital. A bank's risk-weighted assets are determined by assigning a bank's assets and off-balance sheet items to one of four categories, each of which has a specific risk weight ranging from 0% for items such as cash, deposit reserves at Federal Reserve Banks and securities issued as direct obligations of the U.S. government, 20% for such items as cash in the process of collection, securities issued by U.S. Government-sponsored agencies and assets collateralized by cash held in a segregated deposit account in the Bank, 50% for certain fully secured residential mortgage loans, privately-issued mortgage-backed securities and securities issued by state and political subdivisions and 100% for loans other than those specifically assigned lower risk categories and investments in fixed assets, premises and other real estate owned.

     As of December 31, 1992, all federally-insured state banks must maintain a Total Risk-Based Capital Ratio of 8.0%. As of December 31, 1994, the Bank had a Total Risk-Based Capital Ratio of 14.46%, which exceeded the minimum Total Risk-Based Capital Ratio required by the FDIC.

     On April 10, 1991, the FDIC implemented new capital adequacy guidelines with which all federally-insured state banks must comply. The new capital adequacy guidelines are based, in part, on the risk-based capital guidelines for insured state banks and require all insured state banks to maintain a minimum ratio of Tier 1 Capital to total assets of at least 3% ("Leverage Ratio"). Insured state banks with greater risk profiles or with problems are required to maintain a minimum Leverage Ratio of at least 4%. For purposes of calculating these ratios, the FDIC uses the same definition of Tier 1 Capital as used in the FDIC's risk-based capital guidelines. The capital adequacy guidelines supplement the risk-based capital guidelines discussed above, and all insured state banks are required to be in compliance with both sets of guidelines. As of December 31, 1994, the Bank had a Leverage Ratio of 8.66%, which is in compliance with the FDIC's capital adequacy guidelines.

     Using year end financial data, the following table indicates the capital adequacy of the Bank at the dates indicated as compared to the regulatory requirements that were in effect at such dates:

                                                                       December 31,
                                                              1994         1993          1992
                                                                   (Dollars in thousands)
Capital:
  Tier 1 Capital                                            $ 12,216     $ 10,266      $  8,129
    Allowance for possible loan losses                         1,216        1,856         1,588
    Disallowed portion of allowance                              (59)        (797)         (623)
                                                            ________     ________      ________
      Primary capital (1)                                     13,373       11,325         9,094
                                                            ________     ________      ________
                                                            ________     ________      ________
      Total assets                                          $140,992     $132,568      $130,631
      Total risk-weighted assets                            $ 92,474     $ 83,893      $ 77,549
Capital Ratios:
  Leverage Ratio                                                8.66%        7.74%         6.22%
    (Regulatory minimum)                                       (4.00%)      (4.00%)       (4.00%)

  Tier 1 Risk-Based Capital Ratio                              13.21%       12.24%        10.48%
    (Regulatory minimum)                                       (4.00%)      (4.00%)       (4.00%)

  Total Risk-Based Capital Ratio                               14.46%       13.50%        11.72%
    (Regulatory minimum)                                       (8.00%)      (8.00%)       (8.00%)


(1)  The Bank's Total Capital is equal to its Primary Capital because the Bank has no secondary capital.

     Because Progressive has consolidated total assets of less than $150,000,000, it is not subject to the capital adequacy guidelines promulgated for certain bank holding companies by the Federal Reserve Board. Progressive had a consolidated Primary Capital Ratio of 7.84% at December 31, 1994, compared to a consolidated Primary Capital Ratio of 6.13% at December 31, 1993 and 5.09% at December 31, 1992. Progressive's capital resources continued to show improvements in 1994 as a result of profitable operations, as well as the payment of the FCB Debentures, the reversal of deferred income taxes and the one-time negative loan loss provision. As a result of the successful renegotiation of Progressive's debt to First Interstate, Progressive's capital resources improved significantly in 1992. The Bank's earnings continued to improve during 1993 and 1994. The Bank had approximately $1,464,000 in earnings during 1992, $2,425,000 in earnings during 1993, and $3,446,000 in earnings during 1994. These earnings contributed to net income from operations of $4,119,000 for Progressive during 1994, $1,248,000 during 1993 and $7,127,000 during 1992.
Progressive's shareholders' equity was $9,894,000 at December 31, 1994, reflecting an increase over shareholders' equity of $6,302,000 at December 31, 1993 and $5,101,000 at December 31,
1992.

     The Bank's regulators have proposed additional capital guidelines related to incorporating an interest rate risk measure into the capital computation. Given the Bank's effective management of its interest rate sensitivity position as discussed above (See "Liquidity and Interest Rate Sensitivity Management"), management does not believe these proposed guidelines will have a significant adverse effect on the Bank's regulatory capital position, once the guidelines become effective.



                            VALIDITY OF SHARES

     Patricia C. Meringer, Associate Counsel and Secretary of Hibernia, has rendered an opinion that the shares of Hibernia Common Stock to be issued in connection with the Merger have been duly authorized and, if and when issued pursuant to the terms of the Agreement, will be validly issued, fully paid and non-assessable. As of the date of this prospectus, Ms. Meringer owned 56 shares of Hibernia Common Stock in a 401(k) plan account and 1948 shares of restricted stock. Ms. Meringer also held options to purchase 23,716 shares of Hibernia Common Stock, none of which are currently exercisable.

                               EXPERTS

     The consolidated financial statements of Hibernia for the year ended December 31, 1994 incorporated in this Proxy Statement-Prospectus by reference from Hibernia's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference, and have been so incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The Statements of Income, Statements of Stockholders' Equity and Statements of Cash Flows for Progressive for the three years ended December 31, 1994, 1993 and 1992 and the Balance Sheets of Progressive as of December 31, 1994 and 1993 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto and are included herein in reliance upon the authority of Arthur Andersen LLP as experts in accounting and auditing and giving said reports.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF PROGRESSIVE


Report of Independent Public Accountants                    F-2

Consolidated Balance Sheets                                 F-3

Consolidated Statements of Income                           F-5

Consolidated Statement of Shareholders' Equity              F-6

Consolidated Statements of Cash Flows                       F-7

Notes to Consolidated Financial Statements                  F-8



                        ARTHUR ANDERSEN LLP



           PROGRESSIVE BANCORPORATION, INC. AND SUBSIDIARY

                 CONSOLIDATED FINANCIAL STATEMENTS
                  AS OF DECEMBER 31, 1994 AND 1993
                   TOGETHER WITH AUDITORS' REPORT





                         ARTHUR ANDERSEN LLP





                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of Progressive Bancorporation, Inc.:

We have audited the accompanying consolidated balance sheets of Progressive Bancorporation, Inc. (a Louisiana corporation) and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progressive Bancorporation, Inc. and subsidiary as of December 31, 1994 and 1993 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 1, effective January 1, 1994 the Company changed its method of accounting for investment securities.




                                        /s/ ARTHUR ANDERSEN LLP
                                        Arthur Andersen LLP




New Orleans, Louisiana,
February 10, 1995


                         PROGRESSIVE BANCORPORATION, INC. AND SUBSIDIARY


                                   CONSOLIDATED BALANCE SHEETS

                                 AS OF DECEMBER 31, 1994 AND 1993

                                     (Dollars in Thousands)


                                            ASSETS

                                                                                   1994       1993
CASH AND DUE FROM BANKS (Note 11)                                                  $  9,342   $  4,098

INVESTMENT SECURITIES (Note 3):
  Investment securities (market value of $54,947 in 1993)                                 -     52,995
  Investment securities available for sale                                           22,881          -
  Investment securities held to maturity (market value of $24,371 in 1994)           25,656          -
                     Total investment securities                                     48,537     52,995

LOANS (Notes 4 and 11)                                                               79,773     73,032

  Less:  Reserve for possible loan losses (Note 4)                                   (1,216)    (1,856)

                     Net loans                                                       78,557     71,176

BANK PREMISES AND EQUIPMENT (Notes 5 and 10)                                          2,856      2,594

OTHER REAL ESTATE                                                                       302        319

ACCRUED INTEREST RECEIVABLE                                                             912        869

GOODWILL                                                                                493        612

OTHER ASSETS                                                                            694        246

                     Total assets                                                  $141,693   $132,909

<F1>
The accompanying notes are an integral part of these financial statements.







                         PROGRESSIVE BANCORPORATION, INC. AND SUBSIDIARY


                                   CONSOLIDATED BALANCE SHEETS

                                 AS OF DECEMBER 31, 1994 AND 1993

                                     (Dollars in Thousands)


                                LIABILITIES AND SHAREHOLDERS' EQUITY

                                                                                   1994       1993

DEPOSITS (Note 11):
  Non-interest bearing                                                             $ 21,729   $ 18,202
  Interest bearing                                                                  100,032     95,464

                     Total deposits                                                 121,761    113,666

REPURCHASE AGREEMENTS                                                                     -      1,000

OTHER BORROWED MONEY (Note 6)                                                         6,196      5,612

ACCRUED TAXES, INTEREST AND EXPENSES                                                  1,095      1,206

DEFERRED TAX LIABILITY (Note 7)                                                          12      2,231

NOTE PAYABLE (Note 8)                                                                 2,735          -

NOTE PAYABLE TO AFFILIATED GROUP (Note 8)                                                 -      1,003

LIABILITY FOR STOCK SUBJECT TO TRANSFER (Note 8)                                          -      1,889

                     Total liabilities                                              131,799    126,607

COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS' EQUITY (Note 9):
  Preferred stock, $1.00 par value, 1,000,000 shares authorized, 129,644 shares issued and outstanding at December 31, 1994 and 1993; total liquidation preference $12.50 per share plus cumulative unpaid dividends of $1,756 and
    $1,594 at December 31, 1994 and 1993, respectively                                  130         130
  Common stock, $.10 par value, 2,000,000 shares authorized, 617,670 and
    627,670 shares issued and outstanding after deduction of treasury stock at
    December 31, 1994 and 1993, respectively                                             65          65
  Paid-in capital                                                                     2,016       2,016

  Unrealized loss on investment securities available for sale                          (525)          -
  Accumulated earnings                                                                8,233       4,114
  Less:  Treasury stock (33,642 and 23,642 shares at December 31, 1994
    and 1993, respectively)                                                             (25)        (23)

                     Total shareholders' equity                                       9,894       6,302

                     Total liabilities and shareholders' equity                    $141,693    $132,909

<F1>
The accompanying notes are an integral part of these financial statements.


                         PROGRESSIVE BANCORPORATION, INC. AND SUBSIDIARY


                                 CONSOLIDATED STATEMENT OF INCOME

                       FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                             (Dollars in Thousands, except share data)





                                                                              1994       1993       1992

INTEREST INCOME:
  Interest and fees on loans                                                  $  7,858   $  7,691   $  7,305
  Interest on securities-
    U.S. Treasury and agencies                                                   2,744      2,948      3,165
    State and municipal                                                            762        596         17
  Interest on other investments                                                    637         21         19
  Interest on deposits with banks                                                  125         87        188

                     Total interest income                                      12,126     11,343     10,694

INTEREST EXPENSE:
  Interest on deposits                                                           3,914      3,905      4,514
  Interest on Federal funds purchased and repurchase agreements                     16         24          -
  Interest on notes payable and other borrowings                                   632        784        618

                     Total interest expense                                      4,562      4,713      5,132

NET INCOME                                                                       7,564      6,630      5,562

PROVISION FOR POSSIBLE LOAN LOSSES (Note 4)                                       (648)       168        101

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE
  LOAN LOSSES                                                                    8,212      6,462      5,461

OTHER OPERATING INCOME:
  Service charges on deposit accounts                                              931        933        861
  Net securities gains (losses)                                                   (124)        63        114
  Other income                                                                     549        466        306

                     Total other operating income                                1,356      1,462      1,281

NON-INTEREST EXPENSE:
  Salaries and benefits                                                          2,582      2,228      1,894
  Occupancy expense                                                                603        469        419
  Data processing fees to an affiliate (Note 10)                                     -        265        243
  FDIC assessments                                                                 265        256        237
  Writedowns of Other Real Estate and other assets                                  67        339        518
  Other operating expenses                                                       1,780      1,668      1,359
  Subsidiary earnings attributable to stock subject to transfer (Note 8)           151        386        209

                     Total non-interest expense                                  5,448      5,611      4,879

INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                                4,120      2,313      1,863

PROVISION (BENEFIT) FOR INCOME TAXES (Note 7):
  Current                                                                          908        778       117
  Deferred                                                                      (1,504)       144       (67)
                                                                                  (596)       922        50
NET INCOME BEFORE EXTRAORDINARY ITEM                                             4,716      1,391     1,813

EXTRAORDINARY ITEMS:
  Extraordinary gain-forgiveness of debt (net of current and deferred
    tax provisions of $156 and $2,225, respectively)                                 -          -     5,314
  Extraordinary loss-early extinguishment of debt (net of deferred tax benefit of $458 and $73 at December 31, 1994 and 1993,
    respectively                                                                  (597)      (143)        -

NET INCOME                                                                       4,119      1,248     7,127

UNPAID DIVIDENDS ON PREFERRED STOCK (Note 9)                                      (162)      (164)     (179)

NET INCOME APPLICABLE TO COMMON STOCK                                         $  3,957   $  1,084   $ 6,948

EARNINGS PER COMMON SHARE BEFORE EXTRAORDINARY ITEM                           $   7.33   $   1.94   $  2.51

EXTRAORDINARY ITEM                                                                (.96)      (.23)     8.16

EARNINGS PER COMMON SHARE (Note 9)                                            $   6.37   $   1.71   $ 10.67

<F1>
The accompanying notes are an integral part of these financial statements.



                     PROGRESSIVE BANCORPORATION, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT)
                  FOR THE YEARS ENDING DECEMBER 31, 1994, 1993 AND 1992

                         (Dollars in Thousands except share data)
                                                                                                 Unrealized Losses on   Accumulated
                            Preferred Stock      Common Stock      Treasury Stock     Paid-in    Available for Sale      Earnings
                           Shares     Amount    Shares  Amount    Shares    Amount    Capital       Securities          (Deficit)

BALANCE, December 31, 1991 142,954     $143     651,312   $65        -      $  -      $2,016        $ -                   $(4,250)

NET INCOME-1992               -         -          -       -         -          -        -            -                     7,127

BALANCE, December 31, 1992 142,954      143     651,312    65        -         -       2,016          -                     2,877

PURCHASE OF PREFERRED
  STOCK                    (13,310)     (13)       -       -         -         -        -             -                       (11)

PURCHASE OF TREASURY STOCK    -         -          -       -       (23,642)   (23)      -             -                         -

NET INCOME-1993               -         -          -       -          -         -       -             -                     1,248

BALANCE, December 31, 1993 129,644      130     651,312    65      (23,642)   (23)     2,016          -                     4,114

PURCHASES OF TREASURY STOCK   -         -          -       -       (10,000)    (2)      -             -                         -

UNREALIZED LOSSES ON
INVESTMENT SECURITIES         -         -          -       -          -         -       -             (525)                     -

NET INCOME-1994               -         -          -       -          -         -       -             -                     4,119

BALANCE, December 31, 1994 129,644     $130     651,312   $65      (33,642)  $(25)    $2,016         $(525)               $ 8,233

<F1>
The accompanying notes are an integral part of these financial statements.







                         PROGRESSIVE BANCORPORATION, INC. AND SUBSIDIARY


                               CONSOLIDATED STATEMENT OF CASH FLOWS

                       FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                                     (Dollars in Thousands)





                                                                              1994       1993       1992

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                  $  4,119   $  1,248   $ 7,127
  Adjustments to reconcile net income to cash provided by operating activities-
      Writedowns of other real estate                                               67        332       398
      Depreciation                                                                 326        220       209
      Provision for loan losses                                                   (648)       168       101
      Amortization of goodwill                                                     118        118       118
      Amortization of premium on investments, net of accretion of
        discount on investments                                                    (31)        55       108
      Extraordinary gain on forgiveness of debt                                   -           -      (5,314)
      Extraordinary loss on extinguishment of debt                                 597        143       -
      Gain on sales of other real estate                                          (146)      (109)      (48)
      Net securities (gains) losses                                                124        (63)     (114)
      Subsidiary earnings attributable to stock subject to transfer                151        386       209
      Accretion of discount on note payable                                         62        186        91
      (Increase) decrease in other assets and accrued interest receivable         (491)       108       125
      Increase (decrease) in accrued liabilities                                  (111)      (150)      143
      Deferred tax provision (benefit)                                          (1,504)       144       (67)

                     Net cash provided by operating activities                   2,633      2,786     3,086

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from debentures                                                         750        -        -
  Proceeds from sales of investment securities                                  13,944      4,659     6,202
  Proceeds from maturities on investment securities                             10,936     10,529    11,986
  Purchase of investment securities                                            (22,083)   (18,074)  (24,463)
  Net increase in loans                                                         (6,827)    (2,337)  (11,918)
  Proceeds from sales of other real estate                                         352        244       500
  Additions to bank premises and equipment                                        (634)      (393)     (148)
  Decrease in interest bearing deposits at banks                                  -            49        89

                     Net cash used in investing activities                      (3,562)    (5,323)  (17,752)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase (decrease) in non-interest bearing demand deposits                3,527     (1,083)    4,626
  Net increase (decrease) in interest bearing deposits other than
    certificates of deposit                                                       (688)      (411)    5,263
  Net increase (decrease) in certificates of deposit                             5,256         (9)   (1,277)
  Increase (decrease) in repurchase agreements                                  (1,000)       (35)    1,035
  Net proceeds on debt restructure                                               3,900       -          579
  Payments on notes                                                             (3,285)      (446)     -
  Payment on liability for stock subject to transfer                            (2,119)      -         -
  Increase in other borrowed money                                                 584      1,678     3,934
  Purchase of preferred stock                                                     -           (24)      -
  Purchase of treasury stock                                                        (2)       (23)      -

                     Net cash provided by (used in) financing activities         6,173       (353)   14,160

NET INCREASE (DECREASE) IN CASH                                                  5,244     (2,890)     (506)

CASH AT BEGINNING OF YEAR                                                        4,098      6,988     7,494

CASH AT END OF YEAR                                                           $  9,342    $ 4,098    $6,988

SUPPLEMENTAL DISCLOSURE:

  Income taxes paid                                                           $  1,299    $ 1,140    $    4

  Cash interest expenses paid                                                 $  4,586    $ 4,673    $5,218

NON-CASH TRANSACTIONS:

  Loans transferred to other real estate                                      $    258    $   -      $  225

  Loans made to facilitate sales of other real estate                         $   -       $   272    $  373

<F1>
The accompanying notes are an integral part of these financial statements.

            PROGRESSIVE BANCORPORATION, INC. AND SUBSIDIARY


              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              (Dollars in Thousands, except share data)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

Progressive Bancorporation, Inc. (the Company) is a bank holding company whose only subsidiary is Progressive Bank and Trust Company (Progressive or the Bank).

The Company was incorporated under Louisiana law on July 5, 1983 and acquired 100% of the shares of Progressive Bancshares
Corporation, the former holding company of the Bank, effective
March 8, 1984.

Certain reclassifications have been made to the prior period financial information in order to conform to current year presentation.

The accounting principles and reporting policies of the Company conform with generally accepted accounting principles. The following is a description of the more significant of these policies.

Consolidation

The consolidated financial statements include the accounts of the Company and its 100% owned subsidiary, Progressive Bank and Trust
Company. Intercompany accounts and transactions are eliminated in consolidation.

Investment Securities

Effective January 1, 1994, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This standard addresses the accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in debt securities and requires classification of securities as trading, available for sale or held to maturity. Management determines the classification of its securities when they are purchased. The Company does not engage in trading activities related to any of its investment securities. Securities which the Company has the intent and ability to hold until maturity are classified as held to maturity. These securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities which may be sold in response to interest rates, liquidity needs or other factors are classified as available for sale. These securities are reflected at fair value, and net unrealized gains or losses are reflected as a separate component of shareholders" equity, net of income tax effects. As of January 1, 1994 the unrealized gain on available for sale securities, net of tax effects, was $695.

During 1994, the Bank sold $14,839 of securities out of its available for sale portfolio, resulting in gross realized losses of $909 and gross realized gains of $35. In addition, the Company realized a gain of $750 on the redemption of FCB debentures, as discussed further in Note 3. No securities were sold from the Bank's held to maturity portfolio. Prior to the adoption of FASB Statement No. 115, the Company accounted for all securities at cost, adjusted for amortization of premiums and accretion of discounts. During 1993, the Bank sold $4,596 of its securities resulting in gross realized gains of $78 and gross realized losses of $15. During 1992, the Bank sold $6,088 of its securities resulting in gross realized gains of $114 and no realized losses.

Interest earned on investment securities is included in interest income. Amortization of premiums and accretion of discounts are computed using the interest method. The adjusted cost of the specific security sold is used to compute the gain or loss on the sale of an investment security. Such gains or losses are shown separately as a component of other income in the consolidated statements of income.

Loans

Loans are stated at the principal balance outstanding less unearned discount on consumer loans. Interest on loans, other than consumer loans, is recognized as income based on the principal balance outstanding. Interest on certain consumer loans is recognized as income over the term of the loan using the sum-of-the-months-digits method, which approximates the interest method. Loans are placed on non-accrual status when, in the opinion of management, there exists sufficient uncertainty as to the collectibililty of the contractual principal. Income is recorded on a cash basis for non-accrual loans.

Provision and Reserve for Possible Loan Losses

The provision for possible loan losses charged to operating expense is determined by management based on a review of Progressive's past loan loss experience and an evaluation of the quality of the current loan portfolio. The reserve for possible loan losses is based upon estimates, and ultimate losses may vary from current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Premises and Equipment

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation expense is computed primarily on a straight-line basis over the estimated useful lives of the depreciable assets (Note 5). Maintenance and repairs are charged to operating expense, and gains or losses on dispositions are reflected currently in the consolidated statements of income.

Income Taxes

Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, which was adopted by the Company on January 1, 1993. Under this statement, deferred income taxes are provided for by the liability method (Note 7).

Other Real Estate

The cost basis of foreclosed real estate and other assets is established at the lower of the loan balance or estimated fair value less estimated selling costs at the time of foreclosure. Any excess of the loan balance over the fair value less estimated selling costs at foreclosure is charged to the reserve for possible loan losses. The other real estate portfolio is evaluated periodically and subsequent declines in the fair value of the assets below the initial cost basis are reflected in earnings in the period the decline is noted. Cost basis is periodically adjusted for each asset as its fair value changes; however, the carrying value of each asset never exceeds the initial cost basis. Expenses associated with owning and operating other real estate and gains and losses on disposition of such assets are recorded in earnings in the period incurred.

Goodwill

The excess of cost over fair value of tangible assets acquired in purchase transactions, identified as goodwill, is being amortized to other operating expense on a straight-line basis over 15 years.

New Financial Accounting Standards

Statement of Financial Accounting Standards No. 107, issued by the FASB during 1991, requires disclosure of fair value information for financial instruments. The Company is required to adopt this statement for the year ended December 31, 1995.

In November, 1992, the FASB issued Statement No. 112, "Employers'
Accounting for Postemployment Benefits," which is effective for the Company for the year ended December 31, 1994. This statement had no material impact on the Company.

In May, 1993, the FASB issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, which requires that impaired loans that are within the scope of this statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's market price or the fair value of the collateral if the loan is collateral dependent. Adoption of the new standard is required for fiscal years beginning after December 15, 1994. The standard is to be adopted prospectively with the effect of initially applying the standard to be reflected as an adjustment to the Bank's provision for loan losses in the year of adoption. As of December 31, 1994, $231 of loans would be impacted by the standards. The effect, if any, the new standard may have on the Bank's financial position and results of operations is not expected to be significant.

In October, 1994, the FASB issued Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." The Company is required to adopt this statement for the year ended December 31, 1995.

Regulatory Matters

Certain normal restrictions exist regarding the ability of the Bank to transfer funds to the Company as loans, advances or dividends.
The Bank's capital ratios exceeded regulatory requirements as of December 31, 1994.

2.  MERGER PLAN:

On December 1, 1994, the Company and Hibernia Corporation ("Hibernia") entered into an Agreement and Plan of Merger (the "Agreement") pursuant to which the Company would merge with and into Hibernia and each outstanding share of the Company's preferred stock would be converted into the right to receive cash in the amount of $12.50 per share plus all accumulated and unpaid dividends (totalling $1,756 as of December 31, 1994) and each outstanding share of the Company's Common Stock would be converted into the number of shares of Hibernia Class A Common Stock that equals the exchange rate as determined on the closing date. The exchange rate is based on 2,500,000 shares of Hibernia Class A Common Stock being exchanged for all outstanding shares of the Company's common stock.

The merger is subject, among other things, to receipt of regulatory and shareholder approvals, and is currently expected to be completed during the second quarter of 1995.

3.  INVESTMENT SECURITIES:

The amortized cost and estimated fair value of investment securities at December 31, were:



                                                                     1994
                                              Amortized        Gross Unrealized      Estimated
                    Description                  Cost          Gains     Losses      Fair Value

Available for Sale

U. S. Treasury                                $  1,000        $    10     $     -      $  1,010
U. S. government agencies:
  Mortgage-backed securities                     6,581             21        (296)        6,306
  Collateral mortgage obligations                7,984             19        (279)        7,724
  Other                                          1,832            -           (43)        1,789
State and municipal obligations, net             5,509             16        (240)        5,285
Other                                              767            -           -             767
                     Totals                   $ 23,673        $    66     $  (858)     $ 22,881

Held to Maturity

U. S. Treasury                                $    395        $   -       $   (19)     $    376
U. S. government agencies:
  Mortgage-backed securities                    10,170             26        (462)        9,734
  Collateral mortgage obligations                2,013            -          (177)        1,836
  Other                                          3,584            -          (131)        3,453
State and municipal obligations, net             9,494            -          (522)        8,972
                     Totals                   $ 25,656        $    26     $(1,311)     $ 24,371



                                                                     1993
                                                Amortized      Gross Unrealized      Estimated
             Description                           Cost        Gains     Losses      Fair Value

Available for Sale

U. S. Treasury                                  $  4,996       $   200     $     -      $  5,196
U. S. government agencies:
  Mortgage-backed securities                      17,657           561         (58)       18,160
  Collateral mortgage obligations                 14,859           311         (82)       15,088
  Other                                            2,512            67           -         2,579
State and municipal obligations, net              12,265           981         (28)       13,218
Other                                                706           -           -             706
                     Totals                     $ 52,995       $ 2,120     $  (168)     $ 54,947


Amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized    Estimated
                                            Cost      Fair Value

Available for Sale

Due in 1 year or less                    $  1,000     $  1,010
Due after 1 year through 5 years            1,693        1,662
Due after 5 years through 10 years          3,534        3,416
Due after 10 years                          2,881        2,763
                Subtotal                    9,108        8,851
Mortgage-backed securities, including
  collateral mortgage obligations          14,565       14,030
                Total                    $ 23,673     $ 22,881

Held to Maturity

Due in 1 year or less                    $   -        $   -
Due after 1 year through 5 years            1,994        1,943
Due after 5 years through 10 years          1,190        1,110
Due after 10 years                         10,289        9,748
                Subtotal                   13,473       12,801
Mortgage-backed securities, including
  collateral mortgage obligations          12,183       11,570
                Total                    $ 25,656     $ 24,371

The Bank's mortgage-backed securities consist of ownership interests in pools of residential mortgages guaranteed by a U. S. government agency with contract maturities ranging from 2 to 29 years; however, the underlying mortgages are subject to significant prepayments, primarily when the contractual interest rates exceed the current market rate on similar mortgages. Based on current prepayment assumptions, the estimated average remaining life of fixed rate mortgage-backed securities and collateral mortgage obligations is approximately 5 years at December 31, 1994.

Investment securities with book values of $11,940 and $12,457 at December 31, 1994 and 1993, respectively, were pledged to secure public funds and for other purposes.

Progressive held a $750 investment in debentures of an affiliated bank representing 12% mandatory convertible subordinated debentures of First Continental Bancshares, Inc. (FCB). The debentures were issued in 1986 and were to mature in 1996 with principal payment to be made with 78 shares of FCB common stock per thousand in debenture face value. During 1988, a reserve equal to the cost of these debentures was recorded. During 1994, FCB and Hibernia Corporation (Hibernia) merged. Under the terms of the agreement, Hibernia redeemed all of the outstanding principal and accrued interest related to FCB's outstanding debentures. The debenture agreement required a redemption price of 105% if redeemed during the twelve-month period ending November 15, 1994. Therefore, the Bank received $750 of principal and accrued interest of $558 on August 1, 1994 and a premium of approximately $38. As discussed above, the Bank had assigned no value to the FCB debentures and related accrued interest in the accompanying financial statements; therefore, the Bank recognized income upon collection of the principal, accrued interest and related premium. The accrued interest and premium are included in interest on other investments. The collection of principal is included in net securities gains (losses).

4.  LOANS AND RESERVE FOR POSSIBLE LOAN LOSSES:

The composition of the loan portfolio at December 31, was as follows:

                                              1994       1993

Commercial, financial and agricultural not
  secured by real estate                      $13,123    $11,103
Real estate-construction                        1,420        999
Real estate-mortgage                           51,097     47,258
Consumer                                       14,656     14,212
                Gross loans                    80,296     73,572
Less:  Unearned income                           (523)      (540)
                Total loans                   $79,773    $73,032

The Bank grants commercial, real estate and consumer loans to customers located primarily in Terrebonne Parish and the surrounding area. Although the Bank's portfolio consists of business loans extending across many industry types, as well as loans to individuals, a substantial portion of its debtors' ability to honor their contracts is dependent upon the marine transportation, agricultural and petro-chemical business economic sectors.

The Bank evaluates the credit risk of each customer on an individual basis and, where deemed appropriate, collateral is obtained. Collateral varies by individual loan customer but may include accounts receivable, inventory, real estate, equipment, deposits, personal and government guarantees, and general security agreements. Access to collateral is dependent upon the type of collateral obtained. On an on-going basis, the Bank monitors its collateral and the collateral value related to the loan balance outstanding.

Nonperforming and under performing loans at December 31, were as follows:

                                                           1994       1993

Loans:
  90 days or more past due, but still accruing interest    $   4      $   11
  Non-accrual loans                                          231          75
        Total nonperforming and under performing loans     $ 235      $   86

There was no income recognized on the cash basis for non-accrual loans in 1994, 1993 and 1992, respectively. If the accrual of interest on non-accrual loans had not been suspended, the income recorded would have been approximately $11, $3, and $9 in 1994, 1993 and 1992, respectively. There were no material renegotiated loans outstanding during 1994 or 1993.

In the opinion of management, progress has been made in its credit risk management process, and only normal risk and loss potential remain in the loan portfolio. Consequently, the Company does not anticipate significant increases in the level of nonperforming assets in the foreseeable future. The current level of nonperforming assets is not anticipated to have a significant, adverse effect on the results of operations of the Company.


Progressive's provision for possible loan losses charged to expense is determined in accordance with the policy described in Note 1.
Transactions in the reserve for possible loan losses for 1994, 1993 and 1992 were as follows:

                                            1994     1993     1992

Balance, beginning of year                  $1,856   $1,588   $1,553
Provision for possible loan losses            (648)     168      101
Losses charged to the reserve                  (95)     (84)    (232)
Recoveries of loans previously charged-off     103      184      166
Balance, end of year                        $1,216   $1,856   $1,588


5.  BANK PREMISES AND EQUIPMENT

Bank premises and equipment, stated at cost less accumulated depreciation, were as follows at December 31, 1994 and 1993:

                                    Estimated
                                  Useful Lives     1994     1993
Land                                   -           $  808   $  808
Buildings                         10-25 years       2,962    2,729
Furniture, fixtures and equipment  3-10 years       1,279    2,358
                                                    5,049    5,895
Less-accumulated depreciation                      (2,193)  (3,301)
                                                   $2,856   $2,594

Depreciation included in occupancy expenses totalled $326, $220 and $209 in 1994, 1993 and 1992, respectively. During the year, the Company wrote off certain fully depreciated assets which were no longer in use.

6.  OTHER BORROWED MONEY:

Other borrowed money consists of borrowings from the Federal Home Loan Bank with maturities ranging from 2-15 years. The rates on these borrowings range from 4.6%-6.9% and are offset by mortgage loans of similar duration with higher interest rates. The Company collateralizes its other borrowings with a blanket floating lien on portions of its residential loan portfolio, which had a value of $12,672 at December 31, 1994.

7.  FEDERAL INCOME TAX:

On January 1, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The adoption of this statement did not have a material effect on the Company's financial statements and is included in deferred tax provision in the 1993 statement of income.

As of December 31, deferred income taxes consisted of the following:

                                                      Tax Effect of
                                                  Temporary Differences
                                                  1994           1993

DEFERRED ASSETS:
 Reserve for loan losses                          $   -          $   101
 Other real estate                                    311            372
 Unrealized loss on available for sale securities     270            -
 Other                                                 32             33
                  Subtotal                            613            506
DEFERRED LIABILITIES:
 Basis difference in investment in Bank              -            (1,883)
 Bank premises and equipment                         (474)          (469)
 Note payable discount                               -              (279)
 Reserve for loan losses                             (119)           -
 Other                                                (32)            (7)
                  Subtotal                           (625)        (2,638)

VALUATION ALLOWANCE                                   -              (99)

NET DEFERRED LIABILITY                            $   (12)       $(2,231)

As of December 31, 1993, deferred taxes had been provided on the difference between the book basis and the tax basis of the Company's investment in the stock of the Bank. As a result of the exercise of its option to repurchase the right to 19.5% ownership of the Bank (see Note 8), whereby the Company will continue to own 100% of the Bank, and the merger agreement with Hibernia, the Company has determined that such deferred taxes are no longer required. Such amount has been recorded as a reduction of the deferred tax provision in 1994.

Under SFAS No. 109, a valuation allowance must be established against deferred tax assets if, based on all available evidence, it is more likely than not that some or all of the assets will not be realized. In 1993, the Company provided a valuation allowance to the extent that a loss would have been generated for tax purposes upon the transfer of 19.5% of its share of the Bank's stock (Note
8) due to the uncertainty regarding its ultimate realization. The valuation allowance was reversed in 1994 as part of the tax benefit on the extraordinary loss on early extinguishment of debt.

Total tax expense on income before taxes for 1994, 1993, and 1992 resulted in effective tax rates that differed from the Federal statutory income tax rate. A reconciliation follows:

                                                      Consolidated
                                                 1994     1993     1992

Statutory Federal income tax rate                34.0%    34.0%    34.0%
Non-taxable income on investments and loans      (5.7)    (8.2)    (0.9)
Amortization of purchase accounting adjustments   1.0      1.8      2.5
Reversal of basis differences                   (44.0)     -        -
Recognition of net operating loss carryforwards   -        -      (37.1)
Alternative minimum taxes receivable              -        -       (1.3)
Change in valuation allowance                     -        4.3      -
Other items                                        .2      8.0     5.5
Effective tax rate                             (14.5%)    39.9%    2.7%

As of December 31, 1994, the Company has no operating loss carryforward available to offset future taxable income for financial statement or tax purposes.

The Company and its bank subsidiary have a tax sharing arrangement whereby Progressive's income taxes are determined as if it were a separate taxpayer. Any such taxes are payable by Progressive to the Company if the Company is required to pay current taxes.

8.  NOTES PAYABLE:

On May 18, 1992, the Company borrowed $2,250 from a group of investors affiliated with the Bank (affiliated group). The note bore interest at 17% with interest at 12% payable quarterly and simple interest in excess of 12% due on April 30, 1997 along with all principal outstanding. The loan proceeds were used to retire the Company's debt, along with all accrued interest payable to the previous lenders. The Company recognized an extraordinary gain on the retirement of this debt of approximately $5,314, net of tax effect, which is reflected in the accompanying consolidated statements of income. At the earlier of April 30, 1997 or the repayment of all principal and interest on the note, the affiliated group had the right to effect the transfer of 435 shares, representing 19.5% of the total number of issued and outstanding shares of common stock of the Bank, from the Company to the affiliated group. Until April 30, 1994, the Company had the option to purchase the affiliated group's right to the stock at book value. For financial statement purposes, the book value of the 19.5% interest in the outstanding common stock of the Bank at May 18, 1992 was calculated based on the Company's investment in the Bank at that date and amounted to $1,294. The note payable to the affiliated group was reduced by this amount as a discount which was being accreted over the term of the note at 10.3% compounded quarterly, or approximately 48% per year. The original discount amount plus 19.5% of the undistributed earnings of the Bank from May 18, 1992 was reflected in the consolidated balance sheet as liability for stock subject to transfer. This amount was equivalent to 19.5% of the book value of the Company's investment in the Bank.

During 1993, the Company prepaid $446 of principal on this note, resulting in accelerated accretion of the discount related to this prepaid principal. On April 26, 1994, the Company retired this note by paying the affiliated group approximately $1,800 in principal and $300 in interest accrued through that date. As a result of the early debt retirement, the Company recognized an extraordinary loss of $597, net of tax effect, in April, 1994.

In connection with the affiliated debt retirement, the Company exercised its option to purchase, for 19.5% of the book value of the Bank's stockholders' equity as of March 31, 1994, the affiliated group's right to receive 19.5% of the Company's investment in the Bank's stock upon retirement of the debt. The consideration paid to the affiliated group on April 26, 1994 amounted to approximately $2,100. This amount eliminated the Company's liability for stock subject to transfer account balance during April, 1994.

The Company obtained a loan from Hibernia National Bank amounting to $3,904 to facilitate the retirement of the affiliated debt and the exercise of its option to purchase the affiliated group's right to receive 19.5% of the Company's investment in the Bank's stock. The terms of the loan from Hibernia National Bank require quarterly payments of principal and interest, with principal payments based on a seven-year amortization and interest accruing at the Citibank Prime Rate plus .60%. The loan is unsecured and matures on April 26, 1999. As of December 31, 1994, the Company owed $2,735 on the loan to facilitate this debt extinguishment. Principal repayments on this obligation are required as follows:

                      Year       Amount Due

                      1995         $   93
                      1996            558
                      1997            558
                      1998            558
                      1999            968
                                   $2,735

9.  SHAREHOLDERS' EQUITY:

Consolidated net income per common share is calculated based upon weighted average common shares outstanding of 621,560 for the year ended December 31, 1994, 632,878 for the year ending December 31, 1993 and 651,312 for the year ending December 31, 1992, with the consolidated net income adjusted to reflect unpaid annual dividends on cumulative preferred stock of $162 (at $1.25 per share) in 1994, $164 (at $1.25 per share) in 1993, and $179 (at $1.25 per share) in 1992.

During 1993, the Company purchased and retired 13,310 shares of preferred stock outstanding. The shares (face value of $13) and all accumulated dividends in arrears related to the shares ($146 through the dates of purchase) were retired for $24. During 1994 and 1993, the Company purchased 10,000 and 23,642 shares of outstanding common stock for $.10 per share and $1.00 per share, respectively. The total costs of these purchases are reflected as treasury stock in the consolidated balance sheets.

During 1993, the Bank declared a 1-for-100 reverse stock split, which had the effect of reducing the number of outstanding shares and increasing the par value of the Bank's common stock. The purpose of the reverse stock split was to cash out small minority interest owners of the Bank. All share amounts at Note 14 were restated to reflect this reverse stock split. The reverse stock split had no effect on the consolidated financial statements.

10.  RELATED PARTY TRANSACTIONS:

Progressive has a number of banking relationships with other banks which have certain significant shareholders and directors in common. The most significant of these relationships relates to loan participations purchased from and sold to these banks.
Participations purchased amounted to $2,947 and $2,337 and participations sold totalled $3,775 and $3,716 at December 31, 1994 and 1993, respectively, related to these banks.

In September 1987, Progressive entered into an agreement with an affiliated bank for data processing services. Fees paid under this agreement were $265 and $243 in 1993 and 1992, respectively. This agreement was terminated at the end of 1993. In 1994 Progressive contracted with an outside third party to perform certain data processing services and other such services were performed in-house.

In 1993 and 1992 certain loan review, internal audit and consulting services were performed for the Bank by a related bank. Charges for these services are included in other operating expenses and totalled approximately $43 and $40 in 1993 and 1992, respectively. These services were discontinued at the end of 1993.

The Company sold land and buildings utilized as the main office and operations center to the Bank in 1985 for $2,100 based on appraisals obtained. These fixed assets had a net book value at the time of sale of $1,527 and the Company recognized a gain of $573. Due to the related party nature of this transaction, this gain has not been recognized in the consolidated or parent company financial statements, with the excess of sales price over book basis being eliminated in consolidation. As of December 31, 1994, $375 of net excess basis remains on the Bank's financial statements.

In the ordinary course of business, Progressive makes loans to its directors, principal shareholders and officers. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other customers, and do not involve more than normal risk of collectibility or present other unfavorable features. An analysis of loans outstanding during 1994 to directors, principal shareholders and officers, including their family members and companies in which they have a significant ownership interest, follows:

         Balance                                Balance
        12/31/93    Additions    Repayments    12/31/94
         $4,196      $2,945        $3,294       $3,847

11.  COMMITMENTS AND CONTINGENCIES:

The Company is involved in various litigation which is routine to the nature of its business. Management believes that resolution of these matters will not result in any material adverse effect on the financial statements.

Progressive is required to maintain cash on hand and non-interest bearing balances with correspondent banks to fulfill its regulatory reserve requirements. The average required reserve was approximately $544 and $637 in 1994 and 1993, respectively.

In the normal course of business, there are various outstanding commitments to extend credit which are not reflected in the consolidated financial statements. At December 31, 1994 and 1993 outstanding commitments under standby letters of credit were approximately $520 and $378, respectively.

Additionally, in the normal course of business, there are various other commitments and contingent liabilities which are not reflected in the financial statements. Loan commitments are single-purpose commitments to lend which will be funded and reduced according to specified repayment schedules. Most of these commitments have maturities of less than one year. Total loan commitments outstanding at December 31, 1994 were approximately $2,458. Lines of credit are commitments to lend up to a specified amount for a period not to exceed one year. Amounts outstanding under lines of credit fluctuate because they are generally used to finance short-term, seasonal working capital needs of the borrower. Total unfunded lines of credit outstanding as of December 31, 1994 were approximately $6,805. The Bank also offers credit cards to its customers; unfunded lines of credit outstanding under credit card agreements were approximately $2,263 at December 31, 1994.

The Bank uses the same credit policies in making commitments and issuing standby letters of credit as it does for on-balance-sheet instruments. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counterparty. Collateral held varies but may include certificates of deposit, accounts receivable, inventory, property, plant and equipment, and income-producing properties. There are no commitments which present an unusual risk to the Bank, and no material losses are anticipated as a result of these transactions.

The principal source of liquidity for Progressive is core deposits. Progressive has none of its deposits brokered or purchased in the national market. At December 31, 1994, 30% of Progressive's interest-bearing deposits were equal to or exceeded $100. In management's opinion, funding and liquidity at Progressive is adequate to meet its current financial commitments.

12.  EMPLOYEE BENEFIT PLANS:

Effective January 1, 1988, the Company adopted a defined contribution savings plan for its employees. Under the terms of the plan, the Company makes a matching contribution of no less than 40% of the first 3% of the employee's compensation contributed.
For both 1994 and 1993, the employer made discretionary contributions as authorized by the Board of Directors of 200% of the first 4% and 3%, respectively, of the employees' compensation contributed, resulting in contributions of $119 and $76, respectively. The Company offers no postretirement benefits to its employees.

The Chief Executive Officer has an employment agreement which provides for a payment of three years' salary upon change of control of the Company. In addition, retention agreements were adopted in 1994 to encourage certain other officers of the Bank to continue their employment with the Bank in the context of ongoing merger discussions between the Company and certain non-affiliated financial institutions. These agreements were executed primarily to maintain stability within the organization and reduce the risk of loss of key members of management before consummation of any potential merger or acquisition of the Company. The retention agreements, including the Chief Executive's employment agreement, provide that if the Officers and Executive Officers remain with the Bank through the consummation of a merger, and certain other conditions are satisfied, they would receive additional compensation aggregating approximately $862. This amount will be recorded as compensation expense upon consummation of the merger discussed in Note 2.

13.  PARENT COMPANY ONLY FINANCIAL INFORMATION:

Condensed financial statements of Progressive Bancorporation, Inc., parent company only, follow:


                       PROGRESSIVE BANCORPORATION, INC.


                            CONDENSED BALANCE SHEETS

                       AS OF DECEMBER 31, 1994 AND 1993

                             (Dollars in Thousands)


                                                          1994     1993

ASSETS:
 Cash and temporary investments held at subsidiary bank  $   289  $  1,136
 Investment securities                                       395      -
 Investment in subsidiary bank                            11,306     9,706
 Goodwill                                                    493       612
 Other assets                                                188       124
           Total assets                                  $12,671  $ 11,578

LIABILITIES:
 Deferred tax liability                                  $  -     $  2,261
 Notes payable                                             2,735     1,003
 Liability for stock subject to transfer                    -        1,889
 Other liabilities                                            42       123
           Total liabilities                               2,777     5,276

SHAREHOLDERS' EQUITY:
 Preferred stock                                             130       130
 Common stock                                                 65        65
 Paid-in capital                                           2,016     2,016
 Retained earnings                                         8,233     4,114
 Unrealized loss on available for sale securities           (525)     -
 Treasury stock                                              (25)      (23)
           Total shareholders' equity                      9,894     6,302
           Total liabilities and shareholders' equity    $12,671  $ 11,578




                       PROGRESSIVE BANCORPORATION, INC.


                        CONDENSED STATEMENTS OF INCOME

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                            (Dollars in Thousands)


                                                     1994     1993     1992

REVENUES:
 Other income                                    $    29  $    34  $    28
                                                      29       34       28

EXPENSES:
 Interest and other expenses                         519      659      534
 Amortization of purchase accounting adjustments     127      122      122
 Stock subject to transfer expense                   797    1,167      865
LOSS BEFORE TAXES, DIVIDENDS, EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARY BANK AND
  EXTRAORDINARY ITEM                                (768)  (1,133)    (837)

BENEFIT FOR INCOME TAXES                           2,021       82    1,169

DIVIDENDS FROM SUBSIDIARY BANK                     1,339      446     -

EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY
  BANK                                             2,124    1,996    1,481

NET INCOME BEFORE EXTRAORDINARY ITEM               4,716    1,391    1,813

EXTRAORDINARY ITEMS:
 Debt forgiveness                                   -        -       5,314
 Debt extinguishment                                (597)    (143)    -

NET INCOME                                       $ 4,119  $ 1,248  $ 7,127




                       PROGRESSIVE BANCORPORATION, INC.


                      CONDENSED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

                            (Dollars in Thousands)


                                                                  1994     1993     1992
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net Income                                                     $ 4,119  $ 1,248  $ 7,127
 Adjustments to reconcile net income to cash provided by
   operating activities:
  Amortization of purchase accounting adjustments                   127      122      122
  Accretion of note payable discount                                 62      186       91
  Equity in subsidiary Bank's net income                         (3,463)  (2,442)  (1,481)
  Extraordinary gain on forgiveness of debt                        -        -      (5,314)
  Extraordinary loss on early extinguishment of debt                597      143     -
  Decrease in other assets                                          (72)    -         (20)
  Increase (decrease) in liability for stock subject to transfer (1,889)     386      269
  Increase (decrease) in other liabilities                       (1,885)      66      230

         Net cash provided by (used in) operating activities     (2,404)    (423)   1,024

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of investment securities                                 (395)   -         -

CASH FLOWS FROM FINANCING ACTIVITIES:
 Payment of notes payable                                        (3,285)    (446)    -
 Net proceeds on debt restructure                                 3,900    -          579
 Purchase of preferred stock                                       -         (24)    -
 Purchase of treasury stock                                          (2)     (23)    -
 Dividends from subsidiary bank                                   1,339      446     -

         Net cash provided by (used in) financing activities      1,952      (47)     579

NET INCREASE (DECREASE) IN CASH                                    (847)    (470)   1,603

CASH AT BEGINNING OF YEAR                                         1,136    1,606        3

CASH AT END OF YEAR                                             $   289  $ 1,136  $ 1,606

CASH INTEREST EXPENSES PAID                                     $   293  $   268  $   135

CASH INCOME TAXES PAID                                          $ 1,299  $   259  $     4


14.  BANK ONLY FINANCIAL INFORMATION:

The condensed balance sheets and statements of income of Progressive Bank and Trust follow:




                       PROGRESSIVE BANK AND TRUST COMPANY


                            CONDENSED BALANCE SHEETS

                        AS OF DECEMBER 31, 1994 AND 1993

                             (Dollars in Thousands)

                                   ASSETS

                                                                     1994       1993
CASH AND DUE FROM BANKS                                              $  9,342   $  4,098
INVESTMENTS, at cost                                                     -        52,995
INVESTMENTS, available for sale                                        22,881       -
INVESTMENTS, held to maturity                                          25,261       -
LOANS                                                                  79,773     73,032
 Less-Reserve for possible loan losses                                 (1,216)    (1,856)

            Net loans                                                  78,557     71,176

BANK PREMISES AND EQUIPMENT                                             3,231      2,989
OTHER REAL ESTATE                                                         302        319
ACCRUED INTEREST RECEIVABLE                                               908        869
OTHER ASSETS                                                              510        122

            Total assets                                            $ 140,992  $ 132,568


                           LIABILITIES AND SHAREHOLDER'S EQUITY

DEPOSITS:
 Non-interest bearing                                               $  21,729  $  18,202
 Interest bearing                                                     100,321     96,600

            Total deposits                                            122,050    114,802

REPURCHASE AGREEMENTS                                                    -         1,000
OTHER BORROWED MONEY                                                    6,196      5,612
ACCRUED TAXES, INTEREST AND EXPENSES                                    1,066      1,056

            Total liabilities                                         129,312    122,470

SHAREHOLDER'S EQUITY:
 Common stock, $500 par value at December 31, 1994 and 1993,
  2,232 shares issued and outstanding at December 31, 1994 and 1993     1,116      1,116
 Paid-in capital                                                        3,883      3,883
 Unrealized loss on available for sale securities                        (525)      -
 Retained earnings                                                      7,206      5,099

            Total shareholder's equity                                 11,680     10,098

            Total liabilities and shareholder's equity              $ 140,992  $ 132,568



                       PROGRESSIVE BANK AND TRUST COMPANY


                         CONDENSED STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                             (Dollars in Thousands)



                                                                     1994       1993
INTEREST INCOME:
 Interest and fees on loans                                          $  7,858   $  7,691
 Interest on securities-
   U. S. Treasury and agencies                                          2,732      2,969
   State and municipal                                                    762        596
 Interest on other investments                                            637       -
 Interest on deposits with banks                                          125         87

            Total interest income                                      12,114     11,343

INTEREST EXPENSE:
 Interest on deposits                                                   3,931      3,939
 Interest on Federal funds purchased and repurchase agreements             16         24
 Interest on other borrowings                                             335        339

            Total interest expense                                      4,282      4,302

NET INTEREST INCOME                                                     7,832      7,041

PROVISION FOR POSSIBLE LOAN LOSSES                                       (648)       168

NET INTEREST INCOME AFTER PROVISION FOR POSSIBLE LOAN LOSSES            8,480      6,873

OTHER OPERATING INCOME:
 Service charges on deposit accounts                                      931        933
 Net securities gains (losses)                                           (124)        63
 Other income                                                             547        466

            Total other operating income                                1,354      1,462

NON-INTEREST EXPENSE:
 Salaries and benefits                                                  2,582      2,228
 Occupancy expense                                                        620        486
 Data processing fees to an affiliate                                    -           265
 Other operating expenses                                               1,761      1,927

            Total non-interest expense                                  4,963      4,906

INCOME BEFORE INCOME TAXES                                              4,871      3,429

PROVISION FOR INCOME TAXES:
 Current                                                                1,125        977
 Deferred                                                                 300         27
                                                                        1,425      1,004
NET INCOME                                                           $  3,446   $  2,425



PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

     The Louisiana Business Corporation Law ("LBCL") contains two provisions that directly affect the liability of officers and directors of Louisiana corporations to the corporations and shareholders whom they serve. Section 83 permits Louisiana corporations to indemnify officers and directors, as well as certain other individuals who act on behalf of such corporations. Sections 91 and 92 set forth the liability of officers and directors of Louisiana corporations.

     Section 91 of the LBCL provides that officers and directors of Louisiana corporations are fiduciaries with respect to the corporation and its shareholders and requires that they discharge the duties of their positions as such in good faith and with the diligence, care, judgment and skill which ordinarily prudent men would exercise under similar circumstances in like positions.
Section 91 specifically provides that it is not intended to derogate from any indemnification permitted under Section 83, discussed below.

     Section 92 of the LBCL limits the liability of officers and directors with respect to certain matters, as well as imposes personal liability for certain actions, such as the knowing issuance of shares in violation of the LBCL. Paragraph E of
Section 92 permits a director, in the performance of his duties, to be fully protected from liability in relying in good faith on the records of the corporation and upon such information, opinions, reports or statements presented to the corporation, the board of directors, or any committee of the board by any of the corporation's officers or employees, or by any committee of the board of directors, or by any counsel, appraiser, engineer or independent or certified public accountant selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such a selection or by any other person as to matters the directors reasonably believe are within such other person's professional or expert competence and which person is selected with reasonable care by the board of directors or any committee thereof or any officer having the authority to make such selection.

     Section 83 of the LBCL permits a Louisiana corporation to indemnify any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation in one of those capacities for another business. Such persons may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any such action as long as the indemnified party acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to criminal actions or proceedings, the indemnified person must not only have acted in good faith and in a manner believed to be in or not opposed to the best interest of the corporation; he or she must also not have had any reasonable cause to believe that his or her conduct was unlawful.

     The LBCL treats suits by or in the right of the corporation, or derivative suits, differently from other legal actions. Indemnification is not permitted in a derivative action for any expenses if the individual seeking indemnification is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation unless specifically ordered by the court. Otherwise, officers and directors may be indemnified in derivative actions only with respect to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of the action.

     Indemnification of officers and directors may only be made by the corporation if the corporation has specifically authorized indemnification after determining that the applicable standard of conduct has been met. This determination may be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable or a quorum of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

     Indemnification of officers and directors against reasonable expenses is mandatory under Section 83 of the LBCL to the extent the officer or director is successful on the merits or in the defense of any action or suit against him giving rise to a claim of indemnification.

     Louisiana corporations are permitted to advance the costs of defense to officers and directors with respect to claims for which they may be indemnified under Section 83 of the LBCL. In order to advance such costs, however, such procedure must be approved by the board of directors by a majority of a quorum consisting of disinterested directors. In addition, a corporation may only advance defense costs if it has received an undertaking from the officer or director to repay the amounts advanced unless it is ultimately determined that he or she is entitled to be indemnified as otherwise authorized by Section 83.

     Louisiana corporations are also specifically permitted to procure insurance on behalf of officers and directors and former officers and directors for actions taken in their capacities as such. Insurance coverage may be broader than the limits of indemnification under Section 83. Also, the indemnification provided for in Section 83 is not exclusive of any other rights to indemnification, whether arising from contracts or otherwise.

     The Company has adopted an indemnification provision to its articles of incorporation that provides for indemnification of officers and directors under the circumstances permitted by Louisiana law. The Company's indemnification provision requires indemnification, except as prohibited by law, of officers and directors of the Company or any of its wholly-owned subsidiaries against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (including any action by or in the right of the Company) by reason of the fact that the person served as an officer or director of the Company or one of its subsidiaries. Officers and directors may only be indemnified against expenses in cases brought by the officer or director against the Company if the action is a claim for indemnification, the officer or director prevails in the action, or indemnification is included in any settlement or is awarded by the court. The indemnification provision further requires the Company to advance defense costs to officers and directors in such suits and proceedings upon receipt of an undertaking to repay such expenses unless it is ultimately determined that the officer or director is entitled to indemnification as authorized by the Article.

     The Company's Articles of Incorporation further provide that no director or officer of the Company shall be personally liable to the Company or its shareholder for monetary damages for breach of fiduciary duty as an officer or director. This provision is limited to those circumstances in which such a limitation of liability is permitted under applicable law and would not be operative in any circumstances in which the law prohibits such an limitation.

     The Articles of Association of the Bank include indemnification and limitation of liability provisions identical to those adopted by the Company and described above.


Item 21.  Exhibits and Financial Statement Schedules.

EXHIBIT             DESCRIPTION


2         Agreement and Plan of Merger (included as
          Appendix A to the Proxy Statement-Prospectus)


3.1       Exhibit 3.1 to Registrant's Annual Report on
          Form 10-K filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (Articles of Incorporation of the Registrant, as amended to date)

3.2 Exhibit 3.2 to the Registrant's Annual Report on Form 10-K filed with the Commission by the Registrant (Commission File No. 0-7220) is hereby incorporated by reference (By-Laws of the Registrant, as amended to date)

4.1 Pursuant to Item 601(b) (4) (iii) of Regulation S-K, instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries are not being filed as the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish copies of such instruments to the Commission upon request.

 5        Opinion of Patricia C. Meringer, Esq. re:
          legality of shares

 8 Opinion of Ernst & Young, certified public accountants, regarding certain tax matters
          (included as Appendix D to the Proxy
          Statement-Prospectus)

10.13     Exhibit 10.13 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1988, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Deferred
          Compensation Plan for Outside Directors of
          Hibernia Corporation and Its Subsidiaries, as amended to date)

10.14     Exhibit 10.14 to the Annual Report on Form 10-
          K for the fiscal year ended December 31, 1990, filed with the Commission by the Registrant
          (Commission File No. 0-7220) is hereby
          incorporated by reference (Hibernia
          Corporation Executive Life Insurance Plan)

10.16     Exhibit 4.7 to the Registration Statement on
          Form S-8 filed with the Commission by the Registrant (Registration No. 33-26871) is hereby incorporated by reference (Hibernia
          Corporation 1987 Stock Option Plan, as amended to date)

10.28 Exhibit M and N to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference
          (Warrant Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, including the Form of Warrant attached thereto)

10.29 Exhibit L to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1992 Annual Meeting of Shareholders filed with the Commission by the Registrant is hereby incorporated by reference (Registration
          Rights Agreement dated as of May 27, 1992 among the Registrant, The Chase Manhattan Bank
          (National Association) and certain other lenders, as amended to date)

10.34 Exhibit C to the Registrant's definitive proxy statement dated September 27, 1992 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (Long-Term
          Incentive Plan of Hibernia Corporation)

10.35 Exhibit A to the Registrant's definitive proxy statement dated March 23, 1993 relating to its 1993 Annual Meeting of Shareholders filed by the Registrant with the Commission is hereby incorporated by reference (1993 Director Stock
          Option Plan of Hibernia Corporation)

10.36     Exhibit 10.36 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1993 filed with the Commission
          (Commission file number 0-7220) is hereby incorporated by reference (Employment
          Agreement between Stephen A. Hansel and
          Hibernia Corporation)

10.37     Exhibit 10.37 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1994 (Commission File No. 0-7220) is hereby incorporated by reference
          (Employment agreement between J. Herbert
          Boydstun and Hibernia Corporation)

10.38     Exhibit 10. 38 to the Registrant's Annual
          Report on Form 10-K for the fiscal year ended
          December 31, 1994 (Commission File No. 0-7220) is hereby incorporated by reference
          (Employment agreement between E. R. Campbell,
          Jr. and Hibernia Corporation)

22 Exhibit 22 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended
          December 31, 1994 filed with the Commission
          (Commission file No. 0-7220) is hereby
          incorporated by reference (Subsidiaries of the Registrant)

23(a)     Consent of Patricia C. Meringer, Esq.
          (included with Exhibit 5)*

23(c)     Consent of Ernst & Young LLP
          Consent of Arthur Anderson LLP
          Consent of Montgomery Securities, Inc.
          (included with Appendix B to Prospectus)

24        Powers of Attorney


28.23 Exhibit 28.22 to a Current Report on Form 8-K dated January 27, 1995 filed with the Commission is hereby incorporated by reference
          (News release issued by the Registrant)

28.24 Exhibit 28.23 to a Current Report on Form 8-K dated March 2, 1995 filed with the Commission is hereby incorporated by reference (News release issued by the Registrant)

28.25 Exhibit 28.23 to a Current Report on Form 8-K dated March 20, 1995 filed with the Commission is hereby incorporated by reference (News release issued by the Registrant)


- -------



Item 22.  Undertakings.

     The undersigned registrant hereby undertakes:

     (i) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (ii) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information;

     (iii) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to information called for by the other Items of the applicable form;

     (iv) that every prospectus (a) that is filed pursuant to the preceding paragraph, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (v) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (vi) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on April 11, 1995.



                              HIBERNIA CORPORATION



                              By: /s/ RON E. SAMFORD, JR.
                                      Ron E. Samford, Jr.
                                      Controller and Executive
                                      Vice President


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on April 11, 1995.

Signatures                              Title

       *
_____________________________      Chairman of the Board
Robert H. Boh

       *
_____________________________      Chief Executive Officer
Stephen A. Hansel                  and Director

       *
_____________________________      Chief Financial Officer
Robert W. Close

       *
_____________________________      Chief Accounting Officer
Ron E. Samford, Jr.

       *
_____________________________      Director
W. James Amoss, Jr.

       *
_____________________________      Director
J. Terrell Brown

       *
_____________________________      Director
J. Herbert Boydstun

       *
_____________________________      Director
Brooke H. Duncan

       *
_____________________________      Director
Richard W. Freeman

       *
_____________________________      Director
Robert L. Goodwin

       *
_____________________________      Director
Dick H. Hearin

       *
_____________________________      Director
Robert T. Holleman

       *
_____________________________      Director
Hugh J. Kelly

       *
_____________________________      Director
John P. Laborde

       *
_____________________________      Director
Sidney W. Lassen

       *
_____________________________      Director
Donald J. Nalty

       *
_____________________________      Director
Robert T. Ratcliff

       *
_____________________________      Director
H. Duke Shackelford

       *
_____________________________      Director
James H. Stone

       *
_____________________________      Director
Virgnia E. Weinmann

       *
_____________________________      Director
E. L. Williamson

       *
_____________________________      Director
Robert E. Zetzmann




*By: /s/ PATRICIA C. MERINGER
         Patricia C. Meringer
         Attorney-in-Fact



                          EXHIBIT INDEX

Exhibit                                      Sequential Page
                                                  Number


 5        Opinion of Patricia C. Meringer, Esq.


 23(a)    Consent of Patricia C. Meringer, Esq. (included with
          Exhibit 5)

 23(c)    Consent of Ernst & Young
          Consent of Arthur Andersen LLP
          Consent of Montgomery Securities

 24       Powers of Attorney
________

                            EXHIBIT 5



                          April 5, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Ladies and Gentlemen:

     I am Associate Counsel and Secretary of Hibernia Corporation (the "Company") and am delivering this opinion in connection with the registration by the Company of shares of Class A Common Stock (the "Shares") to be issued by the Company in a proposed merger (the "Merger") with Progressive Bancorporation, Inc. ("Progressive") in which the shareholders of Progressive will receive the Shares in exchange for their shares of common stock of Progressive to which registration statement (the "Registration Statement") this opinion is attached. The Shares will be reserved for issuance upon the closing of the Merger. The Shares will be issued to shareholders of Progressive upon consummation of the Merger pursuant to the registration statement after it has been declared effective by the Securities and Exchange Commission.

     In furnishing this opinion, I or attorneys under my supervision have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

     In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

     Based upon and limited by the foregoing, and based upon legal considerations which I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that:

     1. Hibernia Corporation has been duly incorporated and is validly existing and in good standing under the laws of the State of Louisiana.

     2. The Shares have been duly authorized and either are, or, upon issuance thereof pursuant to the terms of the offering thereof, will be, validly issued, fully paid and non-assessable.

     I hereby expressly consent to the inclusion of this Opinion as exhibit to the Registration Statement and to the reference to this Opinion therein.

     This opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose, except as provided for in the preceding paragraph.


                              Very truly yours,


                              /s/ PATRICIA C. MERINGER
                                  Patricia C. Meringer
                                  Associate Counsel
                                    and Secretary



                        EXHIBIT 23 (c)(i)
                  CONSENT OF ERNST & YOUNG LLP

                 Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-4) and related Prospectus of Hibernia Corporation for the registration of 2,500,000 shares of its common stock to be issued pursuant to its proposed merger with Progressive Bancorporation, Inc. and to the incorporation by reference therein of our report dated January 9, 1995, with respect to the consolidated financial statements of Hibernia Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 filed with the Securities and Exchange Commission.


                                  /s/ ERNST & YOUNG LLP
                                      Ernst & Young LLP


New Orleans, Louisiana
March 30, 1995



                        EXHIBIT 23(c)(ii)
                 CONSENT OF ARTHUR ANDERSEN LLP

            CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated February 10, 1995, with respect to the balance sheets of Progressive Bancorporation, Inc. as of December 31, 1994 and 1993, and the related statements of income, shareholders' equity, and cash flows for the three years in the period ended December 31, 1994 and to all references to our Firm included in this registration statement.


                                 /s/ ARTHUR ANDERSEN LLP
                                     Arthur Andersen LLP


New Orleans, Louisiana
April 7, 1995


                       Exhibit 23(c)(iii)

                Consent of Montgomery Securities
                           EXHIBIT 24


April 6, 1995

Progressive Bancorporation, Inc.
One Progressive Square
Houma, LA  70360

Gentlemen:

     This letter will constitute our consent to include our opinion dated December 1, 1994 regarding the sale of Progressive Bancorporation, Inc. (the "Company"), in the Company's proxy statement (the "Proxy Statement") and the summary of our opinion in such Proxy Statement. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of the 1933, as amended (the "Securities Act"), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Proxy Statement within the meaning of the term "expert" as used in the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                     Very truly yours,
                                     MONTGOMERY SECURITIES

                                     By:  /s/ J. RICHARD FERDERICH
                                              J. Richard Ferderich




                       POWERS OF ATTORNEY


                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/W. JAMES AMOSS, JR.
                              W. James Amoss, Jr.
                              Director
                              HIBERNIA CORPORATION



                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ROBERT H. BOH
                              Robert H. Boh
                              Chairman and Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/J. HERBERT BOYDSTUN
                              J. Herbert Boydstun
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/J. TERRELL BROWN
                              J. Terrell Brown
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/E.R. "BO" CAMPBELL
                              E. R. "Bo" Campbell
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/BROOKE H. DUNCAN
                              Brooke H. Duncan
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/RICHARD W. FREEMAN, JR.
                              Richard W. Freeman, Jr.
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ROBERT L. GOODWIN
                              Robert L. Goodwin
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned President, Chief Executive Officer and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/STEPHEN A. HANSEL
                              Stephen A. Hansel
                              President, Chief Executive Officer
                              and Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/DICK H. HEARIN
                              Dick H. Hearin
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ROBERT T. HOLLEMAN
                              Robert T. Holleman
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Vice Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/HUGH J. KELLY
                              Hugh J. Kelly
                              Vice Chairman and Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ELTON R. KING
                              Elton R. King
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/JOHN P. LABORDE
                              John P. Laborde
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/SIDNEY W. LASSEN
                              Sidney W. Lassen
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Vice Chairman and director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/DONALD J. NALTY
                              Donald J. Nalty
                              Vice Chairman and Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ROBERT T. RATCLIFF
                              Robert T. Ratcliff
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/H. DUKE SHACKELFORD
                              H. Duke Shackelford
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/JAMES H. STONE
                              James H. Stone
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/VIRGINIA EASON WEINMANN
                              Virginia Eason Weinmann
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ERNEST L. WILLIAMSON
                              Ernest L. Williamson
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned director of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ROBERT E. ZETZMANN
                              Robert E. Zetzmann
                              Director
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Controller of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/RON E. SAMFORD, JR.
                              Ron E. Samford, Jr.
                              Controller
                              HIBERNIA CORPORATION




                        P0WER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that the undersigned Treasurer and Chief Financial Officer of Hibernia Corporation, a Louisiana corporation (the "Corporation"), does hereby name, constitute and appoint Robert W. Close, Patricia C. Meringer and Ron E. Samford, Jr., and each of them (with full power to each of them to act alone), his true and lawful agents and attorneys-in-fact, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, acknowledge, deliver, and file (a) with the Securities and Exchange Commission (or any other governmental or regulatory authority), a Registration Statement on Form S-4 (or other appropriate form) and any and all amendments (including post-effective amendments) thereto, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, relating to the registration under the Securities Act of 1933 of Common Stock of the Corporation to be issued in the merger between the Corporation and Progressive Bancorporation, Inc. ("Progressive") wherein the Corporation agrees to exchange shares of its common stock for all of the outstanding shares of common stock of Progressive and merge Progressive into the Corporation, authorized by resolutions adopted by the Board of Directors on December 13, 1994, and (b) with the securities agencies or officials of various jurisdictions, all applications, qualifications, registrations or exemptions relating to such offering under the laws of any such jurisdiction, including any amendments thereto or other documents required to be filed with respect thereto or in connection therewith, granting unto said agents and attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as the undersigned might or could do if personally present, and the undersigned hereby ratifies and confirms all that said agents and attorneys-in-fact, or any of them may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, the undersigned has hereunto set his hand on this 24th day of January, 1995.



                              S/ROBERT W. CLOSE
                              Robert W. Close
                              Treasurer and Chief Financial Officer
                              HIBERNIA CORPORATION